                            SOURCE INFORMATICS INC.
                           2394 EAST CAMELBACK ROAD
                            PHOENIX, ARIZONA 85016

                                                         November 14, 1997

Dear Stockholder:

  You are cordially invited to attend the special meeting of stockholders ("Special Meeting") of Source Informatics Inc. ("Source") to be held at The Lotos Club, located at 5 East 66th Street, New York, New York, at 9:30 a.m., local time, on December 15, 1997.

  At this important meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of August 20, 1997 and amended as of November 7, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of National Data Corporation ("NDC") with and into Source. If the proposed Merger is consummated, Source will become a wholly-owned subsidiary of NDC and each outstanding share of Source capital stock will be converted into the right to receive cash and shares of NDC common stock on the basis set forth in the Merger Agreement and described in the enclosed Proxy Statement/Prospectus. Adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the shares of Source common stock entitled to vote at the Special Meeting and (ii) the holders of a majority of the shares of Source preferred stock entitled to vote at the Special Meeting.

  Enclosed are the: (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Source stockholders and contains financial and other information about Source. Please give this information your careful attention.

  The Board of Directors has unanimously approved and adopted the Merger Agreement and consummation of the transactions contemplated therein, and unanimously recommends that you vote FOR adoption of the Merger Agreement.

  We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          Handel E. Evans
                                          Chairman of the Board

                            SOURCE INFORMATICS INC.
                           2394 EAST CAMELBACK ROAD
                            PHOENIX, ARIZONA 85016

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

            TO BE HELD AT THE LOTOS CLUB ON DECEMBER 15, 1997

                                                         November 14, 1997

To the Stockholders of Source Informatics Inc.:

  NOTICE IS HEREBY GIVEN that the special meeting of stockholders ("Special Meeting") of Source Informatics Inc. ("Source") will be held at The Lotos Club, 5 East 66th Street, New York, New York, at 9:30 a.m., local time, on December 15, 1997, for the following purposes:

    1. The Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 20, 1997 and amended as of November 7, 1997 (the "Merger Agreement"), by and among Source, National Data Corporation ("NDC") and Dunkirk, Inc. ("Sub"), pursuant to which, among other matters, Sub will merge with and into Source (the "Merger"), with Source becoming a wholly-owned subsidiary of NDC and each share of Source capital stock being converted into the right to receive cash and shares of common stock of NDC, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Annex A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

    2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on November 3, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the shares of Source common stock entitled to vote at the Special Meeting and (ii) the holders of a majority of the shares of Source preferred stock entitled to vote at the Special Meeting.

  HOLDERS OF SOURCE COMMON STOCK AND SOURCE PREFERRED STOCK ("SOURCE CAPITAL STOCK") WHO GIVE WRITTEN DEMAND FOR APPRAISAL OF THEIR SHARES BEFORE TAKING OF THE VOTE ON THE MERGER AGREEMENT, DO NOT VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT, AND COMPLY WITH THE FURTHER PROVISIONS OF APPLICABLE DELAWARE LAW, WILL BE ENTITLED TO RECEIVE, IF THE MERGER IS CONSUMMATED, THE "FAIR VALUE" (AS DEFINED BY DELAWARE LAW) OF THEIR SOURCE CAPITAL STOCK IN CASH. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL RIGHTS, NOR WILL A FAILURE TO VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. A COPY OF THE APPLICABLE DELAWARE STATUTORY PROVISIONS IS SET FORTH IN ANNEX B TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND A SUMMARY OF SUCH PROVISIONS IS SET FORTH UNDER "THE MERGER--APPRAISAL RIGHTS."

  THE BOARD OF DIRECTORS OF SOURCE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Warren J. Hauser
                                          Secretary

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                                               FILED PURSUANT TO
                                                                  RULE 424(b)(3)
                                                              FILE NO: 333-35995


                                PROXY STATEMENT

                            SOURCE INFORMATICS INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)


                                   PROSPECTUS

                           NATIONAL DATA CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $.125 PER SHARE)

  This Proxy Statement/Prospectus is being furnished to holders of common stock, $.01 par value ("Source Common Stock"), and the holders of Series A Convertible Preferred Stock, $1.00 par value ("Source Preferred Stock"), of Source Informatics Inc., a Delaware corporation ("Source"), in connection with the solicitation of proxies by the Source Board of Directors for use at the special meeting of stockholders to be held at 9:30 a.m., local time, on December 15, 1997, at The Lotos Club, located at 5 East 66th Street, New York, New York, and any adjournments or postponements thereof (the "Special Meeting").

  The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt an Agreement and Plan of Merger, dated as of August 20, 1997 as amended as of November 7, 1997 (the "Merger Agreement") by and among Source, National Data Corporation ("NDC") and Dunkirk, Inc. ("Sub"), which provides for, among other things, the merger of Sub with and into Source (the "Merger") with Source becoming a wholly-owned subsidiary of NDC. See "Summary," "The Merger" and Annex A to this Proxy Statement/Prospectus.

  Upon consummation of the Merger, each outstanding share of Source Common Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares held by stockholders who perfect their statutory dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive: (x) the amount, if any, equal to the quotient of (A) $31,750,000 less the Preferred Stock Merger Consideration (hereinafter defined), and less Source's expenses directly associated with this transaction (the "Transaction Expenses"), and (B) the total number of shares of Source Common Stock outstanding at the Closing Date (hereinafter defined), (y) that fraction of a share (the "Common Base Exchange Ratio") of the common stock, $.125 par value of NDC (the "NDC Common Stock") equal to 1,099,716 shares (the "Payment Shares") divided by the total number of shares of Source Common Stock outstanding at the Closing Date; provided, however, that the Payment Shares shall first be reduced by that number of shares of NDC Common Stock payable to the holders of options and warrants to purchase Source Common Stock in consideration of the cancellation of any such outstanding options and warrants; and (z) that fraction of a share of NDC Common Stock equal to 455,840 shares (the "Stock Escrow") divided by the total number of shares of Source Common Stock outstanding at the Closing Date, subject to the provisions of the Merger Agreement relating to the working capital adjustment and indemnification and subject to the provisions of the Escrow Agreement (hereinafter defined). Based on a market price of NDC Common Stock of $43.875 and an estimate of the Transaction Expenses as of the date hereof, each outstanding share of Source Common Stock would receive approximately .25 of a share of NDC Common Stock.

  Upon consummation of the Merger each outstanding share of Source Preferred Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares held by stockholders who perfect their statutory dissenters' rights) shall cease to be outstanding and shall be converted and exchanged for the right to receive an amount equal to $11.33 (the "Preferred Stock Merger Consideration"), subject to adjustment to equal the amount such holder of Source Preferred Stock would otherwise receive if such holder were redeemed on the Closing Date pursuant to the terms of the Source Preferred Stock designation (the "Designation").

  Pursuant to the NDC Rights Agreement (hereinafter defined), each share of NDC Common Stock issued in connection with the Merger upon conversion of Source Common Stock shall be accompanied by an NDC Right. See "Certain Differences in the Rights of NDC And Source Stockholders."

  This Proxy Statement/Prospectus also constitutes a Prospectus of NDC relating to the 1,555,556 shares of NDC Common Stock issuable to Source stockholders in the Merger.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN NDC COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 24.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Proxy Statement/Prospectus is November 14, 1997, and it is first being mailed or otherwise delivered to Source stockholders on or about November 14, 1997.

                             AVAILABLE INFORMATION

  NDC is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by NDC with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning NDC may be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

  This Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), which has been filed by NDC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to NDC and the securities to which this Proxy Statement/Prospectus relates. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM: NATIONAL DATA CORPORATION, NATIONAL DATA PLAZA, ATLANTA, GEORGIA 30329-2010, ATTN: CORPORATE SECRETARY, (404) 728-2855. SOURCE INFORMATICS INC. IS NOT SUBJECT TO THE REPORTING AND INFORMATIONAL REQUIREMENTS OF THE EXCHANGE ACT AND NO SOURCE DOCUMENTS HAVE BEEN INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

  All information contained herein with respect to NDC and its subsidiaries has been supplied by NDC. All information with respect to Source and its subsidiaries has been supplied by Source including, but not limited to, "The Merger--Background of the Merger," "The Merger--Reasons for the Merger," "The Merger--Interests of Certain Persons in the Merger" and "Source Informatics Inc."

  No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by NDC or Source. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of NDC, Source, or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Proxy Statement/Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by NDC with the Commission (NDC File No. 001-12392) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

  NDC documents:

    (i) NDC's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, as amended;

    (ii) NDC's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997, as amended;

    (iii) The description of NDC Common Stock contained in NDC's Registration Statement on Form 8-A as filed with the Commission on October 5, 1993; and

    (iv) The description of NDC Series A Junior Participating Preferred Stock contained in NDC's Registration Statement on Form 8-A as filed with the Commission on January 22, 1991, as amended on October 5, 1993.

  All documents filed by NDC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

  Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any amendment or supplement hereto. The information contained in this Proxy Statement/Prospectus should be read in conjunction with the foregoing materials.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   3
SUMMARY...................................................................   6
  Parties to the Merger...................................................   6
  Special Meeting; Record Date............................................   7
  The Merger..............................................................   8
  Market Prices and Dividends.............................................  19
  Comparison of Certain Unaudited Per Share Data..........................  20
  Recent Developments.....................................................  20
  Selected Financial Data.................................................  21
SELECTED FINANCIAL DATA OF NDC (HISTORICAL)...............................  21
SELECTED FINANCIAL DATA OF SOURCE (HISTORICAL)............................  22
SELECTED PRO FORMA COMBINED FINANCIAL DATA OF NDC, SOURCE AND PMSI
 DATABASE.................................................................  23
RISK FACTORS..............................................................  24
GENERAL INFORMATION.......................................................  27
  Special Meeting.........................................................  26
  Record Date.............................................................  26
  Votes Required..........................................................  26
  Recommendation of Source's Board of Directors...........................  28
THE MERGER................................................................  28
  General.................................................................  28
  Background of the Merger................................................  28
  Reasons for the Merger..................................................  30
  Exchange Ratios.........................................................  31
  Common Exchange Ratio Adjustment........................................  31
  Working Capital Adjustment..............................................  32
  Indemnification.........................................................  33
  Escrow Agreement........................................................  34
  The Stockholder Representative..........................................  35
  Fractional Shares.......................................................  35
  Termination of Stock Options............................................  35
  Effective Time and Closing Date.........................................  35
  Distribution of NDC Certificates........................................  36
  Certain Federal Income Tax Consequences.................................  37
  Management and Operations After the Merger..............................  38
  Interests of Certain Persons in the Merger..............................  38
  Conditions to Consummation..............................................  40
  Regulatory Approvals....................................................  41
  Amendment, Waiver and Termination.......................................  42
  Conduct of Business Pending the Merger..................................  43
  Expenses and Fees.......................................................  44
  Accounting Treatment....................................................  44
  Voting Agreement........................................................  44
  Appraisal Rights........................................................  45
  Resales of NDC Common Stock.............................................  47
SOURCE INFORMATICS INC....................................................  48
  Business................................................................  48
  Selected Financial Information..........................................  48
  Management's Discussion and Analysis of Financial Condition and Results
   of Operation...........................................................  49

                                                                           PAGE
                                                                           ----
  Security Ownership of Directors, Executive Officers and Principal
   Securityholders of Source..............................................  51
CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND SOURCE STOCKHOLDERS..........  53
  Authorized Capital Stock................................................  53
  Directors and Classes of Directors......................................  56
  Stockholder Meetings....................................................  56
  Anti-Takeover Provisions................................................  57
  Stockholder Rights Plan.................................................  57
EXPERTS...................................................................  58
LEGAL MATTERS.............................................................  58

ANNEXES:
  ANNEX A--Agreement and Plan of Merger, dated as of August 20, 1997, by and among NDC, Sub and Source
  ANNEX B--Certain Provisions of Delaware Law
  ANNEX C--Form of Escrow Agreement
  ANNEX D--Financial Statements of Source Informatics Inc.
  ANNEX E--Pro Forma Financial Information

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. The Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Annexes. As used in this Proxy Statement/Prospectus, the terms "NDC" and "Source" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries, except that "Source" shall, except where noted, refer to such corporation and its subsidiaries after giving effect to the Divestiture (hereinafter defined).

PARTIES TO THE MERGER

  NDC. NDC is a Delaware corporation that was incorporated in 1967. NDC is a leading provider of high-volume information services and application systems to the health care and payment systems markets. NDC serves a diverse customer base comprised of almost 120,000 health care providers, 3,500 health care plans, more than 750,000 merchant locations, 35,000 corporations and 400 banking institutions, as well as federal and state government agencies. NDC markets its services directly to merchants and health care providers and indirectly through business alliances with a wide range of banks, insurance companies and distributors.

  NDC is one of the largest independent providers of health care information services and integrated payment systems and services in the United States, processing transactions at an annualized rate of approximately 3 billion at the end of fiscal 1997. NDC provides electronic claims processing and adjudication services, practice management systems, electronic data interchange ("EDI") services, billing services, business office management services and clinical data base information for pharmacies, dentists, physicians, hospitals, health maintenance organizations, managed care companies, clinics and nursing homes, as well as other health care providers. Management believes that NDC is the largest independent processor of real-time health care transactions in the country, and that it is well positioned to capitalize on the growing demand for cost containment and improved patient care in the health care industry. By the end of fiscal 1997, approximately 41% of NDC's total revenue was derived from NDC's health care systems and services, which represent the fastest growing portion of NDC's business.

  NDC's Global Payment Systems LLC subsidiary ("Global Payment Systems" or "Global") offers such services as authorization, equipment deployment, customer support, back office processing, merchant accounting and card issuing services on an outsourcing basis for banks and other participants in the payment systems industry. Global also offers information reporting and EDI services, cash management systems and services and electronic tax filing and payment services to government and corporate customers. In recent years, NDC has expanded the range of payment instruments services offered and distribution channels. NDC recently introduced a purchase card processing program that provides electronic payment capabilities for business-to-business purchasing transactions. Approximately 29% of NDC's total revenue for fiscal 1997 was derived from Global.

  The Integrated Payment Systems business unit provides a broad range of payment acceptance services primarily in partnership with banks. Under its Bank Alliance Program, as well as through other distribution channels, it adds sales, marketing and risk management services to the range of services provided by Global Payment Systems. NDC's Integrated Payment Systems unit accounted for approximately 30% of NDC's total revenue for fiscal 1997.

  For the year ended May 31, 1997, NDC reported total revenues of $433.9 million, and net income of $38.8 million. As of May 31, 1997, NDC had total consolidated assets of $521.7 million and consolidated stockholders' equity of $277.5 million.

  NDC's principal executive offices are located at National Data Plaza, Atlanta, Georgia 30329-2010, and its telephone number is (404) 728-2000. For additional information regarding NDC and its business, see "Available Information," "Incorporation of Certain Information by Reference" and "-- Selected Financial Data."

  Source. Source is a leading provider of proprietary health care information, technology and consulting services, primarily to the pharmaceutical and retail pharmacy markets. Source's services enable clients to better understand individual prescriber, payer, consumer, pharmaceutical manufacturer, pharmacy benefit manager and retail pharmacy behavior in order to compete more effectively in the market place. Source typically enters into significant, long-term relationships with its clients, providing integrated services to executives in the sales, marketing, market research and information technology areas of these organizations.

  Source provides a broad array of information, data mining and integrated marketing decision-making tools. The Source database is a repository of intelligence on managed care organizations, prescribers, retailers, prescriptions and non-personalized patient data. The principal database (the "Alpha Database") contains information on 1.6 billion prescriptions dispensed by retail and mail order pharmacies over the previous 12 months. Over 90% of the prescriptions in the Alpha Database are matched to over 1,000,000 prescribers, linking them at the individual script level. Source jointly exploits its databases in an operating venture with Pharmaceutical Marketing Services Inc. ("PMSI"). Simultaneously with the consummation of the Merger, NDC will acquire all of PMSI's interest in such operating venture ("Source US") through the acquisition of PMSI Database to which PMSI contributed all of its interest in Source US. See "The Merger--General."

  Source provides critical competitive intelligence for client companies' sales representatives, linking the dispensed prescriptions back to the prescribers in their territory. Source also provides sales force managers with direct and comparative benchmarks to measure sales force performance and determine compensation at the individual territory level. Source's services enable client companies to target prescribers by their overall prescribing habits or by the mode of payment for prescriptions they write. Clients can identify the highest potential prescribers and their specific characteristics, and access market intelligence on the prescriber's practice. Other services match prescriptions to more than 850 health care payment plans, profiling the individual managed care plans and providing insight into their strategies. Source has recently launched new database services to enable pharmaceutical company clients to measure market share activity at the individual pharmacy level.

  For the year ended June 30, 1997 Source generated total revenues of $59.9 million and net income of $6.5 million. Source has 400 employees. Source's principal executive offices are located at 2394 East Camelback Road, Phoenix, Arizona, 85016 and its telephone number is (602) 381-9500. For additional information regarding Source and its business, see "Source Informatics Inc." and "--Selected Financial Data."

  As a condition to the consummation of the Merger, prior to the Effective Time, Source shall, pursuant to that certain Securities Transfer Agreement between PMSI and Source (the "Source Divestiture Agreement"), complete the divestiture (the "Divestiture") of (i) its business operated in Europe as of August 20, 1997 ("Source Europe"), (ii) all of the shares of PMSI held by Source or any subsidiary of Source, and (iii) all of the stock of those subsidiaries conducting the European business. See "--Divestiture of Source Europe."

SPECIAL MEETING; RECORD DATE

  The Special Meeting will be held at 9:30 a.m., local time on December 15, 1997, at The Lotos Club, 5 East 66th Street, New York, New York. At the Special Meeting, Source's stockholders will consider and vote upon adoption of the Merger Agreement and the consummation of the transactions contemplated therein, and transact such other business as may properly come before the Special Meeting. Source's Board of Directors has fixed the close of business on November 3, 1997, as the record date for determining the Source stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 5,800,193 shares of Source Common Stock and 1,041,667 shares of Source Preferred Stock issued and outstanding and entitled to be voted at the Special Meeting. For additional information with respect to the Special Meeting, including the Record Date and votes required for adoption, see "General Information."

THE MERGER

  General. The Merger Agreement provides that Sub shall merge with and into Source, which shall be the surviving corporation of the Merger and, as a result thereof, become a wholly-owned subsidiary of NDC. At the time the Merger becomes effective, (x) each outstanding share of Source Common Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive cash and shares of NDC Common Stock, and (y) each outstanding share of Source Preferred Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares as to which dissenter's rights are perfected) shall be converted into the right to receive cash. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of the Source Common Stock shall be accompanied by an NDC Right (hereinafter defined). If the Merger Agreement is adopted at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus. See "The Merger."

  Simultaneously with and as a condition to the consummation of the Merger, NDC will consummate the acquisition (the "Stock Purchase") of all of the outstanding shares of common stock of PMSI Database Holdings, Inc. ("PMSI Database") pursuant to that certain Stock Purchase Agreement, dated as of August 20, 1997 (the "Stock Purchase Agreement"), by and among PMSI, PMSI Database and NDC. If the Stock Purchase Agreement is adopted by the stockholders of PMSI at a special meeting called therefor, all required governmental and other consents and approvals obtained, and all of the other conditions to the obligations of the parties to consummate the Stock Purchase are either satisfied or waived (as permitted), the transactions contemplated by the Stock Purchase Agreement will be consummated.

  Exchange Ratios. The Merger Agreement provides that upon consummation of the
Merger:

  (a) Subject to a working capital adjustment (discussed below), each outstanding share of Source Common Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares of Source Common Stock as to which dissenters' rights are perfected) issued and outstanding immediately prior to the Effective Time (hereinafter defined) shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following:

    (i) the amount (the "Common Cash Amount"), if any, equal to the quotient of (A) $31,750,000 (the "Aggregate Cash Amount") less the Preferred Stock Merger Consideration (hereinafter defined), and less Source's expenses directly associated with this transaction (the "Transaction Expenses"), and
  (B) the total number of shares of Source Common Stock outstanding as of the Closing Date;

    (ii) that fraction of a share of NDC Common Stock equal to the quotient of (A) 1,099,716 shares (the "Payment Shares") less the Option Shares (hereinafter defined), and (B) the total number of shares of Source Common Stock outstanding as of the Closing Date (the "Common Base Exchange Ratio"); provided, however, if the sum of the Preferred Stock Merger Consideration (hereinafter defined) and the Transaction Expenses exceeds the Aggregate Cash Amount (the "Excess Expense"), then the Payment

  Shares will be reduced by that number of shares of NDC Common Stock equal to the Excess Expense divided by the average of the daily closing sale prices of NDC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NDC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the last such day (the "Average Closing Price"), as of the Closing Date; and

    (iii) that fraction of a share of NDC Common Stock equal to the quotient of 455,840 shares (the "Stock Escrow") divided by the total number of shares of Source Common Stock outstanding as of the Closing Date (the "Common Escrow Exchange Ratio"). The Stock Escrow will be utilized for working capital adjustments and for indemnification claims by NDC, all pursuant to the terms of the Merger Agreement and an escrow agreement (the "Escrow Agreement") by and among NDC, the representative of the holders of Source Common Stock (the "Stockholder Representative") and an escrow agent.

  At the Closing Date, Source shall prepare and deliver to NDC a schedule indicating the expenses incurred but unpaid as of the Closing Date which are directly associated with the transactions contemplated by the Merger Agreement, including, without limitation, all expenses incurred in connection with Source's termination of certain employment agreements and an executive pension plan (in the aggregate such expenses hereinafter the "Transaction Expenses"). In addition, also at the Closing Date, Source shall have secured the cancellation of all outstanding options and warrants to purchase shares of Source Common Stock and shall provide to NDC a schedule of the number of shares of NDC Common Stock (the "Option Shares") payable to the holders of such options and warrants in consideration of such cancellation. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of Source Common Stock shall be accompanied by an NDC Right.

  Based on a market price of NDC Common Stock of $43.875 and an estimate of the Transaction Expenses as of the date hereof, each outstanding share of Source Common Stock would receive approximately .25 of a share of NDC Common Stock. These amounts may change, however, at the Closing Date since the Transaction Expenses and the Option Shares will be determined on or immediately prior to the Closing Date. In addition, the Preferred Stock Merger Consideration is subject to adjustment in certain circumstances, on or prior to the Closing Date. See "Certain Differences in the Rights of NDC and Source Stockholders."

  (b) Each share of Source Preferred Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares of Source Preferred Stock as to which dissenters' rights are perfected) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted and exchanged for the right to receive an amount equal to $11.33, subject to adjustment to equal that amount that a holder of Source Preferred Stock would otherwise be entitled to receive for each share of Source Preferred Stock if the Source Preferred Stock were redeemed on the Closing Date pursuant to the Designation (such aggregate amount, as adjusted, the "Preferred Stock Merger Consideration").

  The amount of cash and shares of NDC Common Stock to be paid to the holders of Source Common Stock was determined based on a per share value for the NDC Common Stock of $43.875, the market price for the NDC Common Stock at the time NDC, Source and PMSI commenced negotiations. See "The Merger--Background of the Merger."

  Common Exchange Ratio Adjustment. If, at the close of trading on the tenth trading day immediately preceding the Closing Date (the "Determination Date"), the Average Closing Price shall be greater than $50.50 (the "Upper Threshold Price"), the "Common Exchange Ratios" (defined to include the Common Base Exchange Ratio and the Common Escrow Exchange Ratio) shall each be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Upper

Threshold Price by the Average Closing Price at the Determination Date. If the Average Closing Price on the Determination Date shall be less than $37.25 (the "Lower Threshold Price"), Source shall have the right to refuse to consummate the Merger provided that Source shall have given written notice of such refusal to NDC not later than two trading days following the Determination Date. During the five-day period commencing with its receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Common Exchange Ratios to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Lower Threshold Price by the Average Closing Price at the Determination Date. If NDC makes the election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Source of such election and the revised Common Exchange Ratios, whereupon the Merger Agreement shall remain in effect in accordance with its terms (except that the Common Exchange Ratios shall have been so modified). If the Lower Threshold Price is not reached, the Board of Directors of Source will take such action as is required by law and its fiduciary obligations, including, if appropriate, obtaining the consent of the Source stockholders to proceed with the Merger.

  Working Capital Adjustment. The Stock Escrow shall be adjusted in the manner described below:

   Preliminary Balance Sheet. Source will cause to be prepared and delivered to NDC a balance sheet for Source as of the most recent month ending more than ten days prior to the Closing Date (the "Preliminary Balance Sheet") and a certificate based on such Preliminary Balance Sheet setting forth Source's calculation of Working Capital, Current Assets and Current Liabilities (hereinafter defined) as of such date ("Estimated Working Capital," "Estimated Current Assets" and "Estimated Current Liabilities," respectively). The Preliminary Balance Sheet shall include and fairly present the consolidated financial position of Source and its subsidiaries as of the close of business on the date of the Preliminary Balance Sheet in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with those used in the preparation of the consolidated balance sheet of Source and its subsidiaries at March 31, 1997 (the "Source Balance Sheet"). As used herein, "Working Capital" shall mean the amount equal to Current Assets less Current Liabilities; "Current Assets" shall mean the amount equal to the sum of cash, accounts receivable (net of any reserves), inventories, prepaid expenses, work-in-process, and any other current assets recognized by GAAP; and "Current Liabilities" shall mean the amount equal to the sum of accounts payable, accrued current liabilities of Source (other than the current portion of capitalized lease obligations), accrued sales commissions (but only as to revenues realized and included in the Source statements of income prior to such date), accrued bonuses (the amount equal to that percentage of budgeted annual bonuses for Source's fiscal year 1998 equal to the ratio of the earnings of Source through the date of calculation to budgeted earnings for the full fiscal year), accrued vacation pay, current portion of long-term indebtedness, pre-billed revenues and any other current liabilities recognized by GAAP, but excluding all Transaction Expenses.

  NDC shall have five business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities to review such statement and calculations and following such review such statements and calculations shall be final and binding.

  If Estimated Current Assets are less than the product of (i) 0.9416 times
(ii) Estimated Current Liabilities (such amount, the "Estimated Working Capital Adjustment") as of the date of the Preliminary Balance Sheet, the Stock Escrow payable by NDC shall be decreased by the number of shares of NDC Common Stock equal to the Estimated Working Capital Adjustment divided by the Average Closing Price as of the Closing Date; provided, however, in the event this reduction of the Stock Escrow exceeds 113,960 shares, the Payment Shares shall then be decreased similarly in an amount equal to such excess.

   Closing Balance Sheet. As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to the Stockholder Representative a balance sheet for Source as of the Closing Date (the "Closing Balance Sheet") setting forth NDC's calculation of Working Capital, Current Assets and Current Liabilities, each as of the Closing Date ("Closing Working Capital," "Closing Current

Assets" and "Closing Current Liabilities," respectively). The Closing Balance Sheet shall include and fairly present the consolidated financial position of Source and its subsidiaries as of the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with those used in the preparation of the Source Balance Sheet.

  The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities shall be deemed final upon the earliest of (i) the date on which NDC and the Stockholder Representative jointly agree that such documents are final, (ii) the 30th day after delivery of such documents, if the Stockholder Representative has not delivered a notice to expressing disagreement with such calculations and setting forth its calculation of such amount(s), and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved.

  If the Stockholder Representative shall deliver a notice of disagreement, the Stockholder Representative and NDC, during the 30 days following such delivery, shall use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, the Stockholder Representative and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and the Stockholder Representative), promptly to review the Merger Agreement and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts) and such accountants shall then deliver a report to NDC and the Stockholder Representative setting forth their calculations which shall be final and binding.

  "Final Current Assets" and "Final Current Liabilities" mean (i) NDC's calculation of Closing Current Assets and Closing Current Liabilities, if no notice of disagreement with respect thereto is duly delivered by Source; or
(ii) if such a notice of disagreement is delivered, (a) as agreed by NDC and Source or (b) in the absence of such agreement, as shown in the independent accountant's calculation.

  If Final Current Assets are less than the product of 0.9416 and Final Current Liabilities, as defined below (the amount of such shortfall referred to as, the "Final Working Capital Deficit"), the holders of Source Common Stock (the "Stockholders") shall pay to NDC the amount of the Final Working Capital Deficit out of the Stock Escrow in the manner provided in the Escrow Agreement. If Final Current Assets are greater than the product of 0.9416 and Final Current Liabilities (the amount of such surplus referred to as, the "Final Working Capital Surplus"), NDC shall pay to the escrow agent, to be held in accordance with the Escrow Agreement, that number of shares of NDC Common Stock equal to the quotient of the Final Working Capital Surplus divided by the Average Closing Price as of the date Final Working Capital was determined.

  Allocation with PMSI. NDC, Source and PMSI have agreed to the following adjustment in order to properly allocate the working capital adjustment based on their respective Closing Balance Sheets. For purposes of such allocation, "Total Current Assets" shall mean the sum of Final Current Assets and "Final Current Assets" calculated pursuant to the Stock Purchase Agreement; "Total Current Liabilities" shall mean the sum of Final Current Liabilities and "Final Current Liabilities" calculated pursuant to the Stock Purchase Agreement; "Current Asset Allocation Amount" shall mean the product of (1) Final Current Assets divided by Total Combined Assets, and (2) the Total Working Capital Deficit or Total Working Capital Surplus, as the case may be; and "Total Combined Assets" shall mean the sum of Final Current Assets and "Final Current Assets" calculated under the Stock Purchase Agreement.

  If Total Current Assets are less than the product of (i) 0.9975 times (ii) Total Current Liabilities (the "Total Working Capital Deficit"), then the Stockholders shall pay to NDC the Current Asset Allocation Amount out of the Stock Escrow in the manner provided in the Escrow Agreement. If Total Current Assets are greater than the product of (i) 0.9975 times (ii) Total Current Liabilities (the "Total Working Capital Surplus"), then NDC shall pay to the Stockholders pursuant to the instructions of the Stockholder Representative that number of shares of

NDC Common Stock equal to the quotient of the Current Asset Allocation Amount and the Average Closing Price as of the date Final Working Capital was determined.

  For purposes of any adjustments based on the Closing Balance Sheet, the parties shall take into account any adjustment made at closing pursuant to the Preliminary Balance Sheet.

  Indemnification. Pursuant to the Merger Agreement, the Stockholders jointly and severally agree to indemnify, defend, and hold harmless NDC, Source, and their respective officers, directors, controlling persons, affiliates and representatives, and each of them (the "Indemnitees"), from, against, for and in respect of any and all losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

    (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Stockholder or Source contained in or made pursuant to the Merger Agreement or in any certificate, schedule, or exhibit furnished by the Stockholders or Source in connection therewith;

    (b) a breach of or failure to perform any covenant or agreement of the Stockholders or Source made in the Merger Agreement;

    (c) any and all taxes arising out of or associated with the Divestiture;

    (d) any and all taxes arising out of or associated with certain sales by Source; or

    (e) any and all losses relating to certain litigation ongoing as of the date of the Merger Agreement.

  The Stockholders will have no liability to the Indemnitees under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by the Stockholders or Source contained in the Merger Agreement unless written notice asserting an indemnification claim based thereon is given to the Stockholder Representative prior to August 31, 1999.

  The Stockholders shall have no liability with respect to the matters described above until the total of all losses with respect thereto exceeds $200,000 in which event the Stockholders shall be obligated to indemnify the Indemnitees for all such losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be included in determining whether the $200,000 threshold has been reached. In no event shall the aggregate liability of the Stockholders exceed the lesser of (i) the aggregate value of the Indemnification Escrow Amount (hereinafter defined), and
(ii) $20,000,000.

  All disputes arising under the indemnification provisions of the Merger Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

  Escrow Agreement. Pursuant to the terms of the Merger Agreement, the Stock Escrow (455,840 shares of NDC Common Stock decreased by the adjustment, if any, based on the Preliminary Balance Sheet discussed above), will be distributed to and will be held by the escrow agent pursuant to the terms of the Escrow Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex C.

   Working Capital Escrow. A total of 113,960 of the Stock Escrow shares, less any shares paid to NDC as the result of an adjustment based on the Preliminary Balance Sheet, are reserved to cover an adjustment, if any, based on the Closing Balance Sheet (the "Working Capital Escrow Amount"). The Stockholder Representative, or the Stockholders with respect to their individual percentage interest, may direct the escrow agent to sell, from time to time, any or all of the shares of NDC Common Stock in the Working Capital Escrow Amount at such prices as are commercially reasonable at the time of sale. Any and all cash proceeds from the sale of such shares shall remain in escrow as part of the Working Capital Escrow Amount, except that at the end of each calendar month, if the aggregate value of the Working Capital Escrow Amount exceeds 133% of the aggregate value of the Stock Escrow as of the Closing Date, the Escrow Agent shall distribute to the Stockholders that amount in cash or shares of NDC Common Stock equal to their respective percentage interest in such surplus.

  If, prior to the ninetieth day after the Effective Time (the "Distribution Date" with respect to the Working Capital Escrow Amount), NDC shall be entitled to an adjustment based on the Closing Balance Sheet, the escrow agent shall distribute to NDC from the Working Capital Escrow Amount an amount in cash, in immediately available funds, equal to such adjustment claim, and, if the Working Capital Escrow Amount does not contain any cash, or contains an amount of cash insufficient to satisfy the claim, then the escrow agent shall distribute to NDC from the Working Capital Escrow Amount that number of shares of NDC Common Stock equal to the quotient (rounded to the next highest whole number) obtained by dividing the amount of the claim not paid in cash by the Average Closing Price as of the date Final Working Capital was determined.

  If the adjustment based on the Closing Balance Sheet is pending as of the Distribution Date with respect to the Working Capital Escrow Amount, the escrow agent shall retain an amount equal to the disputed claim amount and promptly deliver to the Stockholders a distribution of cash, if any, in immediately available funds, and shares of NDC Common Stock from the Working Capital Escrow Amount equal to any remaining amounts in the Working Capital Escrow Amount. The disputed amount shall be paid to NDC or the Stockholders, as the case may be, upon the final resolution as agreed by NDC and the Stockholder Representative in writing of the amount of the adjustment claim.

   Indemnification Escrow. A total of 341,880 of the Stock Escrow shares are reserved to cover claims by NDC based on the indemnification provisions of the Merger Agreement (the "Indemnification Escrow Amount"). The Stockholder Representative, or the Stockholders with respect to their individual percentage interest, may direct the escrow agent to sell, from time to time, any or all of the shares of NDC Common Stock in the Indemnification Escrow Amount at such prices as are commercially reasonable at the time of sale. Any and all cash proceeds from the sale of such shares shall remain in escrow as part of the Indemnification Escrow Amount, except that at the end of each calendar month, if the aggregate value of the Indemnification Escrow Amount exceeds $20,000,000, the escrow agent shall distribute to the Stockholders that amount in cash or shares of NDC Common Stock equal to their respective percentage interest in such surplus.

  If, prior to August 31, 1999 (the "Distribution Date" with respect to the Indemnification Escrow Amount) NDC shall be entitled to a payment based on an indemnification claim, the escrow agent shall distribute to NDC from the Indemnification Escrow Amount an amount in cash, in immediately available funds, equal to such claim, and, if the Indemnification Escrow Amount does not contain any cash, or contains an amount of cash insufficient to satisfy the claim, then the escrow agent shall distribute to NDC from the Indemnification Escrow Amount that number of shares of NDC Common Stock equal to the quotient (rounded to the next highest whole number) obtained by dividing the amount of the claim not paid in cash by the Average Closing Price as of the date the notice of claim was received by the escrow agent.

  If an indemnification claim is pending as of the Distribution Date with respect to the Indemnification Escrow Amount, the escrow agent shall retain an amount equal to the disputed claim amount and promptly deliver to the Stockholders a distribution of cash, if any, in immediately available funds, and shares of NDC Common Stock from the Indemnification Escrow Amount, equal to any remaining amounts in the Indemnification Escrow Amount. The disputed amount shall be paid to NDC or the Stockholders, as the case may be, upon the final resolution as agreed by NDC and the Stockholder Representative in writing of the amount of the outstanding claim.

   General. Any and all cash dividends or other cash income with respect to the Stock Escrow shall be paid into and remain in escrow and shall be available for purposes of adjustments or distributions. Each Stockholder shall have the right to direct the escrow agent in writing as to the exercise of voting rights with respect to shares in the Stock Escrow held by the escrow agent on behalf of such Stockholder, and the escrow agent shall comply with any such directions if received in a timely manner. In the absence of such directions, the escrow agent shall not vote any such shares in the Stock Escrow. The escrow agent shall invest the cash amount, if any, included in the Working Capital and Indemnification Escrow Amounts as directed by the Stockholder Representative or the Stockholders, provided that should the Stockholder Representative or the Stockholders fail to so direct the escrow agent, NDC shall be authorized to so direct the escrow agent, and, provided further that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill Inc. ("S&P"), and (iv) certificates of deposit issued by a commercial bank (which may be the escrow agent or any affiliate of the escrow agent) whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of 90 days, or a money market fund that invests exclusively in said investments.

  The Stockholder Representative. The Stockholder Representative shall mean a committee comprised of Messrs. Dennis Turner, Handel Evans and Patrick Welsh. Mr. Turner is the Chief Executive Officer and a director of Source. Mr. Evans is the Chairman of the Board of Directors of Source. Mr. Welsh is a director of Source and a general partner of the respective sole general partners of several affiliated private investment funds, including Welsh, Carson, Anderson & Stowe V, L.P. and Welsh, Carson, Anderson & Stowe IV, L.P., that are stockholders of Source. The Stockholder Representative shall have the responsibility and authority to enforce any adjustment based on the Closing Balance Sheet, the indemnification provisions of the Merger Agreement, and the terms and conditions of the Escrow Agreement, all on behalf of the Stockholders.

  Votes Required. Adoption of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of Source Common Stock and Source Preferred Stock entitled to vote at the Special Meeting, voting as a single class, and of the holders of a majority of the outstanding shares of Source Preferred Stock entitled to vote at the Special Meeting. As of the Record Date, Source's directors and executive officers, and their affiliates, held approximately 74.9% of the outstanding shares of Source Common Stock entitled to vote at the Special Meeting and 50% of the outstanding shares of Source Preferred Stock entitled to vote at the Special Meeting. Pursuant to the Voting Agreement (hereinafter defined), the holders of approximately 98% of the outstanding shares of Source Preferred Stock have agreed to vote all of their shares of Source Preferred Stock in favor of adoption of the Merger Agreement. See "General Information--Voting Agreement." As of the Record Date, NDC, its directors and executive officers, and their affiliates, held no shares of Source Common Stock or Source Preferred Stock.

  Recommendation of the Source Board of Directors. The Board of Directors of Source believes that the Merger is in the best interests of Source and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. The Source Board of Directors unanimously recommends that the stockholders vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, Source's Board of Directors considered a number of factors, including the terms of the Merger, the compatibility of the operations of Source and NDC, and the financial condition, results of operations, and future prospects of Source and NDC. See "The Merger--Reasons for the Merger."

  Effective Time and Closing Date. If the Merger is adopted by the requisite votes of the Source stockholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger, becomes effective with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming satisfaction of all conditions to consummation, the Merger is expected to become effective during the fourth quarter of calendar 1997. NDC and Source each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by January 31, 1998. The closing of the Merger shall take place on the date the Effective Time occurs or such other date as the parties shall agree (the "Closing Date") which NDC and Source anticipate will be not more than five business days following the Special Meeting. See "The Merger--Effective Time and Closing Date" and "--Amendment, Waiver, and Termination."

  Delivery of NDC Certificates. Promptly after the Effective Time, each record holder of shares of Source Common Stock and Source Preferred Stock ("Source Capital Stock") outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of Source Capital Stock certificates in exchange for NDC Common Stock and/or cash. NDC shall not be obligated to deliver the consideration to which any former holder of Source Capital Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares of Source Capital Stock for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. See "The Merger--Distribution of NDC Certificates."

  Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). No opinion of counsel or Internal Revenue Service regarding tax consequences of the Merger has been or will be secured in connection with the Merger. Assuming the Merger qualifies as a reorganization, no gain or loss should be recognized for federal income tax purposes by Source stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares or as a result of the exercise of appraisal rights. If for any reason the Merger does not so qualify, exchanging stockholders will recognize gain or loss on a sale of their stock. A discussion of matters regarding qualification for tax free reorganization treatment is set forth below. Upon the sale or exchange of NDC Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the NDC Common Stock. Under recently enacted legislation, long-term capital gains recognized by certain non-corporate holders of NDC Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months. Tax consequences to dealers in NDC Common Stock, non-United States holders of NDC Common Stock or others who have a special tax status or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of NDC Common Stock." See "The Merger--Certain Federal Income Tax Consequences."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, AND BECAUSE VARIOUS FACTUAL MATTERS MUST BE RESOLVED FAVORABLY FOR TAX FREE REORGANIZATION TREATMENT TO APPLY, EACH HOLDER OF SOURCE CAPITAL STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

  Interests of Certain Persons in the Merger. Certain members of Source's management and the Board of Directors of Source have interests in the Merger in addition to their interests as stockholders of Source generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and eligibility for certain NDC employee benefits and provisions regarding severance in agreements between Source and certain of its executive officers. See "The Merger--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."

  Conditions To Consummation. Consummation of the Merger is subject to various conditions, including among other matters: (i) adoption of the Merger Agreement by the requisite votes of Source stockholders; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") (which expiration occurred on November 7, 1997); (iii) consummation of the Stock Purchase; (iv) the consummation of the Divestiture; (v) consummation of certain agreements related to the Merger Agreement; (vi) cancellation by Source of all outstanding options and warrants; and (vii) satisfaction of certain other traditional conditions. The foregoing are the material conditions to the consummation of the Merger. See "The Merger--Conditions to Consummation" and "--Amendment, Waiver, and Termination."

  Regulatory Approvals. The statutory waiting period under the HSR Act expired on November 7, 1997. See "The Merger--Regulatory Approvals."

  Conduct Of Business Pending The Merger. Pursuant to the Merger Agreement, Source has agreed, among other things, to operate its business only in the ordinary course and to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. In addition, Source has agreed not to take certain actions relating to the operation of Source pending consummation of the Merger without the prior written consent of NDC, except as otherwise permitted by the Merger Agreement, including: (i) amending its Certificate of Incorporation or Bylaws; (ii) entering into, modifying, amending or terminating any material contract; (iii) repurchasing, redeeming or otherwise acquiring any shares of Source Capital Stock; (iv) subject to certain exceptions, issuing any additional shares of Source Capital Stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (v) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees; or (vi) modifying or adopting any employee benefit plans, including any employment contract. Furthermore, Source has agreed that prior to the Effective Time, it shall (i) consummate the Divestiture; (ii) terminate certain employment agreements and its executive pension plan; and (iii) satisfy all intercompany accounts in connection with the Divestiture. See "The Merger--Conduct of Business Pending the Merger."

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of Source and NDC. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either NDC or Source if (i) the other party materially breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement, (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (iii) the Source stockholders fail to adopt the Merger Agreement and the transactions contemplated thereby at the Special Meeting, (iv) any of the conditions precedent to the obligations of the terminating party to consummate the Merger cannot be satisfied or fulfilled by January 31, 1998, or (v) the Merger has not been consummated by January 31, 1998. In addition, NDC may unilaterally terminate the Merger Agreement if the Source Board of Directors fails to reapprove or resolves not to affirm the Merger or recommends entering into a transaction other than the Merger involving a merger, share exchange, consolidation or transfer of substantially all of Source's assets. Furthermore, Source may unilaterally terminate the Merger Agreement in the event that the Average Closing Price of the shares of NDC Common Stock is less than the Lower Threshold Amount as of the Determination Date, subject to NDC's right to revise the Common Exchange Ratios based on the Lower Threshold Price. See "--Common Exchange Ratio Adjustment" and "The Merger--Amendment, Waiver and Termination."

  Expenses And Fees. The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that each of NDC and Source shall pay one-half of the filing fees payable in connection with the HSR filings, and NDC shall pay all costs associated with the Registration Statement and this Proxy Statement/Prospectus and printing costs incurred in connection with the Registration Statement and this Proxy Statement/Prospectus.

  If the Merger Agreement is terminated because (i) Source shall fail to call the Special Meeting, (ii) the stockholders of Source fail to approve the Merger, (iii) the Board of Directors of Source, to the exclusion of a competing proposal, shall fail to reaffirm its approval of the Merger or shall have affirmed, recommended or authorized another merger, share exchange, consolidation or transfer of substantially all of the assets of Source

(a "Competing Proposal"), or (iv) Source has entered a binding agreement with respect to a Competing Proposal, then Source shall promptly pay NDC all the out-of-pocket costs and expenses of NDC, including costs of counsel, investment brokers, actuaries and accountants up to a maximum of $750,000 (the "NDC Expenses").

  In addition to the foregoing, if the Merger Agreement is terminated because
(i) Source fails to call the Special Meeting, or (ii) the stockholders of Source fail to approve the Merger Agreement, then Source shall pay to NDC the NDC Expenses plus $3,000,000.

  Further, if within twelve months following the termination of this Agreement:
(i) by NDC because Source's Board of Directors shall have failed to reaffirm its approval of the Merger or shall have affirmed, recommended or authorized the entering into any other merger, share exchange, consolidation or transfer of substantially all of the assets of Source; or, (ii) by Source because it has entered into negotiations with a third party relating to the foregoing and pursuant to the continuing fiduciary duties of Source's Board of Directors as required by applicable law, Source has entered into a binding agreement with such third party; any third-party shall acquire, merge with, combine with, purchase substantially all of the assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 50% or more of the voting stock of Source, or enter into any binding agreement to do any of the foregoing, such third-party that is a party to the business combination shall pay to NDC, as a condition to consummation of such business combination, an amount in cash equal to $3,000,000.

  Accounting Treatment. It is anticipated that the Merger will be accounted for under the "purchase" method of accounting. See "The Merger--Accounting Treatment."

  Resale of NDC Common Stock. The NDC Common Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and holders of 10% or more of the outstanding capital stock) of Source or NDC under applicable federal securities laws. See "The Merger--Resale of NDC Common Stock."

  Voting Agreement. NDC and the holders of a majority of Source Preferred Stock (the "Preferred Stockholders") have entered into a voting agreement (the "Voting Agreement") which provides that the Preferred Stockholders will vote such Preferred Stockholder's shares of Source Preferred Stock in favor of the Merger, the execution and delivery by Source of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the Merger Agreement has not been amended or waived so as to in any manner (i) affect the rights of the Preferred Stockholders or their representatives or increase the Preferred Stockholders' obligations thereunder or (ii) increase the consideration payable to the holders of Source Common Stock, without the prior consent of the Preferred Stockholders.

  The Voting Agreement also provides that the Preferred Stockholders shall vote (or cause to be voted) such Preferred Stockholder's shares of Source Preferred Stock against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Source or (ii) any amendment of Source's Certificate of Incorporation or Bylaws or other proposal or transaction involving Source or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each Preferred Stockholder has also agreed that such Stockholder shall not (i) transfer, or consent to any transfer of, any or all of the such stockholder's shares or any interest therein, except pursuant to the Merger;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein,
(iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for the Voting Agreement, or (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, subject to certain limited exceptions.

  The Voting Agreement will terminate upon the earlier of the Effective Time, the date upon which the Merger Agreement is terminated in accordance with its terms, or December 15, 1997.

  Appraisal Rights. Holders of Source Capital Stock have the right to demand appraisal of their shares of Source Capital Stock and, upon satisfaction of certain specified procedures, to receive cash in respect of the "fair value" (as defined by Delaware law) of their shares of Source Capital Stock in accordance with applicable Delaware law. The procedures to be followed by dissenting stockholders are summarized under "The Merger--Appraisal Rights" and a copy of the applicable Delaware statutory provisions is set forth in Annex B to this Proxy Statement/Prospectus. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF APPRAISAL RIGHTS.

  In general, any dissenting stockholder who perfects his statutory appraisal rights to be paid the "fair value" of his Source Capital Stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "The Merger--Certain Federal Income Tax Consequences."

DIVESTITURE OF SOURCE EUROPE

  Concurrent with the Merger, and as a condition of closing, Source will divest Source Europe. Source Europe is a development stage business focused on building a range of services similar to Source's United States operations ("Source US"), for clients in continental Europe. While Source Europe is currently developing software and databases to deliver prescriber-linked prescription services and has delivered initial services to certain clients, the business will need further funding to continue business development through cash flow selfsufficiency. Source Europe may also require additional investment in the event of problems with the development of the software and databases, delays in bringing products to market or delays in obtaining government approval to launch prescriber-based services in certain countries. Source Europe has incurred operating losses since inception in 1994.

  In June 1997, PMSI and Source commenced negotiations on a proposal for PMSI to acquire 100% of Source Europe. Source appointed investment bankers to negotiate on its behalf, and a specially formed committee of PMSI's independent directors not affiliated with Source retained investment bankers to negotiate for PMSI. On August 20, 1997, NDC, Source and PMSI executed definitive agreements whereby PMSI will acquire 100% of Source Europe and NDC will acquire 100% of Source US (including PMSI's interest in Source) together with the Over-the-Counter Physician Database business of PMSI (the "OTC Business"), for a total purchase price of $153.0 million, payable 75% in registered shares of NDC Common Stock and 25% in cash. The Merger Agreement and the Stock Purchase Agreement are subject to the approval of the stockholders of Source and PMSI.

  In negotiating the terms of the transfer of Source Europe to PMSI, Source acknowledged that the current value of Source Europe is inherently speculative, given the risks associated with such business, and that PMSI would be assuming significant risks in agreeing to complete the development and commercialization of Source Europe. Source also recognized that, if such risks could be overcome, the projections of Source Europe's cash flows prepared by Source's management would indicate a significantly higher discounted present value than the negotiated current value of Source Europe, which reflected the risks to achieving successful commercialization. Under all the circumstances, including the desire of Source's Board to take advantage of NDC's attractive proposal to acquire the rest of Source, the need for additional resources to complete the development and commercialization of Source Europe and the absence of any other offers to acquire Source Europe, the Source Board concluded that the terms of the transfer of Source Europe were fair to Source stockholders. See "The Merger--Background of the Merger" and "The Merger--Certain Federal Income Tax Consequences."

MARKET PRICES AND DIVIDENDS

  NDC Common Stock is traded on the NYSE under the symbol "NDC." The following table sets forth the high and low sale prices per share of NDC Common Stock on the NYSE, and the dividends declared per share of NDC Common Stock with respect to each quarterly period since June 1, 1996. There is no established trading market for shares of Source Capital Stock. No cash dividends have been declared or paid on Source Common Stock or Source Preferred Stock.

                                              SALE PRICES PER
                                                 SHARE OF
                                                    NDC       DIVIDENDS DECLARED
                                               COMMON STOCK      PER SHARE OF
                                              ---------------        NDC
                                               HIGH    LOW       COMMON STOCK
                                              --------------- ------------------
FISCAL 1996
  Quarter ended August 31, 1995..............  26.63    20.50        .075
  Quarter ended November 30, 1995............  28.00    22.00        .075
  Quarter ended February 29, 1996............  35.00    20.00        .075
  Quarter ending May 31, 1996................  40.25    29.88        .075
FISCAL 1997
  Quarter ended August 31, 1996..............  44.50    33.75        .075
  Quarter ended November 30, 1996............  46.63    37.88        .075
  Quarter ended February 29, 1997............  47.50    35.00        .075
  Quarter ending May 31, 1997................  44.00    33.75        .075
FISCAL 1998
  Quarter ended August 31, 1997..............  46.50  36.3125        .075
  Quarter ending November 30, 1997
   (through November 13, 1997)...............  44.25    34.50         --

  On August 19, 1997, the last trading day prior to public announcement that NDC and Source had executed the Merger Agreement, the last reported sale price per share of NDC Common Stock on the NYSE was $36.81. On November 13, 1997, the last reported sale prices per share of NDC Common Stock on the NYSE was $34.938. SOURCE STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR NDC COMMON STOCK.

  The Merger Agreement provides for the filing of a listing application with the NYSE covering the shares of NDC Common Stock issuable pursuant to the Merger. It is a condition to consummation of the Merger that NDC use its reasonable efforts to ensure that such shares of NDC Common Stock be authorized for listing on the NYSE effective upon official notice of issuance. See "The Merger--Conditions to Consummation."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following summary presents selected comparative unaudited per share data for NDC and Source on a historical basis and on a pro forma combined basis assuming the Merger and the Stock Purchase had been effective during the period presented, and on an equivalent pro forma combined basis assuming the Merger and the Stock Purchase had been effective during the period presented. The Merger is reflected under the purchase method of accounting and pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial statements of NDC and Source, including the respective notes thereto, appearing elsewhere or incorporated by reference herein, and with the unaudited pro forma financial information including the notes thereto, appearing elsewhere herein. See "Available Information," "Incorporation of Certain Information by Reference," "Annex D-- Financial Statements of Source Informatics Inc.," and "Annex E--Pro Forma Combined Financial Information."

                                                YEAR ENDED  THREE MONTHS ENDED
                                               MAY 31, 1997  AUGUST 31, 1997
                                               ------------ ------------------
   NET INCOME PER SHARE:
     NDC Historical...........................    $ 1.38          $ 0.38
     Pro Forma Combined.......................      1.37            0.31
     Equivalent Pro Forma(a)..................      0.99            0.22
   DIVIDENDS PER COMMON SHARE:
     NDC Historical...........................      0.30            0.08
     Pro Forma Combined.......................      0.30            0.08
     Equivalent Pro Forma(a)..................      0.22            0.06
   STOCKHOLDER'S EQUITY (BOOK VALUE) PER
    COMMON SHARE:
     (AT PERIOD END)
     NDC Historical...........................     10.45           10.77
     Pro Forma Combined.......................     11.02           10.86
     Equivalent Pro Forma(a)..................      7.93            7.82

--------
(a) Excludes the effect of the cash to be issued in conjunction with the Merger and the Stock Purchase.

RECENT DEVELOPMENTS

  On October 14, 1997, NDC signed a definitive agreement to acquire Physician Support Systems, Inc., a publicly-held Delaware corporation ("PSS"), in exchange for approximately 4,230,000 shares of NDC Common Stock. PSS provides business management services to physicians and hospitals in 29 states. For the year ended December 31, 1996 and the nine months ended September 30, 1997, PSS reported total revenues of $75.2 million and $81.7 million, respectively, and net loss of $9.7 million and pro forma net income of $2.7 million, respectively. As of September 30, 1997, PSS had total consolidated assets of $117.4 million and consolidated stockholders' equity of $52.0 million. The PSS transaction is subject to the approval of the PSS stockholders as well as other standard closing conditions and is expected to close by January 31, 1998.

  On November 6, 1997, NDC announced that Robert L. Walker will become chief financial officer of NDC effective December 1, 1997. Mr. Walker previously served as chief financial officer of Providian Corporation, a Louisville, Kentucky based insurance and financial services company whose business includes credit card and other consumer lending offerings.

SELECTED FINANCIAL DATA

  Set forth below is certain unaudited historical consolidated selected financial data relating to NDC and Source and certain unaudited pro forma combined selected financial data, giving effect to the Merger and the Stock Purchase on a purchase accounting basis. This information should be read in conjunction with the historical financial statements of NDC and Source, including the respective notes thereto, and with the unaudited pro forma combined financial information, appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information," "Incorporation of Certain Information by Reference," "Annex D-- Consolidated Financial Statements of Source Informatics Inc.," and "Annex E-- Pro Forma Financial Data." In the opinion of management of NDC, interim unaudited historical data reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Unaudited results of operations for the three months ended August 31, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                  SELECTED FINANCIAL DATA OF NDC (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected historical financial data of NDC and has been derived from and should be read in conjunction with NDC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                           THREE MONTHS
                               ENDED                FISCAL YEARS ENDED MAY 31
                         ----------------- ---------------------------------------------
                          AUGUST   AUGUST
                         31, 1997 31, 1996   1997     1996      1995     1994     1993
                         -------- -------- -------- --------  -------- -------- --------
INCOME STATEMENT DATA:
  Revenues.............. $120,102 $101,164 $433,860 $325,803  $278,083 $237,659 $239,810
  Operating income
   (loss)...............   19,633   13,934   66,656  (11,834)   28,426   18,423   14,894
  Income (loss) from
   continuing
   operations...........   10,604    8,205   38,753   (8,458)   18,421   12,226    8,045
PER SHARE DATA:
  Income (loss) from
   continuing
   operations........... $   0.38 $   0.30 $   1.38 $  (0.31) $   0.79 $   0.55 $   0.37
  Cash dividends........    0.075    0.075     0.30     0.30      0.30     0.29     0.29
  Fully diluted weighted
   average number of
   common and common
   equivalent shares
   outstanding..........   28,201   27,800   28,039   27,189    23,481   22,351   18,803
BALANCE SHEET DATA (AT
 PERIOD END):
  Total assets.......... $529,403 $369,417 $521,683 $368,039  $255,758 $214,864 $203,391
  Long-term
   obligations..........  156,407   12,853  155,690   13,324    26,410   21,664   20,254
  Total stockholders'
   equity...............  286,912  242,134  277,470  233,299   164,651  134,723  124,001

                 SELECTED FINANCIAL DATA OF SOURCE (HISTORICAL)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected historical financial data of Source more fully set forth in Annex D.

                                   THREE MONTHS ENDED              FISCAL YEARS ENDED JUNE 30,
                               --------------------------- ------------------------------------------------
                               SEPTEMBER 30, SEPTEMBER 30,
                                   1997          1996        1997      1996      1995      1994      1993
                               ------------- ------------- --------  --------  --------  --------  --------
INCOME STATEMENT DATA:
  Revenues...................     $15,300       $13,484    $ 59,885  $ 51,812  $ 48,710  $ 45,757  $ 28,831
  Operating income (loss)....         338         1,041       6,680     4,315     3,610    (1,797)  (16,217)
  Income (loss) from
   continuing operations.....         203           979       6,479     3,766     2,610    (4,946)  (17,680)
BALANCE SHEET DATA (AT PERIOD
 END):
  Total assets...............      24,262        24,885      27,641    27,566    26,420    23,874    15,544
  Long-term obligations......       8,179         5,909       7,490     6,525     5,822     4,797     6,574
  Total stockholders'
   equity....................     (45,298)      (50,551)    (45,051)  (51,530)  (55,296)  (57,906)  (52,960)

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                        OF NDC, SOURCE AND PMSI DATABASE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected pro forma combined financial information as of and for the year ended May 31, 1997, and the three months ended August 31, 1997, giving effect to the Merger and the consummation of the Stock Purchase using the purchase method of accounting. The pro forma combined financial information represents the historical operations of NDC, Source and PMSI Database adjusted for the effects of the Merger and the Stock Purchase as well as the effects of NDC's acquisition of NDC Healthcare EDI Services, Inc. consummated in October 1996. This information has also been adjusted to conform presentation format and accounting policy to those of NDC. For comparability purposes, Source and PMSI Database's three months ended September 30, 1997 and twelve months ended June 30, 1997, respectively, are used in conjunction with the NDC three and twelve months ended August 31, 1997 and May 31, 1997. The weighted average common shares outstanding and related per share data has been adjusted to reflect the maximum number of shares of NDC Common Stock issuable in the Merger and the Stock Purchase.

  The pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger and the Stock Purchase been consummated at the beginning of the period presented or of future results.

  Historically, the financial results of Source US (the principal business of Source and PMSI Database, operated as a joint venture) have varied from quarter to quarter. These fluctuations are principally due to the timing of customer commitments to new products and services and the timing of delivery of Source US services. For example, many of the pharmaceutical manufacturing customers of Source US report results on a calendar year basis. In general, commitments are made by Source US's customers in the summer and fall for delivery in the first part of the next calendar year. Source US's fiscal year begins July 1. Source typically incurs expenses during the first half of its fiscal year (the last half of the calendar year) in preparation for roll-out of new products and services to meet customer requirements. Consequently, during Source US's first quarter, significant expense with respect to new products is incurred to generate revenues which should be recognized in future quarters. See "Source Informatics Inc.--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The selected pro forma combined financial information is derived from the Pro Forma Combined Financial Information attached to this Proxy Statement/Prospectus as Annex E. This information should be read in conjunction with the historical financial statements of NDC and Source, including the respective notes thereto, appearing elsewhere or incorporated by reference herein.

                                                     PRO FORMA COMBINED
                                                ----------------------------
                                                                  THREE
                                                 YEAR ENDED   MONTHS ENDED
                                                MAY 31, 1997 AUGUST 31, 1997
                                                ------------ --------------- ---
INCOME STATEMENT DATA:
  Revenues.....................................   $523,605      $141,637
  Operating income.............................     73,061        19,056
  Income from continuing operations............     42,110         9,506
PER SHARE DATA:
  Income from continuing operations............       1.37          0.31
  Cash dividends...............................       0.30          0.08
  Weighted average common shares outstanding...     30,654        30,816
BALANCE SHEET DATA (AT AUGUST 31, 1997):
  Total assets.................................                  627,089
  Long-term obligations........................                  164,359
  Total stockholders' equity...................                  317,727

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors should be considered carefully in evaluating an investment in NDC Common Stock.

COMPETITION

  The markets for the applications systems and services offered by NDC are highly competitive. Competition in the health care transaction processing and payment systems markets affects NDC's ability to gain new customers and the prices it can charge. The key competitive factors for NDC are functionality of products, quality of service and price. Many of NDC's competitors have access to significant capital and management, marketing and technological resources that are equal to or greater than those of NDC, and there can be no assurance that NDC will continue to be able to compete successfully with them. In addition, NDC competes with businesses that internally perform data processing or other services offered by NDC.

MARKETS AND APPLICATIONS

  NDC's future growth and profitability will depend, in part, upon the further expansion of the health care transaction processing and payment systems markets, the emergence of other markets for electronic transaction processing services and NDC's ability to penetrate such markets. Further expansion of these markets is dependent upon the continued growth in the number of transactions available to be processed and the continued automation of traditional paper-based processing systems. NDC's ability to penetrate such markets will depend, in turn, upon its ability to apply its existing technology, or to develop new technology, to meet the particular service needs of each new market. There can be no assurance that markets for NDC's services will continue to expand and develop or that NDC will be successful in its efforts, or have adequate financial, marketing and technological resources to penetrate new markets.

INTEGRATED PAYMENT SYSTEMS BUSINESS

  NDC's merchant customers have liability for charges disputed by cardholders. However, in the case of merchant fraud, or insolvency or bankruptcy of the merchant, NDC may be liable for any of such charges disputed by cardholders. NDC requires cash deposits and other types of collateral by certain merchants to minimize any such contingent liability. Based on its historical loss experience, NDC has established reserves for estimated losses on transactions processed which management believes are adequate. There can be no assurance, however, that such reserves for losses will be adequate. Any such losses in excess of reserves could have a material adverse effect on the financial condition and results of operations of NDC.

HEALTH CARE INFORMATION SERVICES

  Federal and state governments have recently focused significant attention on health care reform. It is not possible to predict which, if any, proposal that has been or will be considered will be adopted. There can be no assurance that the health care regulatory environment will not change so as to restrict the existing operations of, impose additional requirements on or limit the expansion of NDC. Costs of compliance with changes in government regulations may not be subject to recovery by NDC through price increases.

  Significant media and public attention has recently been focused on the health care industry due to ongoing federal and state investigations purportedly related to certain referral and billing practices. The Office of the Inspector General and the Department of Justice have initiated hospital and laboratory billing review projects in certain states and are expected to extend such projects to additional states, including states in which NDC, upon the consummation of its acquisition of PSS, will operate. These projects increase the likelihood of governmental investigations of hospitals, laboratories and other institutions for which NDC and PSS perform services. Although PSS currently monitors, and, upon the consummation of its acquisition of PSS, NDC intends to continue to monitor, billing practices and arrangements to ensure compliance with prevailing industry practices under applicable laws, such laws are complex and constantly evolving and there can be no assurance that governmental investigators will not take positions that are inconsistent with industry practices.

ACQUISITION RISKS

  NDC completed five acquisitions in fiscal 1997, and intends to seek additional acquisition opportunities and alliance relationships with other businesses that will allow it to increase its market penetration, technological capabilities, product offerings and distribution capabilities. There can be no assurance that NDC will be able successfully to identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon NDC's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into NDC's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by NDC's existing operations, or otherwise perform as expected. Specifically, with regard to the acquisition of Source, certain products currently under development may never reach technological feasibility which could have a material adverse effect upon NDC's operating results. See "Annex E--Pro Forma Financial Information." NDC may incur indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance acquisitions. As a result, NDC expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that NDC's cash flow will be insufficient to meet required payments on its debt and the risk that NDC may be unable to refinance or repay the debt as it comes due. In addition, NDC competes for acquisition and expansion opportunities with companies that have substantially greater resources.


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW, CERTAIN CHARTER AND BY-LAW PROVISIONS AND STOCKHOLDER RIGHTS PLAN

  Certain provisions of NDC's Certificate of Incorporation and By-laws could delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions may adversely affect prevailing market prices for NDC Common Stock. These provisions, among other things, classify NDC's Board of Directors into three classes as nearly equal in number as the total number of directors permits, each of which serves for different three-year terms, and authorize the Board of Directors to issue preferred stock in one or more classes or series and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any action on the part of the stockholders. The rights of the holders of NDC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of NDC. NDC has no current plans to issue shares of preferred stock. NDC also maintains a stockholder rights plan which entitles its stockholders , upon the happening of certain events, to purchase preferred stock of NDC. These NDC Rights (hereinafter defined) may have certain anti-takeover effects because the rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. In addition, Section 203 of the Delaware General Corporation Law ("DGCL") prohibits certain persons from engaging in business combinations with NDC, which may also have the effect of delaying, deterring or preventing a change of control of NDC.

NEW PRODUCT INTRODUCTIONS

  With NDC's acquisition of Source and PMSI Database, NDC plans to introduce products and services different from those NDC has traditionally provided. The market for these products and services is characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing customer needs. There can be no assurance that NDC will be successful in developing and marketing these new products and services or that Source's current or new products and services will adequately meet the quickly changing demands of Source's pharmaceutical company customers. In addition, in order to meet its customers demands, Source has undertaken a number of development projects, including efforts to update its core mainframe-based products. Because it is generally not possible to predict the time required and costs involved in reaching certain research, development and engineering objectives, estimated product development schedules could require extensions. NDC believes that the future success of the Source business will depend in large part on its ability to maintain and enhance its current product and service offerings and to continually develop and introduce new products and services that will keep pace with technological advances and satisfy evolving customer requirements. Further, there can be no assurance that NDC will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. If NDC is unable to develop and introduce new products and services in a timely manner, or if a new or updated product does not achieve market acceptance, NDC's financial condition and results of operations could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

  When used in this Proxy Statement/Prospectus and elsewhere by management or NDC from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning NDC's operations, economic performance and financial condition, including in particular, the likelihood of NDC's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of NDC, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in NDC's forward-looking statements, some of which include competition in the market for NDC's services, continued expansion of NDC's processing and payment systems markets, successfully completing and integrating acquisitions in existing and new markets and other risk factors that are discussed herein and from time to time in other NDC reports and other filings with the Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. NDC undertakes no obligations to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

                              GENERAL INFORMATION

SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished by Source to its stockholders in connection with the Special Meeting of the stockholders of Source to be held at 9:30 a.m., local time, on December 15, 1997, at The Lotos Club, 5 East 66th Street, New York, New York, and at any adjournments and postponements thereof, to consider and vote upon a proposal to adopt the Merger Agreement and consummation of the transactions contemplated therein, and to transact such other business as may properly come before the Special Meeting.

  This document is also being furnished by NDC to Source stockholders as a prospectus in connection with the issuance by NDC of shares of NDC Common Stock upon consummation of the Merger.

  The Merger Agreement provides for a transaction whereby a wholly-owned subsidiary of NDC will merge with and into Source, with Source as the surviving corporation of the Merger becoming a wholly-owned subsidiary of NDC. At the Effective Time, each share of issued and outstanding Source Capital Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares as to which dissenters' rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of NDC Common Stock and/or cash. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of Source Common Stock shall be accompanied by an NDC Right. See "The Merger--Exchange Ratios" and "Certain Differences in the Rights of NDC and Source Stockholders."

  If the Merger Agreement is adopted at the Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "The Merger--Conditions to Consummation."

RECORD DATE

  The Source Board of Directors has fixed the close of business on November 3, 1997, as the record date for determining the Source stockholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Source Capital Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,800,193 shares of Source Common Stock issued and outstanding and held by 143 holders of record and 1,041,667 shares of Source Preferred Stock issued and outstanding and held by 52 holders of record. Holders of Source Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Source Common Stock held of record at the close of business on the Record Date. Holders of Source Preferred Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Source Preferred Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Source Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the holders of Source Common Stock at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Source Preferred Stock entitled to vote at the Special Meeting is necessary to constitute a quorum of the holders of Source Preferred Stock at the Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for adoption. Consequently, abstentions will have the effect of a vote against the Merger.

VOTES REQUIRED

  Adoption of the Merger Agreement and consummation of the transactions contemplated therein requires the presence of a quorum and the affirmative vote of: (i) the holders of a majority of the outstanding shares of Source Common Stock and Source Preferred Stock entitled to vote thereon at the Special Meeting, voting as a single class, and (ii) the holders of a majority of the outstanding shares of Source Preferred Stock entitled to vote thereon at the Special Meeting. Abstentions will have the effect of a vote against the Merger. The holders of approximately 98% of the outstanding shares of Source Preferred Stock have agreed to vote all of such shares in favor of the adoption of the Merger Agreement. See "The Merger--Voting Agreement."

  As of the Record Date, Source directors and executive officers, and their affiliates, beneficially owned approximately 74.9% of the outstanding shares of Source Common Stock entitled to vote at the Special Meeting and 50% of the outstanding shares of Source Preferred Stock entitled to vote at the Special Meeting. As of the Record Date, NDC and its directors and executive officers, and their affiliates, held no shares of Source Common Stock or Source Preferred Stock. See "The Merger--Voting Agreement."

RECOMMENDATION OF SOURCE'S BOARD OF DIRECTORS

  For the reasons described below, the Board of Directors of Source has unanimously adopted the Merger Agreement, believes the Merger is in the best interests of Source and its stockholders, and unanimously recommends that stockholders of Source vote FOR adoption of the Merger Agreement and the consummation of the transactions contemplated therein. See "The Merger-- Reasons for the Merger."

                                  THE MERGER

  The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirely by reference to the Annexes hereto, including the Merger Agreement, a copy of which is set forth in Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. All stockholders are urged to read the Annexes in their entirely.

GENERAL

  The Merger Agreement provides that Sub will merge with and into Source, which shall be the surviving corporation of the Merger and, as a result thereof, become a wholly-owned subsidiary of NDC. At the time the Merger becomes effective, each outstanding share of Source Capital Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares of Source Capital Stock as to which dissenter's rights are perfected) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of NDC Common Stock and/or cash. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of the Source Common Stock shall be accompanied by an NDC Right. If the Merger Agreement is adopted at the Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions of the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated.

BACKGROUND OF THE MERGER

  Source was formed in April 1996 as a spin-off from Walsh International, Inc. ("Walsh") immediately prior to Walsh's initial public offering. In May 1996, the Board of Directors of Source began considering a strategic direction for Source with a view to maximizing shareholder value and creating avenues to liquidity for Source stockholders.

  In May, June and July 1996, Source and its investment bankers had preliminary discussions regarding business combinations with several potentially interested parties. In addition, during this period the Source Board of Directors informally notified PMSI that it was evaluating strategic alternatives. From a business and strategic perspective, Source management believed that the acquisition of Source by PMSI might have been attractive given the significant business relationships between the two parties. In 1991, PMSI and Walsh, as the predecessor of Source, had entered into an operating venture to more fully exploit the databases produced by Source. More recently, PMSI and Source had also reached agreement in principle for PMSI's profit participation in Source's efforts to build and commercialize similar databases in major European markets. After some negotiations, however, Source management was informed that PMSI was unwilling to pay a purchase price that the Source Board of Directors would accept.

  During the first half of calendar 1996, Source and NDC, which has been a significant data supplier to Source since inception of the operating venture between Source and PMSI, commenced discussions with regard to creating a new information service to deliver daily physician-level prescription data captured from NDC's health care transaction processing network to Source clients in the United States. During the course of these discussions, NDC management suggested that, due to the complementary nature of the businesses, there be a senior management meeting of all three companies to explore the potential for further cooperation.

  Commencing in November 1996, senior management from NDC, PMSI and Source met several times to explore the potential synergies among their businesses. While a possible transaction in which NDC would acquire all of PMSI and Source was discussed, NDC did not submit an acquisition proposal to PMSI and Source. NDC expressed the view that, since it had no significant operations outside the United States, it believed that the greatest benefits would be derived from cooperative ventures with Source's United States operations, the OTC Business and NDC's health care transaction processing network, all based and operating solely in the United States. In May 1997, NDC expressed an interest in acquiring these parts of the PMSI and Source businesses. NDC's proposal contemplated the acquisition by NDC of the OTC Business and all the outstanding capital stock of Source, subject to Source's divestiture of its interest in Source Europe. The Source Board of Directors determined that the transaction would substantially achieve its strategic goals.

  The Source Board also concluded that the transfer of Source Europe to PMSI was the best alternative to achieve satisfaction of the divestiture condition in NDC's proposal within the timeframe of such proposal. In exploring other possible business combinations, Source had not received any proposals to acquire Source Europe, which is still in the developmental stage. The Source Board recognized that the development and commercialization of Source Europe's data products and services would require capital beyond Source's current resources and that successful introduction of such products and services in various European markets would be subject to significant uncertainties. Source believed that the acquisition of Source Europe would be attractive to PMSI because it would complement PMSI's existing European businesses and would thereby enhance PMSI's future market position in Europe.

  In June 1997, NDC, PMSI and Source commenced negotiations and reached preliminary agreement for PMSI to acquire 100% of Source Europe and for NDC to acquire 100% of Source (including PMSI's interest in Source) together with the OTC Business, for a total purchase price payable to PMSI and the stockholders of Source consisting of $153 million, payable 75% in registered shares of NDC Common Stock and 25% in cash. Source appointed its investment bankers to negotiate on its behalf both the allocation between Source and PMSI of the total NDC consideration to be received in the Stock Purchase and the Merger and the terms of the transfer from Source to PMSI of Source Europe. PMSI was represented in these negotiations by its own investment bankers.

  To date, Source has made significant investments in Source Europe, which include researching the market potential and entry strategies, entering into contracts with data vendors, developing databases, gaining regulatory approval in certain markets, building infrastructure and entering into service contracts with pharmaceutical companies. From inception on January 1, 1994, through June 30, 1997, Source Europe incurred an aggregate net loss of $42 million and had revenues of $407,000, which were recognized in fiscal 1997. The Source Board believes that the creation of significant value by Source Europe is subject to a number of factors, including receipt of all required regulatory approvals, the availability of adequate capital resources to complete development of Source Europe's products and services and the successful introduction of such products and services in various national markets.

  In negotiating the terms of the transfer of Source Europe to PMSI, Source acknowledged that the current value of Source Europe is inherently speculative, given the risks associated with such business, and that PMSI would be assuming significant risks in agreeing to complete the development and commercialization of Source Europe. Source also recognized that, if such risks could be overcome, the projections of Source Europe's cash flows prepared by Source's management would indicate a significantly higher discounted present value than the negotiated terms of the Source Divestiture Agreement, which reflected the risks to achieving successful commercialization. Under all the circumstances, including the desire of Source's Board to take advantage of NDC's attractive proposal to acquire the rest of Source, the need for additional resources to complete the development and commercialization of Source Europe and the absence of any other offers to acquire Source Europe, the Source Board concluded that the terms of the transfer of Source Europe were fair to Source stockholders.

  Through July and August 1997, Source, PMSI and NDC continued to negotiate the final terms of the Stock Purchase and the Merger. These negotiations did not result in any material changes in the economic terms of the Stock Purchase or the Merger, however, the negotiations did cover certain other terms of the Stock Purchase Agreement and the Merger Agreement, including the scope of representations and warranties, the scope and duration of indemnities and related escrow arrangements and the principal terms of ancillary agreements between the parties. On August 20, 1997, the Stock Purchase Agreement, the Source Divestiture Agreement and the Merger Agreement were executed.

REASONS FOR THE MERGER

  The Source Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. Source's Board did not assign any relative or specific weight to the factors considered. The factors considered included:

    (i) the expressed desire for liquidity of stockholders holding a majority of the outstanding Source Capital Stock;

    (ii) the prospective strategic benefits to the Source business of a combination with an acquiror that could facilitate expansion into other aspects of the health care information services industry;

    (iii) the fact that a variety of other strategic options had been explored since the inception of Source, without locating a strategic partner or buyer willing to offer the potential value offered in the Merger;

    (iv) the opinions, analyses and presentations of Montgomery Securities, Source's investment bankers;

    (v) the structure of the Merger may permit holders of Source Capital Stock to have their shares converted into NDC Common Stock on a tax free basis; and

    (vi) the financial condition, cash flows and results of operations of Source and NDC, both on an historical and a prospective basis.

  THE BOARD OF DIRECTORS OF SOURCE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

  The NDC Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. The NDC Board of Directors did not assign any relative or specific weight to the factors considered. The factors considered included:

  (i) the prospective strategic benefits to NDC of a combination with Source and PMSI Database which could facilitate the growth of NDC's health care information services business;

  (ii) the potential to utilize certain in-process research and development projects of Source, including significant revisions and additions to the architecture and functionality of Source's systems, to build upon certain of NDC's own projects; and

  (iii) the potential costs and delays involved in independently developing service offerings similar to those currently provided and those under development by Source and PMSI Database;

  (iv) the financial condition, cash flows and results of operations of Source and NDC, both on an historical and a prospective basis.

EXCHANGE RATIOS

  The Merger Agreement provides that upon consummation of the Merger:

  (a) Subject to a working capital adjustment (discussed below), each outstanding share of Source Common Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares of Source Common Stock as to which dissenters' rights are perfected) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following:

    (i) the amount, if any, equal to the quotient of (A) the Aggregate Cash Amount less the Preferred Stock Merger Consideration, and less the Transaction Expenses, and (B) the total number of shares of Source Common Stock outstanding as of the Closing Date;

    (ii) that fraction of a share of NDC Common Stock equal to the quotient of (A) the Payment Shares less the Option Shares, and (B) the total number of shares of Source Common Stock outstanding as of the Closing Date; provided, however, if the sum of the Preferred Stock Merger Consideration and the Transaction Expenses exceeds the Aggregate Cash Amount, then the Payment Shares will be reduced by that number of shares of NDC Common Stock equal to the Excess Expense divided by the Average Closing Price, as of the Closing Date; and

    (iii) that fraction of a share of NDC Common Stock equal to the quotient of the Stock Escrow divided by the total number of shares of Source Common Stock outstanding as of the Closing Date. The Stock Escrow will be utilized for working capital adjustments and for indemnification claims by NDC, all pursuant to the terms of the Merger Agreement and the Escrow Agreement.

  At the Closing Date, Source shall prepare and deliver to NDC a schedule indicating the Transaction Expenses incurred but unpaid as of the Closing Date including, without limitation, all expenses incurred in connection with Source's termination of certain employment agreements and an executive pension plan. In addition, also at the Closing Date, Source shall have secured the cancellation of all outstanding options and warrants to purchase shares of Source Common Stock and shall provide to NDC a schedule of the Option Shares payable to the holders of such options and warrants in consideration of such cancellation. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of Source Common Stock shall be accompanied by an NDC Right.

  Based on the market price of NDC Common Stock on         , 1997 and an
estimate of the Transaction Expenses on such date, each outstanding share of
Source Common Stock would receive $      and       shares of NDC Common Stock.
These amounts may change, however, at the Closing Date since the Transaction Expenses and the Option Shares will be determined on or immediately prior to the Closing Date. In addition, the Preferred Stock Merger Consideration is subject to adjustment, in certain circumstances, on or prior to the Closing Date. See "Certain Differences in the Rights of NDC and Source Stockholders."

  (b) Each share of Source Preferred Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares of Source Preferred Stock as to which dissenters' rights are perfected) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted and exchanged for the right to receive an amount equal to the Preferred Stock Merger Consideration.

  The amount of cash and shares of NDC Common Stock to be paid to the holders of Source Common Stock was determined based on a per share value for the NDC Common Stock of $43.875, the market price for the NDC Common Stock at the time NDC, Source and PMSI commenced negotiations. See "The Merger--Background of the Merger."

COMMON EXCHANGE RATIO ADJUSTMENT

  If, at the close of trading on the Determination Date, the Average Closing Price shall be greater than the Upper Threshold Price, the Common Exchange Ratios shall each be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Upper Threshold Price by the Average Closing Price at the Determination Date. If the Average Closing Price on the

Determination Date shall be less than the Lower Threshold Price, Source shall have the right to refuse to consummate the Merger provided that Source shall have given written notice of such refusal to NDC not later than two trading days following the Determination Date. During the five-day period commencing with its receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Common Exchange Ratios to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Lower Threshold Price by the Average Closing Price at the Determination Date. If NDC makes the election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Source of such election and the revised Common Exchange Ratios, whereupon the Merger Agreement shall remain in effect in accordance with its terms (except that the Common Exchange Ratios shall have been so modified). If the Lower Threshold Price is not reached, the Board of Directors of Source will take such action as is required by law and its fiduciary obligations, including, if appropriate, obtaining the consent of the Source stockholders to proceed with the Merger.

WORKING CAPITAL ADJUSTMENT

  The Stock Escrow shall be adjusted in the manner described below:

  Preliminary Balance Sheet. Source will cause to be prepared and delivered to NDC the Preliminary Balance Sheet and a certificate based on such Preliminary Balance Sheet setting forth Source's calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities. The Preliminary Balance Sheet shall include and fairly present the consolidated financial position of Source and its subsidiaries as of the close of business on the date of the Preliminary Balance Sheet in accordance with GAAP applied on a basis consistent with those used in the preparation of the Source Balance Sheet.

  NDC shall have five business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities to review such statement and calculations and following such review such statements and calculations shall be final and binding.

  If Estimated Current Assets are less than the product of (i) 0.9416 times
(ii) Estimated Current Liabilities as of the date of the Preliminary Balance Sheet, the Stock Escrow payable by NDC shall be decreased by the number of shares of NDC Common Stock equal to the Estimated Working Capital Adjustment divided by the Average Closing Price as of the Closing Date; provided, however, in the event this reduction of the Stock Escrow exceeds 113,960 shares, the Payment Shares shall then be decreased similarly in an amount equal to such excess.

  Closing Balance Sheet. As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to the Stockholder Representative the Closing Balance Sheet setting forth NDC's calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities. The Closing Balance Sheet shall include and fairly present the consolidated financial position of Source and its subsidiaries as of the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with those used in the preparation of the Source Balance Sheet.

  The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities shall be deemed final upon the earliest of (i) the date on which NDC and the Stockholder Representative jointly agree that such documents are final, (ii) the 30th day after delivery of such documents, if the Stockholder Representative has not delivered a notice to expressing disagreement with such calculations and setting forth its calculation of such amount(s), and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved.

  If the Stockholder Representative shall deliver a notice of disagreement, the Stockholder Representative and NDC shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the Disputed Amounts. If, during such period, the Stockholder Representative and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and the Stockholder Representative), promptly to review the Merger Agreement and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts) and such accountants shall then deliver a report to NDC and the Stockholder Representative setting forth their calculations which shall be final and binding.

  If Final Current Assets are less than the product of (i) 0.9416 times (ii) Final Current Liabilities, the Stockholders shall pay to NDC the amount of the Final Working Capital Deficit out of the Stock Escrow in the manner provided in the Escrow Agreement. If Final Current Assets are greater than the product of (i) 0.9416 times (ii) Final Current Liabilities, NDC shall pay to the escrow agent, to be held in accordance with the Escrow Agreement, that number of shares of NDC Common Stock equal to the quotient of the Final Working Capital Surplus divided by the Average Closing Price as of the date Final Working Capital was determined.

  Allocation with PMSI. NDC, Source and PMSI have agreed to the following adjustment in order to properly allocate the working capital adjustment based on their respective Closing Balance Sheets. If Total Current Assets are less than the product of 0.9975 and Total Current Liabilities, then the Stockholders shall pay to NDC the Current Asset Allocation Amount out of the Stock Escrow in the manner provided in the Escrow Agreement. If Total Current Assets are greater than the product of 0.9975 and Total Current Liabilities, then NDC shall pay to the Stockholders pursuant to the instructions of the Stockholder Representative that number of shares of NDC Common Stock equal to the quotient of the Current Asset Allocation Amount and the Average Closing Price as of the date Final Working Capital was determined.

  For purposes of any adjustments based on the Closing Balance Sheet, the parties shall take into account any adjustment made at closing pursuant to the Preliminary Balance Sheet.

INDEMNIFICATION

  Pursuant to the Merger Agreement, the Stockholders jointly and severally agree to indemnify, defend, and hold harmless the Indemnitees, from, against, for and in respect of any and all losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

    (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Stockholder or Source contained in or made pursuant to the Merger Agreement or in any certificate, schedule, or exhibit furnished by the Stockholders or Source in connection therewith;

    (b) a breach of or failure to perform any covenant or agreement of the Stockholders or Source made in the Merger Agreement;

    (c) any and all taxes arising out of or associated with the Divestiture;

    (d) any and all taxes arising out of or associated with certain sales by Source; or

    (e) any and all losses relating to certain litigation ongoing as of the date of the Merger Agreement.

  The Stockholders will have no liability to the Indemnitees under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by the Stockholders or Source contained in the Merger Agreement unless written notice asserting an indemnification claim based thereon is given to the Stockholder Representative prior to August 31, 1999.

  The Stockholders shall have no liability with respect to the matters described above until the total of all losses with respect thereto exceeds $200,000 in which event the Stockholders shall be obligated to indemnify the Indemnitees for all such losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be included in determining whether the $200,000 threshold has been reached. In no event shall the aggregate liability of the Stockholders exceed the lesser of (i) the aggregate value of the Indemnification Escrow Amount, and (ii) $20,000,000.

  All disputes arising under the indemnification provisions of the Merger Agreement (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

ESCROW AGREEMENT

  Pursuant to the terms of the Merger Agreement, the Stock Escrow (455,840 shares of NDC Common Stock decreased by the adjustment, if any, based on the Preliminary Balance Sheet discussed above), will be distributed to and will be held by the escrow agent pursuant to the terms of the Escrow Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex C.

  Working Capital Escrow. The Working Capital Escrow Amount (a total of 113,960 of the Stock Escrow shares, less any shares paid to NDC as the result of an adjustment based on the Preliminary Balance Sheet), are reserved to cover an adjustment, if any, based on the Closing Balance Sheet. The Stockholder Representative, or the Stockholders with respect to their individual percentage interest, may direct the escrow agent to sell, from time to time, any or all of the shares of NDC Common Stock in the Working Capital Escrow Amount at such prices as are commercially reasonable at the time of sale. Any and all cash proceeds from the sale of such shares shall remain in escrow as part of the Working Capital Escrow Amount, except that at the end of each calendar month, if the aggregate value of the Working Capital Escrow Amount exceeds 133% of the aggregate value of the Stock Escrow as of the Closing Date, the Escrow Agent shall distribute to the Stockholders that amount in cash or shares of NDC Common Stock equal to their respective percentage interest in such surplus.

  If, prior to the Distribution Date with respect to the Working Capital Escrow Amount, NDC shall be entitled to an adjustment based on the Closing Balance Sheet, the escrow agent shall distribute to NDC from the Working Capital Escrow Amount an amount in cash, in immediately available funds, equal to such adjustment claim, and, if the Working Capital Escrow Amount does not contain any cash, or contains an amount of cash insufficient to satisfy the claim, then the escrow agent shall distribute to NDC from the Working Capital Escrow Amount that number of shares of NDC Common Stock equal to the quotient (rounded to the next highest whole number) obtained by dividing the amount of the claim not paid in cash by the Average Closing Price as of the date Final Working Capital was determined.

  If the adjustment based on the Closing Balance Sheet is pending as of the Distribution Date with respect to the Working Capital Escrow Amount, the escrow agent shall retain an amount equal to the disputed claim amount and promptly deliver to the Stockholders a distribution of cash, if any, in immediately available funds, and shares of NDC Common Stock from the Working Capital Escrow Amount, equal to any remaining amounts in the Working Capital Escrow Amount. The disputed amount shall be paid to NDC or the Stockholders, as the case may be, upon the final resolution as agreed by NDC and the Stockholder Representative in writing of the amount of the adjustment claim.

  Indemnification Escrow. The Indemnification Escrow Amount (a total of 341,880 of the Stock Escrow shares) are reserved to cover claims by NDC based on the indemnification provisions of the Merger Agreement. The Stockholder Representative, or the Stockholders with respect to their individual percentage interest, may direct the escrow agent to sell, from time to time, any or all of the shares of NDC Common Stock in the Indemnification Escrow Amount at such prices as are commercially reasonable at the time of sale. Any and all cash proceeds from the sale of such shares shall remain in escrow as part of the Indemnification Escrow Amount, except that at the end of each calendar month, if the aggregate value of the Indemnification Escrow Amount exceeds $20,000,000, the escrow agent shall distribute to the Stockholders that amount in cash or shares of NDC Common Stock equal to their respective percentage interest in such surplus.

  If, prior to the Distribution Date with respect to the Indemnification Escrow Amount, NDC shall be entitled to a payment based on an indemnification claim, the escrow agent shall distribute to NDC from the Indemnification Escrow Amount an amount in cash, in immediately available funds, equal to such claim, and, if the Indemnification Escrow Amount does not contain any cash, or contains an amount of cash insufficient to satisfy the claim, then the escrow agent shall distribute to NDC from the Indemnification Escrow Amount that number of shares of NDC Common Stock equal to the quotient (rounded to the next highest whole number) obtained by dividing the amount of the claim not paid in cash by the Average Closing Price as of the date the notice of claim was received by the escrow agent.

  If an indemnification claim is pending as of the Distribution Date with respect to the Indemnification Escrow Amount, the escrow agent shall retain an amount equal to the disputed claim amount and promptly deliver to the Stockholders a distribution of cash, if any, in immediately available funds, and shares of NDC Common Stock from the Indemnification Escrow Amount, equal to any remaining amounts in the Indemnification Escrow Amount. The disputed amount shall be paid to NDC or the Stockholders, as the case may be, upon the final resolution as agreed by NDC and the Stockholder Representative in writing of the amount of the outstanding claim.

  General. Any and all cash dividends or other cash income with respect to the Stock Escrow shall be paid into and remain in escrow and shall be available for purposes of adjustments or distributions. Each Stockholder shall have the right to direct the escrow agent in writing as to the exercise of voting rights with respect to shares in the Stock Escrow held by the escrow agent on behalf of such Stockholder, and the escrow agent shall comply with any such directions if received in a timely manner. In the absence of such directions, the escrow agent shall not vote any such shares in the Stock Escrow. The escrow agent shall invest the cash amount, if any, included in the Working Capital and Indemnification Escrow Amounts as directed by the Stockholder Representative or the Stockholders, provided that should the Stockholder Representative or the Stockholders fail to so direct the escrow agent, NDC shall be authorized to so direct the escrow agent, and, provided further that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by Moody's or S&P, and (iv) certificates of deposit issued by a commercial bank (which may be the escrow agent or any affiliate of the escrow agent) whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of 90 days, or a money market fund that invests exclusively in said investments.

THE STOCKHOLDER REPRESENTATIVE

  The Stockholder Representative shall mean a committee comprised of Messrs. Dennis Turner, Handel Evans and Patrick Welsh. Mr. Turner is the Chief Executive Officer and a director of Source. Mr. Evans is the Chairman of the Board of Directors of Source. Mr. Welsh is a director of Source and a general partner of the respective sole general partners of several affiliated private investment funds, including Welsh, Carson, Anderson & Stowe V, L.P. and Welsh, Carson, Anderson & Stowe IV, L.P., that are stockholders of Source. The Stockholder Representative shall have the responsibility and authority to enforce any adjustment based on the Closing Balance Sheet, the indemnification provisions of the Merger Agreement, and the terms and conditions of the Escrow Agreement, all on behalf of the Stockholders.

FRACTIONAL SHARES

  Pursuant to the terms of the Merger Agreement, each holder of shares of Source Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of NDC Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NDC Common Stock multiplied by the closing price per share of NDC Common Stock as reported on the NYSE on the last trading day immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

TERMINATION OF STOCK OPTIONS

  The Merger Agreement provides that, at the Closing Date, Source shall have secured the cancellation of all outstanding options and warrants to purchase shares of Source Common Stock and shall provide to NDC a schedule of the Option Shares payable to the holders of such options and warrants in consideration of such cancellation.

EFFECTIVE TIME AND CLOSING DATE

  If the Merger Agreement is adopted by the requisite votes of Source stockholders, and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time a Certificate of Merger, reflecting the Merger, becomes effective with the Secretary of State of the State of Delaware. NDC and Source have mutually agreed to use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of: (i) the effective date (including expiration of any applicable waiting period) of the last required approval or clearance of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the stockholders of Source approve the Merger Agreement, and (iii) the date on which the stockholders of PMSI approve the Stock Purchase Agreement. Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to be made effective during the fourth quarter of calendar 1997. Either NDC or Source may terminate the Merger Agreement if the Merger has not been consummated by January 31, 1998. The closing of the Merger shall take place on the date the Effective Time occurs or such other date as the parties shall agree which NDC and Source anticipate will be not more than five business days following the Special Meeting. See "--Conditions to Consummation" and "--Amendment, Waiver, and Termination."

DISTRIBUTION OF NDC CERTIFICATES

  Promptly after the Effective Time, NDC and Source shall cause the exchange agent selected by NDC to mail appropriate transmittal materials to each record holder of Source Common Stock and Source Preferred Stock for use in effecting the surrender and cancellation of those certificates in exchange for NDC Common Stock and/or cash (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Source Common Stock and Source Preferred Stock shall pass, only upon proper delivery of such certificates to the exchange agent by the former stockholders of Source). SOURCE STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of Source Common Stock and Source Preferred Stock (excluding shares held by Source or any of its subsidiaries or by NDC or any of its subsidiaries, and excluding shares as to which dissenters' rights are perfected) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the exchange agent, and the certificates thus surrendered will be canceled. Unless otherwise designated by a Source stockholder on the transmittal letter, certificates representing shares of NDC Common Stock and/or cash issued or deliverable to Source stockholders in connection with the Merger will be issued and delivered to the tendering Source stockholder at the address on record with Source. NDC shall not be obligated to deliver the consideration to which any former holder of Source Common Stock and Source Preferred Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as the exchange agent may require. No party shall be liable to a holder of Source Common Stock and Source Preferred Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

  After the Effective Time, holders of Source certificates will have no rights with respect to the shares of Source Common Stock and Source Preferred Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of NDC Common Stock and/or cash to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of NDC Common Stock will be paid to the holder of any Source certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of NDC Common Stock and/or cash issuable or deliverable upon the exchange or conversion of such shares of Source Common Stock and Source Preferred Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such stockholder is entitled.

  If any certificate for NDC Common Stock is to be issued in a name other than that in which the Source certificate surrendered for exchange is issued, the Source certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on the provisions of the Code, the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactive. The discussion is included for general information purposes only, applies only to Source stockholders, if any, who hold their stock as a capital asset, and may not apply to Source stockholders, if any, who received their stock upon the exercise of employee stock options or otherwise as compensation or have a special tax status. NDC and Source have not requested a ruling from the Service and neither party is obtaining a tax opinion from counsel regarding the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

  It is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. In order to so qualify, various factual matters must be true. Among other things, qualification as a tax-free reorganization is based on Source holding substantially all of its properties and substantially all of Sub's properties after the Merger. The Service takes the position that the "substantially all" requirement will be satisfied if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by both Source and Sub immediately prior to the Merger are held by Source after the Merger. Case authorities apply somewhat different criteria. The relative values of the assets exchanged in all of the Source and PMSI transactions is a factor in determining whether the "substantially all" test has been satisfied. As part of the transactions contemplated by the Merger Agreement, Source is disposing of its ownership in Source Europe to PMSI. In connection with the preparation of a fairness opinion rendered to a special committee of PMSI's Board, PMSI's investment bankers performed a discounted cash flow analysis of the various business segments to be sold and acquired by PMSI as contemplated by the Stock Purchase Agreement and the Source Divestiture Agreement, including such an analysis of certain projections of the cash flows of Source Europe over the next five years prepared by Source management. The projections assumed receipt of all required regulatory approvals, the availability of adequate capital resources to complete development of Source Europe's products and services and the successful introduction of such products in various national markets. The analysis assumed a sale of Source Europe at the end of the projected period at an assumed exit multiple and then discounted the cash flows to present value at an assumed discount factor. Utilizing this methodology results in a mid-range value for Source Europe of approximately $29 million. NDC and Source believe that this value is substantially in excess of the value of Source Europe at the time of disposition. In addition, NDC and Source believe that the negotiated terms of the transactions are the proper basis for analyzing the "substantially all" test. However, there can be no assurance that the Internal Revenue would not adopt a different valuation methodology or otherwise challenge compliance with the "substantially all" test. If Source does not hold substantially all of its assets, as well as substantially all of Sub's assets immediately after the Merger, or the Merger failed to qualify as a tax free reorganization for any other reason, then the exchange of Source Common Stock for NDC Common Stock will be a taxable sale of stock and Source stockholders will recognize gain or loss on the transaction. If the Merger is treated as a taxable sale of stock, Source stockholders will be taxed in the same manner as is described below.

  If the Merger is treated as a reorganization as defined in Section 368(a) of the Code, the following will be the material federal income tax consequences to the Source stockholders:

    (i) No gain or loss will be recognized for federal income tax purposes by Source stockholders upon the exchange of their shares of Source Common Stock for shares of NDC Common Stock.

    (ii) The basis of the shares of NDC Common Stock to be received by Source stockholders will be the same as the basis of the Source Common Stock surrendered in exchange therefor.

    (iii) The holding period of the NDC Common Stock to be received by Source stockholders will include the period during which the shares of Source Capital Stock surrendered in exchange therefor had been held, provided such shares were held by such stockholders as a capital asset at the Effective Time.

    (iv) The payment of cash in lieu of fractional shares of NDC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by NDC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of NDC Common Stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    (v) The payment of cash in respect of shares of Source Capital Stock as to which dissenters' rights are perfected will be subject to capital gains
  (loss) treatment.

  Holders of Source Preferred Stock who receive solely cash in exchange for their stock will be treated as having received such payments as distributions in redemption of their shares of such stock subject to the provisions and limitations of Section 302 of the Code. After such distribution, if a former Source stockholder neither owns capital stock nor is deemed to own capital stock under constructive ownership rules, the redemption will be a complete termination of interest and will be treated as a distribution in full payment in exchange for shares of such stock. Accordingly, such stockholder will recognize gain or loss measured by the difference between the amount of cash received and such stockholder's adjusted basis in the stock surrendered.

  Upon the sale or exchange of NDC Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the NDC Common Stock. Under recently enacted legislation, long-term capital gains recognized by certain non-corporate holders of NDC Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months. Tax consequences to dealers in NDC Common Stock, non-United States holders of NDC Common Stock or others who have a special tax status or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of NDC Common Stock.

  IN CONSIDERING THIS TRANSACTION STOCKHOLDERS SHOULD UNDERSTAND WHILE THE COMPANY AND SOURCE BELIEVE THIS TRANSACTION WILL BE TREATED AS A TAX FREE REORGANIZATION THERE IS NO ASSURANCE THAT THIS TRANSACTION WILL BE SO TREATED. IT MAY BE TREATED AS A TAXABLE SALE OF STOCK RESULTING IN IMMEDIATE TAX LIABILITY. EACH HOLDER OF SOURCE CAPITAL STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Source will be the surviving corporation resulting from the Merger and will become a wholly-owned subsidiary of NDC. The Merger Agreement provides that from and after the Effective Time, the Board of Directors of Source shall consist of the directors of Sub immediately prior to the Effective Time. The Merger Agreement further provides that the officers of Source in office immediately prior to the Effective Time, together with such additional persons as may be elected, shall serve as the officers of Source from and after the Effective Time in accordance with the bylaws of Source. It is not expected that consummation of the Merger will result in any change in the Board of Directors or management of NDC or any of its other subsidiaries.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Other than as described herein, no director or executive officer of NDC or Source, and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of Source Capital Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of Source Capital Stock. See "Source Informatics, Inc.--Security Ownership of Directors, Executive Officers and Principal Securityholders of Source."

  Certain members of Source's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as stockholders of Source generally. In each case, the Board of Directors of Source either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Indemnification. The Merger Agreement provides that NDC shall for a period of six years after the Effective Time indemnify the present and former directors and officers of Source or any of its subsidiaries to the full extent permitted under the Delaware General Corporation Law (the "DGCL") and by Source's Certificate of Incorporation and Bylaws, as in effect on the date of the Merger Agreement, with respect to matters occurring at or prior to the Effective Time except that as a condition to the consummation of the Merger, each director and officer of Source shall execute and deliver a waiver of all claims under such indemnification provisions arising out of the Divestiture and the allocation of the total consideration between Source with respect to the Merger and PMSI with respect to the Stock Purchase. NDC shall use its reasonable efforts to maintain Source's existing directors' and officers' liability insurance policy (or a policy providing at least comparable coverage) for a period of three years after the Effective Time of the Merger; provided, that NDC shall not be obligated to make aggregate premium payments in respect of such policy which exceed, for the portion relating to Source's directors and officers, 150% of the annual premium payments on Source's current policy. Prior to the Closing Date, NDC shall provide Source with a third-party estimate of the costs associated with maintaining such policies, which amount shall constitute a liability of Source and shall be included as a Transaction Expense.

  Change In Control And Severance Arrangements. Handel E. Evans and Dennis M.J. Turner, directors and the Chairman of the Board and the Chief Executive Officer, respectively, of Source, are also directors and the Chairman of the Board and the Chief Executive Officer, respectively, of PMSI. In addition, Patrick J. Welsh, a director of Source, is also a director of PMSI and is a general partner of the general partner of a significant stockholder of PMSI ("WCAS") and, along with certain of its affiliated entities, is also the largest stockholder of Source.

  Assuming consummation of the Stock Purchase, Messrs. Evans and Turner are each to receive annual bonuses from PMSI of $570,000. In determining these bonuses, PMSI's Organization and Compensation Committee considered the successful completion of the Stock Purchase, the Divestiture and the Merger. At the consummation of the Merger, the employment by Source of Messrs. Evans and Turner will be terminated and they will each receive termination payments (to be paid jointly by PMSI and Source) under their respective employment agreements with Source aggregating $1.2 million and $880,000, respectively, after which Mr. Evans will enter into an employment agreement with PMSI as its full-time Chairman of the Board and Mr. Turner will enter into an employment agreement with PMSI as its full-time Chief Executive Officer. In the event that either Source or PMSI do not have sufficient cash available to consummate the Stock Purchase and the Merger, including related expenses, Messrs. Evans and Turner have agreed to receive partial payment of their respective termination payments in the form of registered NDC Common Stock. In addition, the annual bonuses of four other executives of Source, including Warren J. Hauser, Vice President and Secretary of PMSI, aggregating $565,000, will reflect the successful completion of the Stock Purchase.

  Mr. Evans, and trusts for the benefit of his family, currently own an aggregate 247,856 shares of Source Common Stock (representing approximately 3.6% of the Source Capital Stock outstanding and entitled to vote on the Merger) and options to purchase an additional 201,250 shares of Source Common Stock, all of which are currently exercisable or become exercisable upon consummation of the Merger. In addition, Mr. Evans beneficially owns an aggregate 134,652 shares of PMSI common stock and options to purchase an additional 300,000 shares of PMSI common stock, 250,000 of which are currently exercisable.

  Mr. Turner, and trusts for the benefit of his family, currently own an aggregate 242,584 shares of Source Common Stock (representing approximately 3.5% of the Source Capital Stock outstanding and entitled to vote on the Merger) and options to purchase an additional 151,250 shares of Source Common Stock, all of which are currently exercisable or become exercisable upon consummation of the Merger. In addition, Mr. Turner beneficially owns an aggregate 133,879 shares of PMSI common stock and options to purchase an additional 300,000 shares of PMSI common stock, 250,000 of which are currently exercisable.

  Mr. Welsh owns 26,550 shares of Source Common Stock (less than 1% of the Source Capital Stock outstanding and entitled to vote on the Merger) and may be deemed to own the aggregate 2,544,147 shares of Source Common Stock (or approximately 37.19% of the Source Capital Stock outstanding and entitled to vote on the Merger) owned by WCAS and certain of its affiliated entities. Mr. Welsh also owns options to purchase an aggregate 7,500 shares of Source Common Stock all of which will become exercisable upon consummation of the Merger. In addition, Mr. Welsh owns 15,733 shares of PMSI common stock and may be deemed to beneficially own an aggregate 746,315 shares of PMSI common stock, owned by WCAS and related entitles. Mr. Welsh also owns options to purchase an aggregate 24,000 shares of PMSI common stock, 16,000 of which are currently exercisable.

  Post-Acquisition Compensation and Benefits. The Merger Agreement provides that, after the Effective Time, NDC will provide generally to officers and employees of Source and its subsidiaries, employee benefits under employee benefit plans, on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by NDC and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting and benefit accrual (other than benefit accrual under retirement plans) under such employee benefit plans, service with Source or its subsidiaries prior to the Effective Time will be treated as service with NDC or its subsidiaries. Subject to certain exceptions set forth in the Merger Agreement, NDC will honor all employment, severance, consulting and other compensation contracts previously disclosed to NDC between Source or any of its subsidiaries and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Source's benefit plans.

CONDITIONS TO CONSUMMATION

  The obligations of Source and NDC to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions: (i) the stockholders of Source shall have adopted the Merger Agreement and the consummation of the transactions contemplated thereby by the requisite votes; (ii) the required regulatory approvals and clearances described under "--Regulatory Approvals" shall have been received and shall be in full force and effect with all waiting periods required by law having expired, and no such regulatory approval shall be conditioned or restricted in a manner which would, in the reasonable judgment of the Board of Directors of NDC, so materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement that had NDC known of such condition it would not, in its reasonable judgment, have entered into the Merger Agreement; (iii) each party shall have received any required consents of third parties; (iv) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the Merger; (v) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the shares of NDC Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (vi) the shares of NDC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to effective notice of issuance; (vii) the accuracy, as of the date of the Merger Agreement and as of the Effective Time, of the representations and warranties of the other party as set forth in the Merger Agreement; (viii) prior to the Effective Time, the other party shall have performed in all material respects all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Merger Agreement; and
(ix) each party shall have received customary closing documents, including, without limitation, an opinion of the other party's counsel, dated the closing date, as to certain matters.

  In addition, the obligations of NDC to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following further conditions: (i) each of Messrs. Brown, Campbell, Douglass, McAferty, Silverberg, Strimbu, and Weintraub, and Ms. Vaughn, all executive officers of Source who shall continue in agreed capacities following the Merger, shall have executed and delivered an employment agreement on terms substantially consistent with those set forth in an exhibit to the Merger Agreement, (ii) Messrs. Evans and Turner shall have executed and delivered to NDC a noncompetition agreement substantially in form attached to the Merger Agreement, (iii) the Stock Purchase shall have been consummated substantially simultaneously with the Effective Time; (iv) the Divestiture shall have been consummated; (v) less than 10% of the holders of Source Preferred Stock or Source Common Stock shall have perfected their dissenter's rights, (vi) each of the directors and officers of Source shall have executed and delivered the indemnification waivers discussed above under "-- Indemnification," (vii) Source shall have been released from any and all obligations under the contracts associated with Source's European business which is part of the Divestiture, (viii) the cancellation by Source of all outstanding options and warrants; and (ix) the following related agreements shall have been executed and delivered:

    (a) Source European License Agreement--provides for a license by Source to PMSI the rights to use certain technology and the Source trademark in certain European countries;

    (b) European Services Agreement--Source and NDC will provide certain transitional services to PMSI to support the European operations Source is conveying to PMSI in the Divestiture;

    (c) Lease Assignment/Subleases--various agreements transferring leases to Source for office space it currently utilizes and providing a sublease of certain portions of such space to Walsh International Inc.; and

    (d) Scott-Levin Services Agreement--provides for the transfer of data and services between PMSI Scott-Levin Inc., a subsidiary of PMSI, and Source.

  No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

  The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the Source stockholders. See "--Amendment, Waiver, and Termination."

REGULATORY APPROVALS

  The obligations of NDC and Source to perform under the Merger Agreement and consummate the Merger are subject to the consent of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the Merger having been obtained or made and being in full force and effect and the expiration of all waiting periods required by law. Furthermore, no consent from any regulatory authority which is necessary to consummate the Merger shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business benefits of the Merger that, had such condition or requirement been known, NDC would not, in its reasonable judgment, have entered into the Merger Agreement.

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. NDC and Source filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 7, 1997. The statutory waiting period under the HSR Act expired on November 7, 1997. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of NDC or Source. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation for the Merger or seeking divestiture of substantial assets of NDC or Source. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  NDC and Source believe that the Merger can be effected in compliance with federal and state antitrust laws; however, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, NDC and Source would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

AMENDMENT, WAIVER AND TERMINATION

  To the extent permitted by law, Source and NDC, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of Source, provided that after the adoption of the Merger Agreement by the Stockholders, no amendment can be made that, pursuant to Section 251 of the DGCL, requires further approval by the Stockholders.

  Prior to or at the Effective Time, either Source or NDC, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

  The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time (a) by the mutual consent of the Boards of Directors of Source and NDC (b) in the event of any inaccuracy of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Merger Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (c) in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (d) if any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (e) the stockholders of Source fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement), (f) if the Merger is not consummated by January 31, 1998, provided that the failure to consummate is not due to the breach by the party electing to terminate, or (g) if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied, fulfilled, or waived by the appropriate party by January 31, 1998 (provided that the terminating party is not then in breach of any representation or warranty contained in the Merger Agreement under the applicable standards set forth in the Merger Agreement or in material breach of any covenant or other agreement contained in the Merger Agreement). See "--Expenses and Fees."

  In addition, NDC may unilaterally terminate the Merger Agreement if the Source Board of Directors fails to reapprove or resolves not to affirm the Merger or recommends entering into a transaction other than the Merger involving a merger, share exchange, consolidation or transfer of substantially all of Source's assets. Furthermore, Source may unilaterally terminate the Merger Agreement in the event that the Average Closing Price of the shares of NDC Common Stock is less than the Lower Threshold Amount as of the Determination Date, subject to NDC's right to revise the Common Exchange Ratios based on the Lower Threshold Price. See "--Common Exchange Ratio Adjustment."

CONDUCT OF BUSINESS PENDING THE MERGER

  Source has agreed pursuant to the Merger Agreement, unless the prior consent of NDC is obtained, and except as otherwise contemplated by the Merger Agreement, to operate its business only in the ordinary course, to preserve its business organizations and assets and to maintain its rights and franchises and to take no action that would materially adversely affect either the ability of either party to perform its covenants and agreements under the Merger Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated by the Merger Agreement. Source also agreed to
(i) complete the Divestiture, (ii) amend the Designation to provide that the holders of Source Preferred Stock shall receive the Preferred Stock Consideration upon consummation of the Merger, (iii) terminate certain employment agreements and an executive pension plan, (iv) transfer, to the extent not already accomplished, all trademark registrations for the Source trademark into the name of Source, and (v) satisfy all indebtedness or other obligations between any of the subsidiaries involved in the Divestiture or PMSI or its subsidiaries on the one hand and Source or its subsidiaries on the other.

  In addition, the Merger Agreement contains certain other restrictions applicable to the conduct of the business of Source prior to consummation of the Merger, as described below.

  Source has agreed pursuant to the Merger Agreement not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of NDC. Those actions generally include, without limitation: (i) amending its Certificate of Incorporation or Bylaws;
(ii) subject to certain exceptions, incurring any additional debt or other obligation for borrowed money on any asset of Source; (iii) acquiring or exchanging any shares of Source Capital Stock or paying any dividend or other distribution in respect of Source Capital Stock; (iv) subject to certain exceptions, issuing, selling or pledging additional shares of any Source Capital Stock, any rights to acquire any such stock or any security convertible into such stock, except pursuant to the exercise of outstanding stock options; (v) adjusting or reclassifying any of Source Capital Stock;
(vi) subject to certain exceptions, purchasing any securities of or acquiring control over any other entity; (vii) granting any increase in compensation or benefits to its employees or officers (except as previously disclosed to NDC or as required by law), paying any bonus (except as previously disclosed to NDC or in accordance with any existing program or plan), entering into or amending any severance agreements with its officers or granting any increase in compensation or other benefits to any of its directors (except as previously disclosed to NDC); (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without certain liability, except as previously disclosed to NDC and except for any amendment required by law; (ix) adopting any new benefit plan or program or materially changing any existing plan or program; (x) making any significant changes in tax or accounting methods, except for any change required by law;
(xi) commencing any litigation other than in accordance with past practice or settling any litigation for material money damages; or (xii) materially amending or terminating any material contracts including, without limitation, the Source Divestiture Agreement.

  In addition, Source has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Source also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal, except in compliance with its legal obligations or the fiduciary obligations of its Board of Directors. Source has also agreed to cause its advisors and other representatives not to engage in any of the foregoing activities.

  Pursuant to the Merger Agreement, NDC has agreed that, prior to the Effective Time, it will continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NDC Common Stock and the business prospects of NDC. NDC further agrees that it will take no action which would materially adversely affect either the ability of either NDC or Source to obtain the consents required by the Merger Agreement or the ability of either NDC or Source to perform its covenants and agreements contained in the Merger Agreement.

EXPENSES AND FEES

  The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that each of NDC and Source shall pay one-half of the filing fees payable in connection with the HSR filings, and NDC shall pay all costs associated with the Registration Statement and this Proxy Statement/Prospectus and printing costs incurred in connection with the Registration Statement and this Proxy Statement/Prospectus.

  If the Merger Agreement is terminated because (i) Source shall fail to call the Special Meeting, (ii) the stockholders of Source fail to approve the Merger, (iii) the Board of Directors of Source, to the exclusion of a competing proposal, shall fail to reaffirm its approval of the Merger or shall have affirmed, recommended or authorized a Competing Proposal, or (iv) Source has entered a binding agreement with respect to a Competing Proposal, then Source shall promptly pay all of the NDC Expenses.

  In addition to the foregoing, if the Merger Agreement is terminated because
(i) Source fails to call the Special Meeting, or (ii) the stockholders of Source fail to approve the Merger Agreement, then Source shall pay to NDC the NDC Expenses plus $3,000,000.

  Further, if within twelve months following the termination of this
Agreement: (i) by NDC because Source's Board of Directors shall have failed to reaffirm its approval of the Merger or shall have affirmed, recommended or authorized the entering into any other merger, share exchange, consolidation or transfer of substantially all of the assets of Source; or, (ii) by Source because it has entered into negotiations with a third party relating to the foregoing and pursuant to the continuing fiduciary duties of Source's Board of Directors as required by applicable law, Source has entered into a binding agreement with such third party; any third-party shall acquire, merge with, combine with, purchase substantially all of the assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 50% or more of the voting stock of Source, or enter into any binding agreement to do any of the foregoing, such third-party that is a party to the business combination shall pay to NDC, as a condition to consummation of such business combination, an amount in cash equal to $3,000,000.

ACCOUNTING TREATMENT

  The Merger is anticipated to be accounted for under the "purchase" method of accounting, pursuant to which the assets and liabilities of Source will be recorded at their respective fair values and added to those of NDC as of the Effective Time. Financial Statements of NDC issued after the Effective Time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Source. See "Summary."

VOTING AGREEMENT

  NDC and the Preferred Stockholders have entered into the Voting Agreement which provides that the Preferred Stockholders will vote such Preferred Stockholder's shares of Source Preferred Stock in favor of the Merger, the execution and delivery by Source of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the Merger Agreement has not been amended or waived so as to in any manner (i) affect the rights of the Preferred

Stockholders or their representatives or increase the Preferred Stockholders' obligations thereunder or (ii) increase the consideration payable to the holders of Source Common Stock, without the prior consent of the Preferred Stockholders.

  The Voting Agreement also provides that the Preferred Stockholders shall vote (or cause to be voted) such Preferred Stockholder's shares of Source Preferred Stock against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Source or (ii) any amendment of Source's Certificate of Incorporation or Bylaws or other proposal or transaction involving Source or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each Preferred Stockholder has also agreed that such Stockholder shall not (i) transfer, or consent to any transfer of, any or all of the such stockholder's shares or any interest therein, except pursuant to the Merger;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein,
(iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for the Voting Agreement, or (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, subject to certain limited exceptions.

  The Voting Agreement will terminate upon the earlier of the Effective Time, the date upon which the Merger Agreement is terminated in accordance with its terms, or December 15, 1997.

APPRAISAL RIGHTS

  The holders of Source Capital Stock are entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law ("Section 262").

  If the Merger is consummated, holders of Source Capital Stock who wish to exercise their appraisal rights will be entitled to have the "fair value" of their shares of Source Capital Stock at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to them in cash, together with interest, if any, by complying with the provisions of Section 262.

  Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of their Source Capital Stock must be delivered to Source before the taking of the vote of the Source stockholders on adoption of the Merger Agreement. Such demand will be sufficient if it reasonably informs Source of the stockholder's identity and that the stockholder intends thereby to demand appraisal of his shares. This written demand for appraisal of shares must be in addition to and separate from voting against, abstaining from voting, or failing to vote on adoption of the Merger Agreement. Voting against, abstaining from voting, or failing to vote on adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

  Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. Voting for adoption of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or abstaining from voting on, adoption of the Merger Agreement), will constitute a waiver of a stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's Source Capital Stock certificates. If the Source Capital Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Source Capital Stock is owned of record by more than one person, as in a joint tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

  A record owner, such as a broker, who holds Source Capital Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Source Capital Stock outstanding in the name of such record owner.

  Stockholders who elect to exercise appraisal rights should mail or deliver their written demands to: Source Informatics, Inc., 45 Rockefeller Plaza, Suite 912, New York, New York 10111 Attention: Warren Hauser, General Counsel. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Source Common Stock and Source Preferred Stock owned, and state that the stockholder is thereby demanding appraisal. Within ten days after the Effective Time, Source must provide notice of the Effective Time to all stockholders who have complied with
Section 262 and have not voted for adoption of the Merger Agreement.

  Within 120 days after the Effective Time, either Source or any stockholder who has complied with the required conditions of subsections (a) and (d) of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Source Capital Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al, decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "... proof of value by any techniques or methods, which are generally considered acceptable in the financial community and otherwise admissible in court ..." should be considered, and that ". . .[f]air price obviously requires consideration of all relevant factors involving the value of a company. . .". The Delaware Supreme Court stated that in making this determination of fair value the court must consider
". . .market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation. . .". The court further stated that ". . .elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and note the product of speculation, may be considered. . .". However, the court noted that
Section 262 provides that fair value is to be determined ". . .exclusive of any element of value arising from the accomplishment or expectation of the merger. . .".

  At the hearing on such petition filed in the Court of Chancery, the court will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The court may require dissenting stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure of a dissenting stockholder to submit his certificates may result in the dismissal of such stockholder's appraisal proceedings.

  Stockholders considering seeking appraisal should have in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Source Capital Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of Source Capital Stock subject to such demand or to receive payment of dividends or other distributions, if any, on such shares, except for dividends or distributions payable to stockholders of record as of a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any former holder of Source Common Stock will have the right to withdraw a demand for appraisal and to accept the consideration offered in the Merger Agreement; after this period, such holder may withdraw his demand for appraisal only with the consent of NDC. If no petition for appraisal is filed with the Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders will be entitled to receive the consideration provided in the Merger Agreement. Inasmuch as NDC has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

  Within 120 days after the Effective Time of the Merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from Source a statement setting forth the aggregate number of shares not voted in favor of the Merger and the aggregate number of holders of shares who have demanded appraisal. Such written statement shall be mailed to such stockholder within ten days after such request is received by Source or within ten days of the expiration of the period for delivery of demand for appraisal under Section 262, whichever is later.

  THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING HOLDER OF SOURCE CAPITAL STOCK. ANY HOLDER OF SOURCE CAPITAL STOCK WHO INTENDS TO DISSENT SHOULD CAREFULLY REVIEW THE TEXT OF THE DELAWARE STATUTORY LAW SET FORTH IN ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD ALSO CONSULT WITH HIS ATTORNEY. THE FAILURE OF A SOURCE STOCKHOLDER TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS, MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF SOURCE CAPITAL STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

  In general, any dissenting stockholder who perfects his right to be paid the "fair value" of his Source Capital Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "Certain Federal Income Tax Consequences."

RESALES OF NDC COMMON STOCK

  The shares of NDC Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Source for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of NDC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. NDC may place restrictive legends on certificates representing NDC Common Stock issued to all persons who are deemed to be "affiliates" of Source under Rule 145. In addition, Source has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Proxy Statement/Prospectus does not cover resales of NDC Common Stock received by any person who may be deemed to be an affiliate of Source.

                            SOURCE INFORMATICS INC.

BUSINESS

  Source is a leading provider of proprietary health care information, technology and consulting services, primarily to the pharmaceutical and retail pharmacy markets. Source's services enable clients to better understand individual prescriber, payer, consumer, pharmaceutical manufacturer, pharmacy benefit manager and retail pharmacy behavior in order to compete more effectively in the market place. Source typically enters into significant, long-term relationships with its clients, providing integrated services to executives in the sales, marketing, market research and information technology areas of these organizations.

  Source provides a broad array of information, data mining and integrated marketing decision-making tools. The Source database is a repository of intelligence on managed care organizations, prescribers, retailers, prescriptions and non-personalized patient data. The principal database (the "Alpha Database") contains information on 1.6 billion prescriptions dispensed by retail and mail order pharmacies over the previous 12 months. Over 90% of the prescriptions in the Alpha Database are matched to over 1,000,000 prescribers, linking them at the individual script level. Source jointly exploits its databases in an operating venture with Pharmaceutical Marketing Services Inc. ("PMSI"). Simultaneously with the consummation of the Merger, NDC will acquire all of PMSI's interest in such operating venture ("Source US") through the acquisition of PMSI Database to which PMSI contributed all of its interest in Source US. See "--The Merger--General."

  Source provides critical competitive intelligence for client companies' sales representatives, linking the dispensed prescriptions back to the prescribers in their territory. Source also provides sales force managers with direct and comparative benchmarks to measure sales force performance and determine compensation at the individual territory level. Source's services enable client companies to target prescribers by their overall prescribing habits or by the mode of payment for prescriptions they write. Clients can identify the highest potential prescribers and their specific characteristics, and access market intelligence on the prescriber's practice. Other services match prescriptions to more than 850 health care payment plans, profiling the individual managed care plans and providing insight into their strategies. Source has recently launched new database services to enable pharmaceutical company clients to measure market share activity at the individual pharmacy level.

  Source operates in the rapidly changing health care market and has an active research and development effort. This development effort is driven by the changing needs of its client base, the rapid advances in information systems technology and evolving industry standards. Source's development efforts include significant revisions and additions to the architecture and functionality of Source's systems. Specifically, these efforts involve the transition from mainframe to client server technologies, the creation of a new prescription database which provides an enhanced level of detail, and the development of advanced analysis tools which allows for expanded data manipulation and multi-variable capabilities through the use of artificial intelligence.

  For the year ended June 30, 1997 Source generated total revenues of $59.9 million and net income of $6.5 million. Source has 400 employees. Source's principal executive offices are located at 2394 East Camelback Road, Phoenix, Arizona, 85016 and its telephone number is (602) 381-9500.

SELECTED FINANCIAL INFORMATION

  The following table sets forth selected historical financial data of Source more fully set forth in Annex D.

                             THREE MONTHS ENDED              FISCAL YEARS ENDED JUNE 30,
                         --------------------------- ------------------------------------------------
                         SEPTEMBER 30, SEPTEMBER 30,
                             1997          1996        1997      1996      1995      1994      1993
                         ------------- ------------- --------  --------  --------  --------  --------
INCOME STATEMENT DATA:
  Revenues..............    $15,300       $13,484    $ 59,885  $ 51,812  $ 48,710  $ 45,757  $ 28,831
  Operating income
   (loss)...............        338         1,041       6,680     4,315     3,610    (1,797)  (16,217)
  Income (loss) from
   continuing
   operations...........        203           979       6,479     3,766     2,610    (4,946)  (17,680)
BALANCE SHEET DATA
  (AT PERIOD END):
  Total assets..........     24,262        24,885      27,641    27,566    26,420    23,874    15,544
  Long-term
   obligations..........      8,179         5,909       7,490     6,525     5,822     4,797     6,574
  Total stockholders'
   equity...............    (45,298)      (50,551)    (45,051)  (51,530)  (55,296)  (57,906)  (52,960)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

 OPERATING RESULTS FOR THE QUARTERS ENDED SEPTEMBER 30, 1997 AND 1996

  Revenue. Revenue for the quarter ended September 30, 1997 was $15.3 million, an increase of $1.8 million or 13.5% over revenue for the quarter ended September 30, 1996. The increase was driven by new product sales, particularly in the area of services to help pharmaceutical companies measure market share activity at the individual retail pharmacy level.

  Production Costs. Production costs for the quarter ended September 30, 1997 were $3.7 million, (25% of revenue) compared to $3.6 million (27% of revenue) for the quarter ended September 30, 1996. The decrease as a percentage of revenue was due to productivity improvements from continued utilization of technology to reduce unit costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $11.2 million (73% of revenue) for the quarter ended September 30, 1997, compared to $8.9 million (66% of revenue) for the quarter ended September 30, 1996. During the quarter, the company made significant investments in developing technology based services and new retail pharmacy programs that have been purchased by customers. The increase in selling, general and administrative expense as a percentage of revenue in the quarter ended September 30, 1997 versus the prior year was primarily due to the increased investment in these two areas to fulfill the requirements of new contracts. The company expects to begin recognizing the revenue from these contracts in the second quarter of this fiscal year.

  Depreciation and Amortization. Depreciation and amortization expenses for the quarter ended September 30, 1997, were $1.4 million, an increase of $0.4 million or 38% over depreciation and amortization expenses for the quarter ended September 30, 1996. The increase was primarily attributable to depreciation of capital investments for new computer systems, particularly the company's continuing transition from a mainframe platform to client server technology.

  Interest and Other Income/Interest Expense. For the quarter ended September 30, 1997, Sources net interest expense was $0.1 million compared to $0.1 million for the same period in 1996.

 OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

  Revenue. Revenue for the year ended June 30, 1997, was $59.9 million, an increase of $8.1 million or 15.6% over revenue for the year ended June 30, 1996. Revenue grew significantly in the information services and research and consulting divisions. The growth in the information services division revenue was driven by increased subscription sales for the Source Alpha database. The growth in the research and consulting division was driven by sales of newly launched consulting services. In both divisions growth was driven by increased business from existing clients and the addition of new clients.

  Revenue for the year ended June 30, 1996, was $51.8 million, an increase of $3.1 million or 6.4% over revenue for the year ended June 30, 1995. This growth was driven primarily by increases in subscription sales for the Source Alpha database, in the information services division.

  Production Costs. Production costs for the year ended June 30, 1997, were $14.8 million (25% of revenue) compared to $14.7 million (28% of revenue) for the year ended June 30, 1996. The decrease as a percentage of revenue was due to continued implementation of restructuring programs launched during the prior year. These programs included streamlining the production process and more effective utilization of technology in order to reduce unit costs.

  Production costs for the year ended June 30, 1996, were $14.7 million (28% of revenue) compared to $15.5 million (32% of revenue) for the year ended June 30, 1995. The decrease as a percentage of revenue was primarily attributable to the implementation of new restructuring programs designed to reduce unit costs. These programs included streamlining the production process and more effective utilization of technology in order to reduce unit costs and improve operating efficiency.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $33.2 million (55% of revenue) for the year ended June 30, 1997, as compared to $29.7 million (57% of revenue) for the 1996 fiscal year. The increase was greater than prior years primarily due to one-time charges for consultants retained to help Source transition from mainframe to client server technology and the expansion of work units to support retail chain and pharmacy market niche development.

  Selling, general and administrative expenses were $29.7 million (57% of revenue) for the year ended June 30, 1996, as compared to $27.7 million (57% of revenue) for the 1995 fiscal year. The increase was consistent with the growth of the business and the launch of a market niche penetration strategy, to expand beyond the Source's traditional market focus. The decrease in expense as a percentage of revenue was driven by the effective leveraging of Source's fixed expense base which kept operating costs flat, combined with minimal increases in employment costs.

  Depreciation and Amortization. Computer equipment and software are valued at their cost on the date of purchase and depreciated over periods of up to five years. The cost of updating and maintaining Source's databases is expensed as incurred, as is the cost of developing software for internal use.

  Depreciation and amortization expenses for the year ended June 30, 1997, were $5.2 million, an increase of $2.1 million or 67.7% over depreciation and amortization expenses for the year ended June 30, 1996. This increase represented significant investment supporting Source's transition from a mainframe to client server technology platform.

  Depreciation and amortization expenses for the year ended June 30, 1996, were $3.1 million, an increase of $1.2 million or 63.2% over depreciation and amortization expenses for the year ended June 30, 1995. The increased cost was primarily attributable to Source's investment in expanded computing capacity.

  Interest and Other Income/Interest Expense. Source invests its excess cash with major banks, and cash equivalents and marketable securities in a professionally managed fund.

  For the year ended June 30, 1997, Source's net interest expense was $0.1 million as compared to $0.4 million for the same period in 1996. The decrease was due to reduced borrowing levels given Source's increase in cash flow.

  For the year ended June 30, 1996, Source's net interest expense was $0.4 million as compared to $0.9 million for the 1995 fiscal year. The decrease was due to reduced borrowing levels, given Source's increase in cash flow.

  Income Tax Provision. There were no tax provisions for the years ended June 30, 1995, 1996 and 1997 respectively, due to net operating losses generated in prior years and applied during this period.

  In connection with the purchase of Source and PMSI Database, NDC has allocated $67 million of the purchase price to in-process research and development ("R&D") projects related to Source US. The results of operations of PMSI Database include its proportionate share of the Source US results of operations (approximately 24%), and, as a result, approximately $51 million of this charge has been attributed by NDC to Source and $16 million to PMSI Database. These allocations represent NDC's estimated fair value based on risk adjusted cash flows related to the incomplete projects. The discount rate NDC used was commensurate with the risk of the cash flows and takes into consideration the likelihood of completing the projects successfully. The development of these projects had not yet reached technological feasibility, and the technology has no alternative future use. Accordingly, these costs were expensed as of the acquisition date. The technology acquired in these acquisitions will require substantial additional development by NDC estimated to cost approximately $10 million over the next three years.

  Source's development efforts include significant revisions and additions to the architecture and functionality of Source's systems, Specifically, these efforts involve the transition from mainframe to client server technologies, the creation of a new prescription database which provides an enhanced level of detail, and the development of advanced analysis tools which allows for expanded data manipulation and multi-variable capabilities through the use of artificial intelligence. These efforts are important because the systems are used by Source to produce its main products and services. Finally, Source, in conjunction with NDC, is developing a major new software system aimed at providing more timely pharmaceutical product information to the health care industry. These projects are necessitated by competitive pressures and rapid advances in information system technology and, thus, are critical to the future success of Source.

 SEASONALITY OF THE BUSINESS

  Historically, Source's financial results have varied from quarter to quarter, principally due to the timing of customer investments to new products and services and the timing of delivery of Source US services. For example, many of the pharmaceutical manufacturing customers of Source US report results on a calendar year basis. In general commitments are made by Source US's customers in the summer and fall for delivery in the first part of the next calendar year. Source US's fiscal year begins July 1. Source typically incurs expenses during the first half of its fiscal year (the last half of the calendar year) in preparation for roll-out of new products and services to meet customer requirements. Consequently, during Source US's first quarter, significant expense with respect to new products is incurred to generate revenues which should be recognized in future quarters.

 LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1997, Source's cash and cash equivalents totaled $4.3 million. Excluding a parent company obligation which will be forgiven at the Effective Time, Source's current ratio was 0.53:1 at September 30, 1997. In comparison to the quarter ended September 30, 1996, cash and cash equivalents increased due to the growth in the company's business and resulting increase in cash flow.

  At June 30, 1997, Source's cash and cash equivalents and marketable securities totaled $2.8 million. Excluding a parent company obligation which will be forgiven at the Effective Time, Source's current ratio was 0.63:1. During the year ended June 30, 1997, cash and cash equivalents and short-term marketable securities decreased due to the timing in accounts receivable collection and investments in Source Europe.

  Source anticipates that existing cash, together with internally generated funds, will provide Source with the resources necessary to meet Source's working capital requirements in fiscal 1998 and subsequent years.

SECURITIES OWNERSHIP
  The following table sets forth certain information as of September 30, 1997, regarding the ownership of Source Common Stock and Preferred Stock by (i) certain stockholders or groups of related stockholders who, individually or as a group, are the beneficial owners of 5% or more of any class of the Source Capital Stock and (ii) the executive officers and directors of Source.

                                         SHARES BENEFICIALLY OWNED
                                 ---------------------------------------------
                                 NUMBER OF                NUMBER OF
                                 SHARES OF                SHARES OF
                                  COMMON       PERCENT OF PREFERRED PERCENT OF
        NAME(1)                  STOCK(2)        CLASS      STOCK     CLASS
        -------                  ---------     ---------- --------- ----------
PRINCIPAL STOCKHOLDERS:
Welsh, Carson, Anderson & Stowe
 V, L.P. ......................  1,259,239        21.7%        --       --
Welsh, Carson, Anderson & Stowe
 IV, L.P. .....................    964,505        16.6         --       --
 c/o Welsh, Carson, Anderson &
  Stowe
 320 Park Avenue, Suite 2500
 New York, New York 10022-6815
Crown Advisors, Ltd. ..........    531,360         9.2         --       --
 The Lincoln Building, Suite
  3405
 60 East 42nd Street
 New York, New York 10017
Rohit M. Desai.................    520,833         8.2     520,833     50.0%
 c/o Desai Capital Management
  Incorporated
 540 Madison Avenue
 New York, New York 10022
EXECUTIVE OFFICERS AND DIREC-
 TORS:
James G. Andress...............      6,250(3)        *         --       --
David F. Bellet................    547,675(4)      9.4%        --       --
Robert R. Brown................     19,000(3)        *         --       --
Handel K. Evans................    369,856(5)      6.2%        --       --
Michael A. Hauck...............     51,636(6)        *         --       --
Frank J. Pados.................    522,083(7)      8.3%    520,833     50.0%
Dennis M.J. Turner.............    352,084(8)      6.0%        --       --
Patrick J. Welsh...............  2,575,697(9)     44.4%        --       --
L. John Wilkerson..............    310,734(10)     5.4%        --       --
Warren J. Hauser...............     21,200(11)       *         --       --
All Executive Officers and
 Directors as a group (10
 persons)......................  4,776,215        72.1%

-------
 * Less than 1%.
(1) Except as otherwise noted below, the persons named in the table have sole voting power and investment power with respect to all shares set forth in the table. The shares listed include shares of Common Stock that may be acquired upon exercise of presently exercisable options, or options that will become exercisable within 60 days from the date hereof.
(2) Includes shares of outstanding Preferred Stock which are currently convertible into shares of Common Stock on a 1-to-1 basis.
(3) Consists of shares subject to options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(4) Includes 531,360 shares held by investment partnerships affiliated with Crown Advisors Ltd. Mr. Bellet is a general partner of the respective sole general partners of such investment partnerships, and disclaims beneficial ownership of such shares. Also includes 5,000 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(5) Includes 122,000 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(6) Includes 40,250 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(7) Includes 520,833 of Preferred Stock shares held by investment partnerships affiliated with Rohit B. Desai. Mr. Pados disclaims beneficial ownership of such shares. Common Stock holdings also include 1,250 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(8) Includes 109,500 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan. Does not include 6,882 shares owned by immediate family members of Mr. Turner as to which Mr. Turner disclaims beneficial ownership.
(9) Includes an aggregate 2,544,147 shares held by investment partnerships (including, without limitation, Welsh, Carson, Anderson & Stowe V, L.P. and Welsh, Carson, Anderson & Stowe IV, L.P.) of which Mr. Welsh is a general partner of the sole general partner. Mr. Welsh disclaims beneficial ownership of such shares. Also includes 5,000 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(10) Includes 5,000 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.
(11) Includes 11,250 shares issuable upon exercise of options granted under Source's Stock Option and Restricted Stock Purchase Plan.

       CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND SOURCE STOCKHOLDERS

  At the Effective Time, Source stockholders automatically will become stockholders of NDC, and their rights as stockholders will be determined by NDC's Certificate of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of NDC and Source. Both NDC and Source are Delaware corporations governed by the DGCL. Accordingly, except as set forth below, there are no material differences between the rights of an NDC stockholder under NDC's Certificate of Incorporation and Bylaws and the DGCL, on the one hand, and the rights of a Source stockholder under Source's Certificate of Incorporation and Bylaws and the DGCL, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the Certificate of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

 NDC

  The authorized capital stock of NDC consists of 100,000,000 shares of Common Stock, par value $.125 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share. The following description of the capital stock is qualified in all respects by reference to the Certificate of Incorporation, as amended, and Bylaws, as amended, of NDC, copies of which are on file at NDC's principal executive offices.

  NDC Common Stock. The holders of NDC Common Stock, subject to such rights as may be granted to the holders of NDC Preferred Stock, elect all directors and are entitled to one vote per share. All shares of NDC Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably, subject to the rights and preferences of any NDC Preferred Stock, in net assets on liquidation. The shares of NDC Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of NDC Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.

  Stock Purchase Rights. Pursuant to a Rights Agreement dated as of January 18, 1991, each share of NDC Common Stock is issued one NDC right (an "NDC Right") which entitles the registered holder to purchase from the NDC one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "NDC Participating Preferred"), at a purchase price of $45.00 per Unit, subject to adjustment. Until the Separation Date (as hereinafter defined, see "--Stockholder Rights Plan"), the NDC Rights are unexercisable and attach to and transfer with the NDC Common Stock certificates.

  The NDC Rights may have certain anti-takeover effects because the rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. However, the NDC Rights should not interfere with the Merger or any other business combination approved by a majority of the directors since the NDC Rights may be redeemed by NDC at $.01 per NDC Right at any time on or prior to a stock acquisition. Thus, the NDC Rights are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the NDC Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Rights, the NDC Rights may have the effect of preserving incumbent management in office.

  NDC Preferred Stock. NDC is authorized to issue 1,000,000 shares of Preferred Stock, par value $1.00 per share, none of which is outstanding, although 300,000 shares of Preferred Stock have been reserved for issuance pursuant to the NDC Rights described above. NDC Preferred Stock may be issued from time to time by the Board of Directors of NDC, without stockholder approval, in such series and with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors. The issuance of NDC Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of NDC Common

Stock since NDC Preferred Stock may be issued having preference over the NDC Common Stock with respect to dividends and in liquidation, and have voting rights, contingent or otherwise, that could dilute the voting rights, net income per share and net book value of the NDC Common Stock. In addition, while the Board of Directors has no current intention of doing so, the ability of the Board of Directors to issue shares of NDC Preferred Stock and to set the voting powers and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof without further stockholder action could help to perpetuate incumbent management of NDC or prevent a business combination involving NDC that is favored by NDC's stockholders. As of the date of this Proxy Statement/Prospectus, other than in connection with the NDC Rights described above, the Board of Directors has not authorized the issuance of any shares of NDC Preferred Stock, and NDC has no agreements, arrangements or understandings with respect to the issuance of any shares of NDC Preferred Stock.

 Source

  The authorized capital stock of Source consists of 12,000,000 shares of Source Common Stock, $.01 par value, and 2,000,000 shares of Source Preferred Stock, $1.00 par value. The following description of Source Capital Stock is qualified in all respects by reference to the Certificate of Incorporation, as amended, and Bylaws, as amended, of Source, copies of which are on file at Source's principal executive offices.

  Source Common Stock. The holders of Source Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. Subject to the preferences of the Source Preferred Stock, all shares of Source Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably subject to the rights and preferences of any Source Preferred Stock, in net assets on dissolution. The shares of Source Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of Source Common Stock have no preference, conversion, exchange or cumulative voting rights.

  Source Preferred Stock. The Board of Directors, pursuant to Source's Certificate of Incorporation, has designated one series, consisting of 1,041,667 shares, of Source Preferred Stock (the "Source Preferred Stock"), all of which shares are outstanding. The Source Preferred Stock was issued in connection with the spin-off of Source from Walsh International Inc. ("Walsh") immediately prior to Walsh's initial public offering of securities in April 1996. The terms of the Source Preferred Stock are based upon and substantially reflect the terms of a series of preferred stock of Walsh that was issued to private investors in 1993. The terms of the Source Preferred Stock were negotiated with such investors in order to induce them to convert their Walsh preferred shares into Walsh common stock at the time of the public offering, and are intended to substantially preserve the originally negotiated rights of the Walsh preferred stock, including redemption rights and liquidation preference. Because several of such investors were subject to underwriters' "lock-up" agreements and could not liquidate their Walsh common stock immediately following the public offering, the Source Preferred Stock also includes provisions that, in effect, give limited price protection with respect to the Walsh common stock. See "-- Redemption." The number of shares designated as Source Preferred Stock may be increased or decreased (but not below the number then outstanding) by resolution of the Board of Directors. The rights of the holders of Source Preferred Stock are prior to those of the holders of Source Common Stock with respect to dividends and amounts distributable to stockholders upon liquidation.

  Redemption. The Source Preferred Stock is subject to mandatory redemption and, in certain circumstances, optional redemption at the election of the holder. In general, the redemption price of the Source Preferred Stock per share is the sum of (i) $11.33, plus (ii) any declared and undistributed dividends in respect of the Source Preferred Stock, plus (iii) on the date on which all outstanding shares of Source Preferred Stock are redeemed, the "Additional Redemption Amount." The Additional Redemption Amount is calculated, in the case of each holder of Source Preferred Stock, as (a) 74% of the initial public offering price of the Walsh common stock (i.e., $8.88) multiplied by the number of shares of Walsh common stock held by such holder on the date of consummation of the Walsh initial public offering, less (b) the net proceeds received by such holder from any sales of its shares of Walsh common stock, less (c) the aggregate value of any securities received by it in respect of its shares of Walsh common stock pursuant to a merger or other business combination involving

Walsh, less (d) the aggregate value of Walsh common stock otherwise transferred by it to unaffiliated third parties, less (e) 50% of the aggregate value of the shares of Walsh common stock held by it on the date of final redemption over the amount provided in clause (e). In effect, the Additional Redemption Amount is designed to compensate the holders of Source Preferred Stock to the extent that the value of (or proceeds received from disposition of) their Walsh common stock is less than $8.88 per share (74% of the initial public offering price of $12 per share). This level of price protection with respect to the Walsh common stock was a negotiated compromise between Source and Walsh, on the one hand, and the holders of the Walsh preferred stock, on the other hand.

  The market value of the Walsh common stock (calculated in accordance with the Source Certificate of Incorporation as the average closing price of the Walsh common stock for the ten trading days commencing twelve trading days before September 30) was $11.18. Pursuant to the formula determining the Additional Redemption Amount, 50% of this value ($5.59) would be deducted from the maximum $8.88 Additional Redemption Amount. As a result, in general, the Additional Redemption Amount will be zero unless, as of the date of determination, the market value of the Walsh common stock is less than $3.29. The closing price of the Walsh common stock on the Nasdaq National Market was $10.25 on November 6, 1997.

  Pursuant to the existing terms of the Source Certificate of Incorporation, the shares of Source Preferred Stock would be mandatorily redeemable as follows: 520,834 shares on September 30, 1997, and the remaining outstanding shares on June 30, 1998. In August 1997, the holders of the Source Preferred Stock consented to the deferral of the September 30, 1997 redemption until December 15, 1997. If the Merger is not consummated on or before such date, then the 520,834 shares of Source Preferred Stock originally scheduled for redemption on September 30, 1997 will be manditoraly redeemable. Upon the occurrence of a change of control event, each holder of Source Preferred Stock has the right to require Source to redeem such holder's Shares. The Merger constitutes such a change of control event. The merger consideration payable to the holders of the Source Preferred Stock equals the amount that such holders would be entitled to receive upon redemption as of the date of consummation of the Merger. See "Merger."

   DIVIDENDS. Holders of Source Preferred Stock are entitled to share ratably in all dividends declared and paid to the holders of Source Common Stock. Furthermore, no dividend may be declared, set aside, or paid to the holders of Source Common Stock or any other class or series of Source Capital Stock ranking junior to the Source Preferred Stock unless the full cumulative dividends (including the dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of Source Preferred Stock shall have been, or shall then be, paid.

   CONVERSION. The shares of Source Preferred Stock are convertible, at the option of the holder thereof, into an equal number of shares of Source Common Stock (the "Conversion Ratio"). The Conversion Ratio is automatically proportionately adjusted in the event of a stock split, stock dividend, issuance of warrants, issuance of convertible debt or securities, or reclassification with respect to shares of Source Common Stock.

   MERGER. In general, in case of any consolidation or share exchange of Source with, or merger of Source into, any other person, any merger of another person into Source (including the Merger, but excluding any other merger which does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of Source Common Stock) or any sale or transfer of all or substantially all of the assets of Source, the holders of shares of Source Preferred Stock are entitled to receive the same consideration as if such holder would have received had he converted his Source Preferred Stock into Source Common Stock immediately prior to such consolidation, merger, share exchange, sale or transfer. However, in the event of a merger (such as the Merger) that constitutes a "Change of Control Event" under the Designation, holders of the Source Preferred Stock have the right to elect to have their shares redeemed at a redemption price equal to the greater of (a) $11.33 and
(b) the greater of the market price of the Source Common Stock and the price per share of Source Common Stock in the Change of Control transaction, plus, in the case of both (a) and (b), the Additional Redemption Amount and any declared but unpaid dividends or other distributions with respect to the Source Preferred Stock. The Merger Agreement accordingly provides that the holders of the Source Preferred Stock are entitled to receive merger consideration of $11.33 per share, subject to adjustment to equal the amount that the holders would receive if their shares had been redeemed (i.e., an increase to the extent of any applicable Additional Redemption Amount and any declared but unpaid distributions).

   VOTING. Except as hereinafter described and as is required by law, holders of the Source Preferred Stock have the right and power to vote on any matter upon which, or in any proceeding at which, the holders of Source Common Stock are entitled to vote and to be represented at and to receive notice of any meeting of stockholders. Each holder of Preferred Stock shall be entitled to that number of votes for each share of Common Stock obtainable upon conversion of such Stock on the record date for the vote which is being taken, or if no such record date is established at the date such vote is taken of any written consent of the stockholders is solicited. The holders of shares of Preferred Stock and shares of Common Stock shall vote together and not as separate classes except as otherwise provided herein or by law. The holders of Series A Preferred Stock will vote as a separate class and approval of 51% of the holders will be required to create any additional class of preferred stock, create any class of common stock other than the class presently authorized for issuance, amend the Certificate of Incorporation or By-laws of the corporation or increase the number of shares of Series A Preferred Stock authorized for issuance. In addition, pursuant to the Stockholders Agreement, the consent of the holders of at least a majority of the outstanding Preferred Stock is required to approve the Merger.

DIRECTORS AND CLASSES OF DIRECTORS

 NDC

  The Board of Directors of NDC is divided into three classes as nearly equal in number as the total number of directors permits. Directors are elected to each class at successive annual meetings to serve three-year terms. Any newly created or eliminated directorships resulting from an increase or decrease in the number of authorized directors are divided equally among the three classes so as to maintain such classes as nearly equal as possible. Any director or the entire Board of Directors of NDC may be removed from office only upon the affirmative vote of at least 80% of the holders of all classes of NDC stock, voting as a single class.

  The above-mentioned provisions (the "NDC Board Provisions") with regard to the Board of Directors of NDC may have certain anti-takeover effects by preventing or delaying a change in the membership of the Board of Directors of NDC. The NDC Board Provisions are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors of NDC. However, the effect of the NDC Board Provisions may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Board Provisions, the NDC Board Provisions may have the effect of preserving incumbent management in office.

 Source

  The Board of Directors of Source consists of 8 members, serving as a single class. Directors of Source serve until their successors are elected and qualified. Directors of Source may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of Source Capital Stock entitled to vote at an election of directors.

STOCKHOLDER MEETINGS

 NDC

  NDC's Bylaws provide for annual meetings of stockholders to be held on the fourth Thursday of October and for special meetings to be held on call of the Chairman or President or at the request of a majority of the members of the Board of Directors. The NDC Bylaws do not permit stockholders to call a special meeting of stockholders. Stockholders entitled to vote are entitled to written notice stating the place, date, hour and, in the case of a special meeting, the purpose of the meeting, not less than 10 nor more than 50 days before the date of the meeting. The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum. When a quorum is present at a meeting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except for resolutions: (i) increasing the number of authorized shares of capital stock; (ii) approving a Business Combination (as defined in NDC's Certificate of Incorporation; (iii) amending Article Fourth of NDC's Certificate of Incorporation (Business Combination provisions); (iv) removing any director or the entire Board of Directors; (v) amending Article Eighth, Thirteenth, or Fourteenth of NDC's Certificate of Incorporation (board classes, no stockholder action except at a meeting, and board authority to alter, amend or repeal bylaws without stockholder approval); or (vi) requiring a greater vote than is provided by applicable law. The foregoing resolutions must be approved by the affirmative vote of (i) 50%; (ii) 66.67%; (iii) 66.67%; (iv) 80%; and (v) 80%, respectively of the stockholders entitled to vote.

 Source

  Source's bylaws provide for annual meetings to be held on such dates and at such times as shall be designated by the Board of Directors and for special meetings to be held (i) at the request of the Chairman or a majority of the Board of Directors; or (ii) at the request of the President or the Secretary of Source. Stockholders entitled to vote are entitled to written notice stating the place, date, hour, and, in the case of a special meeting, the purpose of the meeting, not less than 10 nor more than 60 days before the date of the meeting. The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum. When a quorum is present at a meeting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except where a greater vote is required by applicable law.

ANTI-TAKEOVER PROVISIONS

 NDC

  The provisions of NDC's Certificate, Bylaws, and the NDC Rights Agreement contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the NDC Board of Directors' role in connection with attempts to acquire control of NDC so that the Board may further and protect the interests of NDC, its stockholders and its other constituencies as appropriate under the circumstances. In particular, if the Board determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although NDC management believes that the protective provisions are beneficial to NDC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive NDC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

  Pursuant to its authority to issue different series of NDC Preferred Stock, the Board of Directors of NDC has established the NDC Rights Agreement and has designated the preferences and rights of the NDC Participating Preferred to include certain provisions which may have the effect of discouraging unsolicited offers to acquire NDC. See "--Stockholder Rights Plan."

 Source

  The provision of Source's Certificate of Incorporation granting the Source Board of Directors the authority to provide for the issuance of Source Preferred Stock in series may discourage certain acquisition proposals, which may deprive Source's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices. See "--Source Preferred Stock."

STOCKHOLDER RIGHTS PLAN

 NDC

  Each share of NDC Common Stock has attached to it an NDC Right issued pursuant to a Rights Agreement between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent (the "NDC Rights Agreement"). Each NDC Right entitles its registered holder to purchase one one-hundredth of a share of NDC Participating Preferred at a price of $45.00 (the "Rights Purchase Price"), as adjusted from time to time under certain circumstances, after the earlier of
(i) the tenth day following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer which, if successful, would result in any person or group having beneficial ownership of 15% or more of the outstanding NDC Common Stock (an "Acquiring Person"), and
(ii) the tenth day after the first date of a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding NDC Common Stock (the "Stock Acquisition Date") (in either case, the "Separation Date").

  The NDC Rights will not trade separately from the NDC Common Stock unless and until the Separation Date occurs. The dividend, liquidation and voting rights of the shares of NDC Participating Preferred, are designed so that the value of the one one-hundredth of a share of NDC Participating Preferred purchasable upon the exercise of each NDC Right should approximate the value of one share of NDC Common Stock.

  In the event that any person or group becomes an Acquiring Person, each holder of an NDC Right, except an Acquiring Person or any affiliate or associate thereof, will be entitled to purchase at the then-current Rights Purchase Price shares of NDC Common Stock with a market value of two times the Rights Purchase Price.

  In the event that NDC is acquired in a merger or other business combination, or 30% or more of its assets or earning power is sold to any person or group other than NDC or its wholly-owned subsidiaries, then, in each such case, each holder of an NDC Right, except an Acquiring Person or an affiliate or an associate thereof, will be entitled to purchase shares of stock of the other party to the business combination with a market value of two times the Rights Purchase Price.

  Prior to the Stock Acquisition Date the NDC Rights are redeemable for one cent per NDC Right at the option of the Board of Directors. The NDC Rights will expire on January 18, 2001 or at an earlier date under certain circumstances.

  The NDC Rights will not prevent a takeover of NDC. The NDC Rights, however, may cause substantial dilution to a person or group that acquires 20% or more of the NDC Common Stock unless the NDC Rights are first redeemed or terminated by the Board of Directors of NDC. Nevertheless, the NDC Rights should not interfere with a transaction that is, in the opinion of NDC's Board of Directors, in the best interests of NDC and its stockholders because the NDC Rights can be redeemed or terminated, as hereinbefore described, before the consummation of such a transaction.

 Source

  Source has not adopted any rights or similar plan.

                                    EXPERTS

  The consolidated financial statements of NDC at May 31, 1996 and 1997, and for each of the years in the three-year period ended May 31, 1997, incorporated by reference from NDC's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

  The financial statements of Source's United States operations at June 30, 1997, and for the year ended June 30, 1997, have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report included herein, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The legality of the shares of NDC Common Stock being offered hereby is being passed upon for NDC by Alston & Bird LLP, Atlanta, Georgia. Neil Williams, a partner of Alston & Bird LLP, is a director and stockholder of NDC.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           NATIONAL DATA CORPORATION,
                                 DUNKIRK, INC.,

                                      AND

                            SOURCE INFORMATICS INC.

                          DATED AS OF AUGUST 20, 1997

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (THIS "AGREEMENT") IS MADE AND ENTERED INTO AS OF AUGUST 20, 1997, BY AND AMONG NATIONAL DATA CORPORATION ("NDC"), A DELAWARE CORPORATION; DUNKIRK, INC. ("SUB"), A DELAWARE CORPORATION; AND SOURCE INFORMATICS INC. ("SOURCE"), A DELAWARE CORPORATION.

                                   PREAMBLE

  The respective Boards of Directors of Source, Sub and NDC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Source by NDC pursuant to the merger of Sub with and into Source. At the effective time of such merger, the outstanding shares of the capital stock of Source shall be converted (except as provided herein) into the right to receive cash or shares of the common stock of NDC. As a result, common stockholders of Source shall become stockholders of NDC and Source shall continue to conduct the business and operations of Source as a wholly-owned subsidiary of NDC. The transactions described in this Agreement are subject to the approvals of the stockholders of Source, expiration of the required waiting period under the HSR Act, the consummation of the Stock Purchase Agreement dated as of even date herewith by and among PMSI Database Holdings, Inc. ("Newco"), Pharmaceutical Marketing Services Inc. ("PMSI") and NDC (the "PMSI Agreement," together with the related agreements in connection therewith) and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

  Certain terms used in this Agreement are defined in Section 12.1 of this Agreement.

  Now, Therefore, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                       Transactions and Terms of Merger

  1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Source in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). Source shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of NDC and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Source, Sub and NDC and by NDC, as the sole stockholder of Sub.

  1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree (the "Closing Date"). The Closing shall be held at such location as may be mutually agreed upon by the Parties.

  1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the stockholders of Source approve this Agreement to the extent such approval is required by applicable Law and (iii) the date on which the stockholders of PMSI approve the PMSI Agreement.

                                   ARTICLE 2

                                Terms Of Merger

  2.1 Charter. The Certificate of Incorporation of Source in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

  2.2 Bylaws. The Bylaws of Source in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

  2.3 Directors and Officers. The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Source in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

  2.4 Effect of Stockholder Approval.

  (a) The adoption of this Agreement by the Stockholders shall constitute ratification of this Agreement, the appointment of the Stockholder Representative in accordance with Section 10.10 and authorization for the Stockholder Representative to execute and deliver the Escrow Agreement on behalf of the Stockholders. Upon such adoption, this Agreement shall constitute the legal, valid and binding obligations of each Stockholder. In addition, upon such adoption and upon execution and delivery of the Escrow Agreement by the Stockholder Representative, the Escrow Agreement shall constitute the legal, valid and binding obligations of each Stockholder.

  (b) The adoption of this Agreement by the holders of Source Preferred Stock shall constitute ratification of this Agreement. Upon such adoption, this Agreement shall constitute the legal, valid and binding obligation of each holder of Source Preferred Stock.

                                   ARTICLE 3

                          Manner of Converting Shares

  3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of NDC, Source, Sub or the stockholders of any of the foregoing:

    (a) Each share of capital stock of NDC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

    (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Source Common Stock.

    (c) Each share of Source Common Stock (excluding shares held by any Source Entity or any NDC Entity, and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.7) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) the Common Cash Amount, if any, and that fraction of a share of NDC Common Stock equal to 1,099,716 shares (the "Payment Shares") divided by the total number of shares of Source Common Stock outstanding at the Closing Date (the "Common Base Exchange Ratio"); provided, however, that the Payment Shares shall be first reduced by the Option Shares (as defined in Section 3.1(c)(4) below), and (ii) that fraction of a share of NDC Common Stock equal to 455,840 shares (the "Stock Escrow") divided by the total number of shares of Source Common Stock outstanding at the Closing Date, subject to the provisions of Section 3.2, Article 10 and the Escrow Agreement (the "Common Escrow Exchange Ratio");

      (1) At the Closing Date, the "Common Cash Amount" shall be calculated by dividing $31,750,000, the aggregate cash consideration payable by NDC hereunder (the "Aggregate Cash Amount"), less the Preferred Stock Merger Consideration (as defined in Section 3.1(d)) and the Transaction Expenses (as defined in Section 3.1(c)(2) below), by the total number of shares of Source Common Stock outstanding at the Closing Date.

      (2) At the Closing Date, Source shall prepare and deliver to NDC a schedule substantially in the form of Schedule 1 attached hereto (the "Expense Schedule"), indicating the expenses incurred but unpaid as of the Closing Date which are of the type disclosed on Schedule 1 and which are directly associated with the transaction contemplated by this Agreement, including, without limitation, all expenses incurred in connection with Source's termination of certain employment agreements and an executive pension plan pursuant to Section 7.1(d) hereof (the "Transaction Expenses"); provided, however, if the sum of the Preferred Stock Merger Consideration and the Transaction Expenses exceed the Aggregate Cash Amount ("Excess Expense"), then the Payment Shares shall be reduced by that number of shares of NDC Common Stock equal to the quotient of (i) the Excess Expense divided by (ii) the Average Closing Price as of the Closing Date.

      (3) If, at the close of trading on the tenth trading day immediately preceding the Closing Date (the "Determination Date"), the Average Closing Price shall be greater than $50.50 (the "Upper Threshold Price"), the "Common Exchange Ratios" (defined to include the Common Base Exchange Ratio and the Common Escrow Exchange Ratio) shall each be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Upper Threshold Price by the Average Closing Price at the Determination Date; provided further, that, in the event that the Average Closing Price on the Determination Date shall be less than $37.25 (the "Lower Threshold Price" and, together with the Upper Threshold Price, the "Threshold Prices"), the Common Exchange Ratios may, at the sole discretion of NDC, and in accordance with the provisions of Section 11.1(h), each be adjusted to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Lower Threshold Price by the Average Closing Price at the Determination Date.

      (4) At the Closing Date, Source shall have secured the cancellation of all outstanding options and warrants to purchase shares of Source Common Stock and shall provide to NDC a schedule of the number of shares of NDC Common Stock (the "Option Shares") payable to the holders of such options and warrants in consideration of such cancellation.

      (5) Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Merger upon conversion of Source Common Stock shall be accompanied by a NDC Right.

    (d) Each share of Source Preferred Stock (excluding shares held by any Source Entity or any NDC Entity, and excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.7) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted and exchanged for the right to receive an amount equal to $11.33, subject to adjustment to equal that amount such holder's shares of Source Preferred Stock would otherwise receive if such holder were redeemed on the Closing Date pursuant to the Designation (such aggregate amount, as adjusted, the "Preferred Stock Merger Consideration").

  3.2 Preliminary Balance Sheet.

  (a) Source will cause to be prepared and delivered to NDC a balance sheet for Source, pro forma giving effect to the Divestiture, as of the most recent month ending more than ten days prior to the Closing Date (the "Preliminary Balance Sheet") and a certificate based on such Preliminary Balance Sheet setting forth Source's calculation of Working Capital, Current Assets and Current Liabilities as of such date ("Estimated Working Capital," "Estimated Current Assets" and "Estimated Current Liabilities," respectively). The Preliminary Balance Sheet shall (w) include the consolidated financial position of Source and the Source Subsidiaries, (x) fairly present the financial position of Source and the Source Subsidiaries as at the close of business on such date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the balance sheet dated March 31, 1997 (the "Source Balance Sheet") previously delivered to NDC, (y) include no material increase in long-term indebtedness, and include line items substantially consistent with those in the Source Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Source Balance Sheet. As used in this Agreement, "Working Capital" shall mean the amount equal to Current Assets less Current Liabilities; "Current Assets" shall mean the amount equal to the sum of cash, accounts receivable (net of any reserves), inventories, prepaid expenses, work-in-process, and any other current assets recognized by GAAP; and "Current Liabilities" shall mean the amount equal to the sum of accounts payable, accrued current liabilities of Source (other than the current portion of capitalized lease obligations), accrued sales commissions (but only as to revenues realized and included in the Source and Source Subsidiaries' statements of income prior to such date), Accrued Bonuses, accrued vacation pay, current portion of long-term indebtedness, pre-billed revenues and any other current liabilities recognized by GAAP, but excluding all Transaction Expenses.

  (b) NDC shall have five (5) business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities delivered pursuant to Section 3.2(a) to review such statement and calculations and following such review such shall be final and binding upon the parties hereto.

  (c) If Estimated Current Assets are less than the product of 0.9416 times Estimated Current Liabilities (such amount, the "Estimated Working Capital Adjustment") as of the date of the Preliminary Balance Sheet, the Escrow Shares payable by NDC pursuant to Section 3.1(c) shall be decreased by the number of shares of NDC Common Stock equal to the Estimated Working Capital Adjustment divided by the Average Closing Price as of the Closing Date; provided, however, in the event this reduction of the Escrow Shares exceeds 113,960 shares, the Payment Shares shall then be decreased similarly in an amount equal to such excess.

  3.3 Closing Balance Sheet.

  (a) As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to the Stockholder Representative a balance sheet, giving effect to the Divestiture, for Source as of the Closing Date (the "Closing Balance Sheet") setting forth NDC's calculation of Working Capital, Current Assets and Current Liabilities as of the Closing Date ("Closing Working Capital", "Closing Current Assets" and "Closing Current Liabilities," respectively). The Closing Balance Sheet shall
(w) include the consolidated financial position of Source and the Source Subsidiaries (x) fairly present the consolidated financial position of Source and the Source Subsidiaries as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Source Balance Sheet, (y) include no material increase in long-term indebtedness, and include line items substantially consistent with those in the Source Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Source Balance Sheet.

  (b) The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities delivered pursuant to Section 3.3(a) shall be deemed final upon the earliest of (i) the date on which NDC and the Stockholder Representative jointly agree that such documents are final, (ii) the 30th day after delivery of such documents pursuant to Section 3.3(a), if the Stockholder Representative has not delivered a notice to expressing disagreement with such calculations and setting forth its calculation of such amount(s), and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 3.3(c). If the Stockholder Representative delivers a notice of disagreement pursuant to this Section 3.3(b) it shall specify those items or amounts as to which it disagrees, and it shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 3.3(a) (except to the extent resolution of the items or amounts to which it expresses disagreement requires conforming changes to other items and amounts contained in the Closing Balance Sheet or the calculation of Closing Working Capital).

  (c) If the Stockholder Representative shall deliver a notice of disagreement pursuant to Section 3.3(b), the Stockholder Representative and NDC shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, the Stockholder Representative and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and the Stockholder Representative), promptly to review this Agreement, the documents delivered pursuant to Section 3.3(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as experts and not arbitrators and shall consider only the Disputed Amounts, solely in accordance with the terms of this Agreement. Such independent accountants shall deliver to the Stockholder Representative and NDC, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Stockholders and NDC. The cost of such review and report shall be borne by
(i) the Stockholders if the difference between Final Working Capital (defined in Section 3.4 below) shown in the independent accountant's calculation and the Stockholder Representative's calculation of Closing Working Capital delivered pursuant to Section 3.3(b) is greater than the difference between Final Working Capital shown in the independent accountant's calculation and NDC's calculation of Closing Working Capital delivered pursuant to Section 3.3(a), (ii) by NDC if the difference between Final Working Capital shown in the independent accountant's calculation and the NDC's calculation of Closing Working Capital delivered pursuant to Section 3.3(a) is greater than the difference between the Final Working Capital Ratio shown in the independent accountant's calculation and the Stockholder Representative's calculation of the Closing Working Capital Ratio delivered pursuant to Section 3.3(b), and
(iii) otherwise equally by the Stockholders and NDC.

  (d) The Stockholder Representative and NDC agree that they will, and will cause their respective independent accountants and Source and its Subsidiaries to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities and in the conduct of the reviews referred to in this
Section 3.3, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses and schedules, and permitting representatives of the parties to consult with the respective employees, auditors, actuaries, attorneys and agents of Source and its Subsidiaries.

  3.4 Adjustment of Purchase Price.

  (a) Subject To Section 3.4(c) Below,

    (i) If Final Current Assets are less than the product of 0.9416 times Final Current Liabilities (the amount of such shortfall referred to as, the "Final Working Capital Deficit"), the Stockholders shall pay to NDC the amount of the Final Working Capital Deficit as an adjustment to the Purchase Price, out of the Stock Escrow in the manner provided in the Escrow Agreement.

    (ii) If Final Current Assets are greater than the product of 0.9416 times Final Current Liabilities (the amount of such surplus referred to as, the "Final Working Capital Surplus"), NDC shall pay to the escrow agent, to be held in accordance with the Escrow Agreement, that number of shares of NDC Common Stock equal to the quotient of the Final Working Capital Surplus divided by the Average Closing Price as of the date Final Working Capital is determined.

    (iii) "Final Working Capital" means Closing Working Capital (i) as shown in NDC's calculation delivered pursuant to Section 3.3(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by NDC and the Stockholder Representative pursuant to Section 3.3(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.3(c); provided that, in no event shall Final Working Capital be (i) more than the Stockholder Representative's calculation of Closing Working Capital delivered pursuant to Section 3.3(b), if any, or (ii) less than the lesser of NDC's calculation of Closing Working Capital delivered pursuant to
  Section 3.3(a) or the Stockholder Representative's calculation of Closing Working Capital delivered pursuant to Section 3.3(b), if any.

  (b) Subject to Section 3.4(c) below,

    (i) If Total Current Assets are less than the product of 0.9975 times Total Current Liabilities (the "Total Working Capital Deficit"), then the Stockholders shall pay to NDC the Current Asset Allocation Amount as a further adjustment to the Purchase Price, out of the Stock Escrow in the manner provided in the Escrow Agreement.

    (ii) If Total Current Assets are greater than the product of 0.9975 times Total Current Liabilities (the "Total Working Capital Surplus"), then NDC shall pay to the Stockholders pursuant to the instructions of the Stockholder Representative, as a further adjustment to the Purchase Price, that number of shares of NDC Common Stock equal to the quotient of the Current Asset Allocation Amount divided by the Average Closing Price as of the date Final Working Capital is determined.

    (iii) As used herein, "Total Current Assets" shall mean the amount equal to the sum of Final Current Assets in this Agreement and Final Current Assets calculated pursuant to the PMSI Agreement; "Total Current Liabilities" shall mean the amount equal to the sum of Final Current Liabilities in this Agreement and Final Current Liabilities calculated pursuant to the PMSI Agreement; "Current Asset Allocation Amount" shall mean the amount equal to the product of (A) the quotient of Final Current Assets in this Agreement divided by Total Combined Assets multiplied by (B) the Total Working Capital Deficit or Total Working Capital Surplus, as the case may be; and "Total Combined Assets" shall mean the sum of Final Current Assets under this Agreement and Final Current Assets calculated under the PMSI Agreement.

  (c) For purposes of any adjustments to the Purchase Price made pursuant to this Section, the parties shall take into account any adjustment made to the Purchase Price at Closing pursuant to Section 3.2(c) hereof.

  3.5 Anti-Dilution Provisions. In the event NDC changes the number of shares of NDC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Exchange Ratios shall be proportionately adjusted.

  3.6 Shares Held by Source or NDC. Each of the shares of Source Common Stock and Source Preferred Stock held by any Source Entity or by any NDC Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.7 Dissenting Stockholders. Any holder of shares of Source Common Stock or Source Preferred Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to Source the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Source fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, NDC shall issue and deliver the consideration to which such holder of shares of Source Common Stock or Source Preferred Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Source Common Stock or Source Preferred Stock held by him. If and to the extent required by applicable Law, Source will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

  3.8 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Source Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NDC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NDC Common Stock multiplied by the market value of one share of NDC Common Stock at the Effective Time. The market value of one share of NDC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by NDC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                                   ARTICLE 4

                              Exchange of Shares

  4.1 Exchange Procedures. Promptly after the Effective Time, NDC and Source shall cause the exchange agent selected by NDC (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Source Common Stock and Source Preferred Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Source Common Stock or Source Preferred Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Source Common Stock or Source Preferred Stock represented by Certificates that are not registered in the transfer records of Source, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as NDC and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Source Common Stock and Source Preferred Stock (other than shares to be canceled pursuant to Section 3.6 or as to which statutory dissenters' rights have been perfected as provided in Section 3.7) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.8, each holder of shares of Source Common Stock and Source Preferred Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of NDC Common Stock to which such holder may be otherwise entitled (without interest). NDC shall not be obligated to deliver the consideration to which any former holder of Source Common Stock or Source Preferred Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither NDC, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Source Common

Stock or Source Preferred Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the stockholders of Source shall constitute ratification of the appointment of the Exchange Agent.

  4.2 Rights Of Former Source Stockholders. At the Effective Time, the stock transfer books of Source shall be closed as to holders of Source Common Stock and Source Preferred Stock immediately prior to the Effective Time and no transfer of Source Common Stock or Source Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Source Common Stock or Source Preferred Stock (other than shares to be canceled pursuant to Section 3.6) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.8 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Source in respect of such shares of Source Common Stock or Source Preferred Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by NDC on the NDC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of NDC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of NDC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in
Section 4.1. However, upon surrender of such Certificate, both the NDC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

  4.3 Escrow Agreement. In connection with the Closing, NDC and the Stockholder Representative shall have executed and delivered to the other an escrow agreement (the "Escrow Agreement"), which shall be in the form of
Exhibit 1. The Stock Escrow to be paid pursuant to Section 3.1(c) shall be paid to and held by the escrow agent pursuant to the terms of the Escrow Agreement.

                                   ARTICLE 5

                   Representations and Warranties of Source

  Source hereby represents and warrants to NDC as follows:

  5.1 Organization, Standing, and Power. Source is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Source is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect. The minute book and other organizational documents for Source have been made available to NDC for its review and, except as disclosed in Section 5.1 of the Source Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

  5.2 Authority of Source; No Breach by Agreement.

  (a) Source has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Source, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Source Common Stock, and the adoption of this Agreement by the holders of a majority of the outstanding shares of Source Preferred Stock, which are the only stockholder votes required for approval of this Agreement and consummation of the Merger by Source. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Source, enforceable against Source in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by Source, nor the consummation by Source of the transactions contemplated hereby, nor compliance by Source with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Source's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Source Subsidiary or any resolution adopted by the board of directors or the stockholders of any Source Entity, or (ii) except as disclosed in Section 5.2 of the Source Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Source Entity under, any material Contract or Permit of any Source Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Source Entity or any of their respective material Assets.

  (c) Other than in connection or compliance with the provisions of applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Source of the Merger and the other transactions contemplated in this Agreement.

  5.3 Capital Stock.

  (a) The authorized capital stock of Source consists of (i) 12,000,000 shares of Source Common Stock, of which 5,800,193 shares are issued and outstanding as of the date of this Agreement and not more than 7,010,187 shares, excluding any shares of Source Common Stock issued upon conversion of Source Preferred Stock, will be issued and outstanding at the Effective Time, and (ii) 2,000,000 shares of Source Preferred Stock, 1,041,667 shares of which are issued and outstanding as of the date of this Agreement and not more than 1,041,667 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Source are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Source has been issued in violation of any preemptive rights of the current or past stockholders of Source.

  (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the Source Disclosure Memorandum, there are no shares of capital stock or other equity securities of Source outstanding and no outstanding Equity Rights relating to the capital stock of Source. Set forth in Section 5.3(b) of the Source Disclosure Memorandum is the name of each of the holders of record of Source Common Stock and Source Preferred Stock and that number of shares of Source Common Stock and Source Preferred Stock, respectively, of which each holder is the owner (the "Scheduled Stockholders"). Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Source from Source.

  5.4 Source Subsidiaries. Source has disclosed in Section 5.4 of the Source Disclosure Memorandum all of the Source Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Source Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section
5.4 of the Source Disclosure Memorandum, Source or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Source Subsidiary. No capital stock (or other equity interest) of any Source Subsidiary is or may become required to be issued (other than to another Source Entity) by reason of any Equity Rights, and there are no Contracts by which any Source Subsidiary is bound to issue (other than to another Source Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Source Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Source Subsidiary (other than to another Source Entity). There are no Contracts relating to the rights of any Source Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Source Subsidiary. All of the shares of capital stock (or other equity interests) of each Source Subsidiary held by a Source Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Source Entity free and clear of any Lien, except for the pledge by Source of the stock of one of its Subsidiaries to PMSI pursuant to that certain Securities Transfer Agreement, between PMSI and Source, (the "Source Divestiture Agreement"), which pledge will be released at Closing. Except as disclosed in Section 5.4 of the Source Disclosure Memorandum, each Source Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or other power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Source Subsidiary is duly qualified or licensed to transact business as a foreign corporation or other entity, and in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect. The minute book and other organizational documents for each Source Subsidiary have been made available to NDC for its review, and, except as disclosed in Section 5.4 of the Source Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof. Source has no Subsidiaries other than the Source Subsidiaries and the Source Divestiture Subsidiaries.

  5.5 Financial Statements and Projections.

  (a) Each Of The Source Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of Source and its Subsidiaries, or Source and the Source Subsidiaries, as the case may be, as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain certain financial statement footnotes otherwise required by GAAP in full fiscal year financial statements and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount or effect.

  (b) Each of the Joint Venture Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the pro forma financial position of the Joint Venture as at the respective dates and the combined results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain certain financial statement footnotes otherwise required by GAAP in full fiscal year financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  (c) Set forth in Section 5.5 of the Source Disclosure Memorandum is a true and correct copy of the financial projections prepared by Source with respect to its results of operations, cash flows and capital expenditures through June 30, 1998, including a list of the principal assumptions underlying such projections. Source has prepared the projections in good faith and does not have any reason to believe that the assumptions used in preparing the projections are unrealistic under the circumstances. NDC acknowledges that the assumptions are subject to significant business and competitive uncertainties and are dependent upon future business decisions. Accordingly, the projections cannot be viewed as a guarantee of future performance by Source and no assurance can be given that the actual results of operations of Source will be comparable to those reflected in the projections.

  5.6 Absence of Undisclosed Liabilities. Neither the Joint Venture nor any Source Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Source as of March 31, 1997, included in the Source Financial Statements delivered prior to the date of this Agreement, or reflected in the notes thereto or in the Joint Venture Financial Statements or reflected in the notes thereto. No Source Entity has incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Source Disclosure Memorandum, no Source Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person (other than a Source Entity) for any amount in excess of $100,000.

  5.7 Absence of Certain Changes or Events. Since March 31, 1997, except as disclosed in the Source Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Source Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect, and (ii) the Source Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Source provided in Article 7.

  5.8 Tax Matters.

  (a) All Tax Returns required to be filed by or on behalf of any of the Source Entities for periods ended on or before June 30, 1996, have been timely filed or requests for extensions have been timely filed, granted, and have not expired, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or deficiency or refund Litigation current or pending with respect to any Taxes, except as reserved against in the Source Financial Statements or as disclosed in Section 5.8 of the Source Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Source Entities, except for any such Liens which are not reasonably likely to have a Source Material Adverse Effect.

  (b) None of the Source Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

  (c) The provision for any Taxes due or to become due for any of the Source Entities for the period or periods through and including the date of the respective Source Financial Statements that has been made and is reflected on such Source Financial Statements is sufficient to cover all such Taxes.

  (d) Deferred Taxes of the Source Entities have been provided for in accordance with GAAP.

  (e) Except as disclosed in Section 5.8(e) of the Source Disclosure Memorandum, none of the Source Entities is a party to any Tax allocation or sharing agreement and none of the Source Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Source) or has any Liability for Taxes of any Person (other than Source and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

  (f) Each of the Source Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply, in all material respects, with all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

  (g) Except as disclosed in Section 5.8 of the Source Disclosure Memorandum, none of the Source Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

  (h) The income tax basis of (i) all of the issued and outstanding shares of the Source Divestiture Subsidiaries, in the aggregate, which are being transferred from Source to PMSI pursuant to the Source Divestiture Agreement, and (ii) the shares of capital stock of PMSI which are being transferred from Source to PMSI pursuant to the Source Divestiture Agreement, are disclosed in
Section 5.8 of the Source Disclosure Memorandum.

  (i) The distribution of Source from Walsh International Inc. through a series of transactions described in that certain Master Reorganization Agreement between Walsh International Inc. and Source dated as of April 16, 1996 and effected on or about such date ("spin-off") qualified as a tax free distribution described in Section 355 of the Internal Revenue Code. Without limiting the generality of the foregoing, Source did not at the time of the spin-off have any plans or intentions of further transferring, exchanging or otherwise selling all or any part of the capital stock of Source or the Assets of Source. Source has supplied to NDC accurate and complete copies of all opinions, correspondence, rulings, memoranda and other information regarding the tax consequences of such spin-off.

  5.9 Assets.

  (a) Except as disclosed in Section 5.9 of the Source Disclosure Memorandum or as disclosed or reserved against in the Source Financial Statements delivered prior to the date of this Agreement, and except for the pledge by Source of the stock of one of its Subsidiaries to PMSI pursuant to that certain Source Divestiture Agreement, which pledge will be released at Closing and the pledge by Source of shares of PMSI Common Stock held by Source pursuant to the Source Divestiture Agreement, the Source Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties that are material to the Joint Venture are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Source's past practices.

  (b) All Assets material to the Joint Venture, that are held under leases or subleases by any of the Source Entities are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

  (c) None of the Source Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $100,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Source Entity under such policies.

  (d) The Assets of the Joint Venture include, in the aggregate, all Assets required to operate the business of the Joint Venture as presently conducted.

  5.10 Intellectual Property. Section 5.10 of the Source Disclosure Memorandum sets forth a complete and accurate list of, and a brief description of all governmental registrations or applications for governmental registrations of, all Intellectual Property owned, used or licensed by or to Source or any Source Entity, which are used in or necessary for the conduct of the Joint Venture's business, except as to which the absence thereof would not have a Source Material Adverse Effect ("Source Intellectual Property"). No Source Entity is in Default under any of its Source Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Source threatened, which challenge the rights of any Source Entity with respect to Source Intellectual Property used, sold or licensed by such Source Entity in the course of its business, nor has any person claimed or alleged any rights to such Source Intellectual Property. The conduct of the business of the Joint Venture does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.10 of the Source Disclosure Memorandum, the Joint Venture is not obligated to pay any recurring royalties to any Person with respect to any such Source Intellectual Property. Except as disclosed in Section 5.10 of the Source Disclosure Memorandum, every officer, director, or employee of any Source Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property developed while in the employ of Source to a Source Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of the Joint Venture, and, to the Knowledge of Source, no such officer, director or employee is party to any Contract with any Person other than a Source Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Source Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Source Entity. Except as disclosed in
Section 5.10 of the Source Disclosure Memorandum, to the Knowledge of Source, no officer, director or employee of any Source Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Source Entity. Except as disclosed in Section 5.10 of the Source Disclosure Memorandum, Source has plans to modify its software systems to include calendar year 2000 date conversion and compatibility capabilities, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculations, and user interface date data values that reflect the century.

  5.11 Environmental Matters.

  (a) Each Source Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance in all material respects with all Environmental Laws.

  (b) There is no Litigation pending or, to the Knowledge of Source, threatened before any court, governmental agency, or authority or other forum in which any Source Entity or any of its Operating Properties or Participation Facilities (or Source in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Source Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

  (c) During the period of (i) any Source Entity's ownership or operation of any of their respective current properties, (ii) any Source Entity's participation in the management of any Participation Facility, or (iii) any Source Entity's holding of a security interest in a Operating Property, there have been no material releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Source Entity's ownership or operation of any of their respective current properties, (ii) any Source Entity's participation in the management of any Participation Facility, or (iii) any Source Entity's holding of a security interest in a Operating Property, to the Knowledge of Source, there were no material releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

  5.12 Compliance with Laws. The Joint Venture has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.12 of the Source Disclosure Memorandum, none of the Source Entities nor the Joint Venture:

    (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

    (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Source Entity or the Joint Venture is not in compliance in any material respect with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or
  (iii) requiring any Source Entity or the Joint Venture to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to NDC.

  5.13 Labor Relations. No Source Entity is the subject of any litigation asserting that it or any other Source Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Source Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Source Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Source Entity, pending or threatened, or to the Knowledge of Source, is there any activity involving any Source Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  5.14 Employee Benefit Plans.

  (a) Source has disclosed in Section 5.14 of the Source Disclosure Memorandum, and has delivered or made available to NDC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, which is currently, or within the six (6) years preceding the Closing Date has been, adopted, maintained by, sponsored in whole or in part by, or contributed to by any Source Entity or ERISA Affiliate (including any entity which was an ERISA Affiliate during such six (6) year period) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Source Benefit Plans"). Any of the Source Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Source ERISA Plan." Each Source ERISA

Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Source Pension Plan." No Source Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (b) All Source Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect. Each Source ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Source is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Source Entity has engaged in a transaction with respect to any Source Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Source Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

  (c) No Source Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Source Pension Plan, (ii) no change in the actuarial assumptions with respect to any Source Pension Plan, and (iii) no increase in benefits under any Source Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Source Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Source Entity, or the single-employer plan of any entity which is considered one employer with Source under
Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Source Entity has provided, or is required to provide, security to a Source Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

  (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Source Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Source Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Source Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

  (e) Except as disclosed in Section 5.14 of the Source Disclosure Memorandum, no Source Entity has any Liability for retiree health and life benefits under any of the Source Benefit Plans and there are no restrictions on the rights of such Source Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

  (f) Except as disclosed in Section 5.14 of the Source Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Source Entity from any Source Entity under any Source Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Source Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Source Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or

Section 302 of ERISA, have been fully reflected on the Source Financial Statements to the extent required by and in accordance with GAAP.

  (h) Neither NDC nor any ERISA Affiliate of NDC shall have any liability or obligation with respect to (i) employment-related liabilities, whether contingent or otherwise, arising out of any individual's employment or working relationship with any ERISA Affiliate of Source or any other entity which participated in or contributed to any Source ERISA Plan other than Source or any Source Subsidiary; or (ii) any benefit plan, program, arrangement or policy maintained or contributed to by any ERISA Affiliate of Source other than Source or any Source Subsidiary.

  5.15 Material Contracts. Except as disclosed in Section 5.15 of the Source Disclosure Memorandum or otherwise reflected in the Source Financial Statements or the Joint Venture Financial Statements, none of the Source Entities, the Joint Venture nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, or retirement Contract,
(ii) any Contract relating to the borrowing of money by any Source Entity or the guarantee by any Source Entity or the Joint Venture of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Source Entity or the Joint Venture from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Source Entities, or other Affiliates of Source, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Source Entity or the Joint Venture, (vii) any Contract relating to the purchase or sale of any goods or services, including customer contracts, (viii) consulting Contracts,
(ix) and all Contracts referred to in Sections 5.9 and 5.14(a) (other than Contracts in the case of (iv), (v), (vi), (vii), (viii) and (ix), entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), as of the date of this Agreement (collectively, the "Source Contracts"). With respect to each Source Contract and except as disclosed in Section 5.15 of the Source Disclosure Memorandum:
(i) the Contract is in full force and effect; (ii) no Source Entity nor the Joint Venture is in Default thereunder; (iii) no Source Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Source, in Default in any respect or has repudiated or waived any material provision thereunder; (v) there exists no actual, or to the Knowledge of Source, threatened, cancellation, termination, or limitation of, or any amendment, modification, or change to any Contract; (vi) no Source Entity has received formal notice that any party to a Contract will not renew such Contract at the end of its existing term; and (vi) no Source Contract requires consent for assignment in connection with the transactions contemplated by this Agreement. All of the indebtedness of any Source Entity for money borrowed is prepayable at any time by such Source Entity without penalty or premium.

  5.16 Legal Proceedings. There is no litigation instituted or pending, or, to the Knowledge of Source, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Source Entity, or against any director, employee or employee benefit plan of any Source Entity, or against any Asset, interest, or right of any of them or the Joint Venture, that is reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Source Entity or the Joint Venture, that are reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect. Section 5.16 of the Source Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Source Entity is a party and which names a Source Entity as a defendant or cross-defendant or for which any Source Entity or the Joint Venture has any potential Liability.

  5.17 Statements True and Correct. None of the information supplied or to be supplied by any Source Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Source Entity or any Affiliate thereof for inclusion in any documents to be filed by a Source Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Source Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  5.18 Regulatory Matters. No Source Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  5.19 State Takeover Laws. Each Source Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Section 203 of the DGCL.

  5.20 Charter Provisions. Each Source Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Source Entity or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Source Entity that may be directly or indirectly acquired or controlled by them.

  5.21 Stockholders' Voting Agreements. The holders of 51% or more of Source Preferred Stock have executed and delivered to NDC, as of the date hereof, an agreement in substantially the form of Exhibit 2 (the "Voting Agreements").

  5.22 Board Recommendation. The Board of Directors of Source, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and (ii) resolved to recommend that the holders of the shares of Source Common Stock and the holders of Source Preferred Stock adopt this Agreement.

                                   ARTICLE 6

                     Representations and Warranties of NDC

  NDC hereby represents and warrants to Source and the Stockholders as follows:

  6.1 Organization, Standing, and Power. NDC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. NDC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect.

  6.2 Authority; No Breach by Agreement.

  (a) NDC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NDC. This Agreement represents a legal, valid, and binding obligation of NDC, enforceable against NDC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by NDC, nor the consummation by NDC of the transactions contemplated hereby, nor compliance by NDC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NDC's Certificate of Incorporation or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NDC Entity under, any Contract or Permit of any NDC Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any NDC Entity or any of their respective material Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NDC of the Merger and the other transactions contemplated in this Agreement.

  6.3 Capital Stock.

  (a) The authorized capital stock of NDC consists of (i) 100,000,000 shares of NDC Common Stock, of which 26,629,947 shares are issued and outstanding as of August 18, 1997, and (ii) 1,000,000 shares of NDC Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NDC Capital Stock are, and all of the shares of NDC Common Stock to be issued in exchange for shares of Source Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of NDC Capital Stock has been, and none of the shares of NDC Common Stock to be issued in exchange for shares of Source Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of NDC.

  (b) Except as set forth in Section 6.3(a), or as provided pursuant to the NDC Rights Agreement, or as disclosed in Section 6.3 of the NDC Disclosure Memorandum, there are no shares of capital stock or other equity securities of NDC outstanding and no outstanding Equity Rights relating to the capital stock of NDC.

  6.4 SEC Filings; Financial Statements.

  (a) NDC has timely filed and made available to Source all SEC Documents required to be filed by NDC since May 31, 1993 (the "NDC SEC Reports"). The NDC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NDC SEC Reports or necessary in order to make the statements in such NDC SEC Reports, in light of the circumstances under which they were made, not misleading. No NDC Subsidiary is required to file any SEC Documents.

  (b) Each of the NDC Financial Statements (including, in each case, any related notes) contained in the NDC SEC Reports, including any NDC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NDC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  6.5 Absence of Undisclosed Liabilities. No NDC Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of NDC as of May 31, 1996 and February 28, 1997, included in the NDC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No NDC Entity has incurred or paid any Liability since February 28, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

  6.6 Absence of Certain Changes or Events. Since May 31, 1996, except as disclosed in the NDC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.6 of the NDC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, and (ii) the NDC Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NDC provided in Article 7.

  6.7 Compliance with Laws. Each NDC Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 6.7 of the NDC Disclosure Memorandum, none of the NDC Entities:

    (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

    (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

    (c) since May 31, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any NDC Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, or (iii) requiring any NDC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

  6.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of NDC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NDC Entity, or against any director, employee or employee benefit plan of any NDC Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any NDC Entity, that are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect.

  6.9 Statements True and Correct. None of the information supplied or to be supplied by any NDC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC with the SEC, will, when the

Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NDC Entity or any Affiliate thereof for inclusion in any documents to be filed by any NDC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NDC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  6.10 Authority of Sub. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of NDC. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by NDC free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). NDC, as the sole stockholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

  6.11 Tax and Regulatory Matters. No NDC Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  6.12 Rights Agreement. Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the NDC Rights Agreement (other than as contemplated by Section 3.1) or enable or require the NDC Rights to be exercised, distributed or triggered.

                                   ARTICLE 7

                   Conduct of Business Pending Consummation

  7.1 Affirmative Covenants of Source.

  (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as provided in Section 7.1(b) below, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, Source shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

  (b) Prior to the Effective Time, Source shall, pursuant to the Source Divestiture Agreement between Source and PMSI the terms and conditions of which will have been approved by NDC, complete the divestiture (the "Divestiture") of (i) its business operated in Europe as of the date of this Agreement (the "European Business"), (ii) all of the shares of PMSI held by Source or any Subsidiary of Source, and (iii) all of the stock of those subsidiaries listed in Section 7.1(b) of the Source Disclosure Memorandum (the "Source Divestiture Subsidiaries"). In connection with the Divestiture, Source shall assign all of its interest in and obligations under any and all Contracts related to the European Business, including but not limited to those listed in Section 7.1(b) of the Source Disclosure Memorandum (the "European Contracts"), to the purchaser of the European Business, and shall obtain a release of all obligations of Source under the European Contracts from the parties thereto. Other than as required under the terms of the Target Divestiture Agreement or in connection with the operation of the European Business in the ordinary course, any matters regarding the conduct, ownership or divestiture of the European Business shall be undertaken only with the advance written consent of NDC, which consent will not be unreasonably withheld.

  (c) Prior to the Effective Time, Source shall amend the designation contained in the Source Certificate of Incorporation relating to the Source Preferred Stock (such designation, as amended, the "Designation") to provide that the holders of Source Preferred Stock shall receive the Preferred Stock Merger Consideration upon consummation of the Merger.

  (d) Prior to Closing, Source shall terminate the employment agreements set forth in Section 5.15 (Nos. 1-14) of the Source Disclosure Memorandum and the executive pension plan set forth in Section 5.14(9) of the Source Disclosure Memorandum and shall satisfy any liabilities or obligations arising out of the termination of such. In addition, prior to Closing Source agrees to cause the trademark registrations set forth in Section 5.10 of the Source Disclosure Memorandum, to the extent not already accomplished, to be transferred into the name of Source.

  (e) Prior to Closing, all indebtedness or other obligations or accounts of any kind between a Source Divestiture Subsidiary or PMSI or its Subsidiaries, on the one hand and Source or a Source Subsidiary on the other hand will have satisfied in accordance with Schedule 2 hereto.

  7.2 Negative Covenants of Source. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, Source covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

    (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Source Entity, including the Certificate of Designation for the Source Preferred Stock except for the amendment of the Source Preferred Stock designation provided in Section 7.1(c) above, which may include a provision to postpone any mandatory redemption provisions, or

    (b) except as provided in Section 5.5 of the Source Disclosure Memorandum and the Source Divestiture Agreement for the purposes set forth therein, incur any additional debt obligation, capital lease obligation or other obligation for borrowed money, or make any capital expenditures or impose, or suffer the imposition, on any Asset of any Source Entity or the Joint Venture of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Source Disclosure Memorandum, the pledge by Source of the stock of one of its Subsidiaries to PMSI pursuant to the Source Divestiture Agreement, which pledge will be released at Closing, and the pledge by Source of shares of PMSI Common Stock held by Source pursuant to the Source Divestiture Agreement); or

    (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Source Entity, or declare or pay any dividend or make any other distribution in respect of Source's capital stock, excluding for purposes of this Section 7.2(c) the redemption of Source Preferred Stock pursuant to Section 3.1(d); or

    (d) except as provided for in this Agreement and in the Source Divestiture Agreement, or pursuant to the exercise of stock options or warrants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Source Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Source Common Stock or Source Preferred Stock or any other capital stock of any Source Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

    (e) adjust, split, combine or reclassify any capital stock of any Source Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Source Common Stock or Source Preferred Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Source Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Source Entity and except for the pledge by Source of the stock of one of its Subsidiaries to PMSI pursuant to the Source Divestiture Agreement, which pledge will be released at Closing) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration (except for the pledge by Source of shares of PMSI Common Stock held by Source pursuant to the Source Divestiture Agreement), excluding for purposes of this Section 7.2(e) the Divestiture; or

    (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Source Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

    (g) grant any increase in compensation or benefits to the employees or officers of any Source Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Source Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Source Disclosure Memorandum; enter into or amend any severance agreements with officers of any Source Entity; or grant any material increase in fees or other increases in compensation or other benefits to directors of any Source Entity except in accordance with past practice disclosed in Section 7.2(g) of the Source Disclosure Memorandum; or

    (h) enter into or amend any employment Contract between any Source Entity and any Person that the Source Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

    (i) adopt any new employee benefit plan of any Source Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Source Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

    (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

    (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Source Entity or the Joint Venture for material money damages or restrictions upon the operations of any Source Entity or the Joint Venture;

    (l) without the prior written consent of NDC, which consent shall not be unreasonably withheld, enter into, modify, amend or terminate any Source Contract and any other material Contract or waive, release, compromise or assign any material rights or claims; or

    (m) amend the Source Divestiture Agreement or, without the prior written consent of NDC, waive any conditions to the closing of the transactions contemplated by the Source Divestiture Agreement.

  7.3 Covenants of NDC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Source shall have been obtained, and except as otherwise expressly contemplated herein, NDC covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the NDC Common Stock and the business prospects of the NDC Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the NDC Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any NDC Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of NDC, desirable in the conduct of the business of NDC and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. NDC further covenants and agrees that it will not, without the prior written consent of Source, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of NDC or, except as expressly contemplated by this Agreement, the NDC Rights Agreement, in each case, in any manner adverse to the holders of Source Common Stock as compared to rights of holders of NDC Common Stock generally as of the date of this Agreement.

  7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect or a NDC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP consistently applied (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             Additional Agreements

  8.1 Registration Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, NDC shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of NDC Common Stock upon consummation of the Merger. Source shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as NDC may reasonably request in connection with such action. Source shall call Stockholders' Meetings for the holders of Source Common Stock and Source Preferred Stock, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with such Stockholders' Meetings, (i) Source shall prepare and mail a notice of meeting to its stockholders, (ii) Newco and NDC shall furnish to Source all information that Source may reasonably request in preparation of such notice of meeting, (iii) the Board of Directors of Source shall recommend to its stockholders the approval of the matters submitted for approval, subject only to the Board of Directors' legal obligations (if any) as directors of Source, and (iv) the Board of Directors and officers of Source shall use their reasonable efforts to obtain such stockholders' approval. NDC and Source shall make all necessary filings with respect to the Merger under the Securities Laws.

  8.2 Exchange Listing. NDC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of NDC Common Stock to be issued to the holders of Source Common Stock pursuant to the Merger, and NDC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

  8.3 Applications; Antitrust Notification. NDC shall promptly prepare and file, and Source shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

  8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Source shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

  8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  8.6 Investigation and Confidentiality.

  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

  (c) Source shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Source to preserve the confidentiality of the information relating to the Source Entities provided to such Persons and their Affiliates and Representatives.

  (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Source Material Adverse Effect or a NDC Material Adverse Effect, as applicable.

  8.7 Press Releases. Prior to the Effective Time, Source and NDC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no Source Entity nor any Stockholder nor any Affiliate thereof nor any Representatives thereof retained by any Source Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of Source, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Source's stockholders under applicable law, no Source Entity, any Stockholder or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Source may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Each Stockholder and Source shall promptly advise NDC following the receipt of any Acquisition Proposal and the details thereof, and advise NDC of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Each Stockholder and Source shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

  8.9 Tax Treatment. NDC undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

  8.10 State Takeover Laws. Each Source Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Section 203 of the DGCL.

  8.11 Charter Provisions. Each Source Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Source Entity or restrict or impair the ability of NDC or any of its

Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Source Entity that may be directly or indirectly acquired or controlled by them.

  8.12 Agreement of Affiliates. Source has disclosed in Section 8.12 of the Source Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Source for purposes of Rule 145 under the 1933 Act. Source shall use its reasonable efforts to cause each such Person to deliver to NDC not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Source Common Stock or Source Preferred Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of NDC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. NDC shall be entitled to place restrictive legends upon certificates for shares of NDC Common Stock issued to affiliates of Source pursuant to this Agreement to enforce applicable provisions of Law. NDC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NDC Common Stock by such affiliates.

  8.13 Employee Benefits and Contracts. Following The Effective Time, NDC shall provide generally to officers and employees of the Source Entities employee benefits under employee benefit and welfare plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NDC Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of NDC retirement plans) benefit accrual under NDC's employee benefit plans, the service of the employees of the Source Entities prior to the Effective Time shall be treated as service with a NDC Entity participating in such employee benefit plans. NDC also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section
8.13 of the Source Disclosure Memorandum to NDC between any Source Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Source Benefit Plans. If so advised by NDC at least 30 days prior to the Effective Time, Source, on behalf of itself and each Source Entity, shall terminate its participation in the Source Informatics America, PMSI Scott-Levin, and Walsh America Retirement Plan (the "401(k) Plan"), effective no later than the day preceding the Effective Time. The amendment to the 401(k) Plan which effects such termination shall be adopted no later than ten (10) days prior to the Effective Time. Immediately following its adoption, Source shall provide NDC with a copy of such amendment which (i) terminates Source's participation in the plan, (ii) fully vests employees of each Source Entity in their account balances under the 401(k) Plan as of the effective date of the termination; and (iii) provides for lump sum distributions (which shall be "eligible rollover distributions," within the meaning of Section 402(c)(4) of the Internal Revenue Code) of the participants' accrued benefits as soon as practicable following Source's or its successor's receipt of a letter from the Internal Revenue Service to the effect that the Source Entities' termination of participation in the 401(k) Plan and the subsequent distribution of the participants' accounts thereunder does not adversely affect the 401(k) Plan's qualified status under Section 401(a) of the Internal Revenue Code. The effectiveness of Source's termination of its participation in the 401(k) Plan may be contingent upon the receipt of such a letter from the IRS. Under no circumstances may an employee of any Source Entity, prior to the receipt of such a determination letter, receive a distribution from the 401(k) Plan on account of Source's termination of its participation in the plan.

  8.14 Indemnification.

  (a) Except as set forth in the Waivers, for a period of six years after the Effective Time, NDC shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Source Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Source or, at Source's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time to the fullest extent permitted under Delaware Law and by Source's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any NDC Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NDC and the Indemnified Party.

  (b) NDC shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and Source shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Source's existing directors' and officers' liability insurance policy (provided that NDC may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Source given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither NDC nor the Surviving Corporation shall be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Source's directors and officers, 150% of the annual premium payments on Source's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NDC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Prior to the Closing Date, NDC shall provide Source with an estimate of the costs associated with maintaining a directors' and officers' liability insurance policy as discussed above, which estimate shall have been prepared by an independent third party and which amount shall be listed as a Transaction Expense on Schedule 1 hereof.

  (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify NDC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) NDC or the Surviving Corporation shall have the right to assume the defense thereof and neither NDC nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if NDC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between NDC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and NDC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that NDC and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither NDC nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided further that neither NDC nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

  (d) If NDC or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of NDC or the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

  (e) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and its respective heirs and representatives.

  8.15 Transaction Expenses. NDC agrees that it will cause Source to pay the Transaction Expenses when due and payable.

                                   ARTICLE 9

               Conditions Precedent to Obligations to Consummate

  9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:

    (a) Stockholder Approval. The stockholders of Source shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments. The stockholders of Source shall have agreed to terminate, without recourse, the Source Common Stockholders Agreement and the Source Preferred Stockholders Agreement, as applicable, as of the Effective Time.

    (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

    (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect or a NDC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

    (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of NDC Common Stock issuable pursuant to the Merger shall have been received.

    (f) Exchange Listing. The shares of NDC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

  9.2 Conditions to Obligations of NDC. The obligations of NDC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NDC pursuant to Section 12.6(a):

    (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Source set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.18, 5.19, and 5.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Source set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Source Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Source to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. Source shall have delivered to NDC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Source and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Source's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NDC and its counsel shall request.

    (d) Opinion of Counsel. NDC shall have received an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to Source, dated as of the Closing, in form reasonably satisfactory to NDC, as to the matters set forth in Exhibit 4.

    (e) Employment Agreements. Each of the persons identified in Section 9.2(e) of the Source Disclosure Memorandum shall have executed and delivered to NDC an employment agreement on terms substantially consistent with those set forth on Exhibit 5 (collectively, the "Employment Agreements").

    (f) Noncompetition Agreements. Each of the persons identified in Section 9.2(f) of the Source Disclosure Memorandum shall have executed and delivered to NDC a noncompetition agreement in substantially the form of
  Exhibit 6 (collectively, the "Noncompetition Agreements").

    (g) PMSI Agreement. Each and all of the agreements and covenants of the parties to the PMSI Agreement to be performed and complied with shall be duly performed and complied with, or duly waived by the appropriate party thereto, prior to or substantially simultaneously with the Effective Time. All conditions to the closing of the transactions contemplated under the PMSI Agreement shall have been satisfied or waived and the consummation of such transactions shall have occurred concurrently with the Closing.

    (h) Additional Agreements. Each of the following agreements, in the form attached hereto as an Exhibit, with such additions and changes as may be approved by NDC and all parties thereto, shall have been executed and delivered to NDC:

      (i)Source Europe License Agreement--Exhibit 7.
      (ii)East Asia License Agreement--Exhibit 8
      (ii)Source Europe Transition Services Agreement--Exhibit 9.
      (iii)Assignment of Lease for Source property in Newtown, PA--Exhibit
      10.
      (iv)Sublease for use of property in Newtown, PA--Exhibit 11.
      (v)Sublease for use of property in Phoenix, AZ--Exhibit 12.
      (vi)SL Services Agreement--Exhibit 13.

    (i) Stockholder Dissent. Less than 10% of the holders of Source Preferred Stock or Source Common Stock shall have perfected his dissenters' rights pursuant to Section 3.6 hereof and Section 262 of the DGCL.

    (j) Indemnification Waivers. Each director and officer of Source shall have executed and delivered to NDC Waivers in substantially the form of
  Exhibit 14 which will provide that such director or officer release their rights of indemnification under the bylaws of Source or Sub or the DGCL or otherwise with respect to claims arising from their acting or failing to act in connection with the Divestiture or with the allocation of consideration to be paid by NDC pursuant to the transactions contemplated by this Agreement and the PMSI Agreement, except and to the extent such is covered by directors' and officers' insurance.

    (k) European Contract Releases. Source shall have been released from any and all obligations under the European Contracts to the reasonable satisfaction of NDC.

    (l) Source Divestiture Agreement. Each and all of the agreements and covenants of the parties to the Source Divestiture Agreement to be performed and complied with shall be duly performed and complied with in all material respects prior to or substantially simultaneous with the Closing. All conditions to the closing of the transactions contemplated under the Source Divestiture Agreement shall have been satisfied or waived and the consummation of such transactions shall have occurred concurrently with the Closing.

    (m) Source Options and Warrants. Source shall have secured the cancellation of all outstanding options and warrants to purchase shares of Source Common Stock and shall provide to NDC a schedule of the number of Option Shares payable to the holders of such options and warrants in consideration of such cancellation.

  9.3 Conditions to Obligations of Source. The obligations of Source to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Source pursuant to Section 12.6(b):

    (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of NDC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NDC set forth in Sections 6.3, 6.4 and 6.11 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NDC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.4 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a NDC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of NDC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. NDC shall have delivered To Source (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to NDC and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by NDC's Board of Directors and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Source and its counsel shall request.

    (d) Opinion of Counsel. Source shall have received an opinion of either the General Counsel of NDC or Alston & Bird LLP, counsel to NDC, dated as of the Effective Time, in form reasonably acceptable to Source, as to the matters set forth in Exhibit 15.

                                  ARTICLE 10

                                Indemnification

  10.1 Agreement of Indemnitors to Indemnify. Subject to the terms and conditions of this Article 10, Indemnitors jointly and severally agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

    (a) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor or Source contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Indemnitors or Source in connection herewith (except that Source shall not be obligated to indemnify NDC for Losses arising out of the termination or cancellation of a Source Contract by a third party prior to Closing; provided that such termination or cancellation was not due to any breach of such Contract by Source), and for purposes of this Section 10.1(a) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

    (b) a breach of or failure to perform any covenant or agreement of Indemnitors or Source made in this Agreement;

    (c) any and all Taxes arising out of or associated with the Divestiture, as provided in Section 7.1(b) and determined as provided in Section 10.12;

    (d) any and all Taxes arising out of or associated with the matters set forth on Section 5.8(a)(ii) of the Source Disclosure Memorandum to the extent that, after using commercially reasonable efforts, NDC has been unable to collect such amounts from Walsh International Inc. or the customers involved in the transactions resulting in such Taxes; provided that NDC shall not pay such amounts to the applicable governmental authorities without direct assessment, or similar notice, from such authority directing payment thereof; or

    (e) any and all Losses relating to the matter set forth in Section 5.16(2) of the Source Disclosure Memorandum.

  10.2 Procedures for Indemnification.

  (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Stockholder Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

  (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 10.3 shall be observed by the Indemnitee and the Stockholder Representative.

  (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Stockholder Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Stockholder Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Stockholder Representative and the dispute is not resolved by such Indemnitee and the Stockholder Representative within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 10.11.

  (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Stockholder Representative and the Indemnitee or by an arbitration award or by any other final adjudication, such Indemnification Claim shall be paid out of the Stock Escrow pursuant to the provisions of the Escrow Agreement.

  10.3 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

    (a) The Indemnitee shall give the Stockholder Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Stockholder Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Stockholder Representative of such claim shall not relieve the Indemnitors of any liability that they may have with respect to such claim except to the extent the Stockholder Representative demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Stockholder Representative shall be an acknowledgment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Stockholder Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Stockholder Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 10.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. For purposes of this paragraph, the Stockholder Representative shall be deemed to have received notice of the claim specified in Section 5.16(2) of the Source Disclosure Memorandum and to have agreed to assume the defense thereof following the Closing; provided, however, that such claim is still subject to the provisions of Section 10.7 hereof.

    (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Stockholder Representative, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Stockholder Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

    (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article shall be made without the prior written consent by or on behalf of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Stockholder Representative has not responded within five business days of notice of a proposed settlement. If the Stockholder Representative assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Stockholder Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

    (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

  10.4 Other Rights and Remedies Not Affected. The rights of the Indemnitees under this Article 10 are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise based upon any inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained herein or in any certificate, schedule or exhibit furnished by such party in connection herewith, or based upon the failure of an Indemnitor to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such Indemnitor, including without limitation the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

  10.5 Survival. Subject to the time limitations set forth in Section 10.6 below, all representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

  10.6 Time Limitations. The Indemnitors will have no liability to the Indemnitees under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by the Indemnitors or Source contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to the Stockholder Representative prior to August 31, 1999.

  10.7 Limitations as to Amount.

  (a) Indemnitors shall have no liability with respect to the matters described in Section 10.1 (other than the agreements in Sections 3.2 and 3.4) until the total of all Losses with respect thereto exceeds $200,000 in which event Indemnitors shall be obligated to indemnify the Indemnitees as provided in this Article 10 for all such Losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be includable in determining whether the $200,000 threshold has been reached.

  (b) In no event shall the aggregate liability of the Indemnitors under this
Article 10 exceed the lesser of (i) the Aggregate Value (as defined in the Escrow Agreement) of the Indemnification Escrow Amount (as defined in the Escrow Agreement), and (ii) $20,000,000.

  10.8 Tax Effect and Insurance. The liability of the Indemnitors with respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses or the claims hereunder. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 10.11 of this Agreement.

  10.9 Subrogation. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

  10.10 Appointment of Stockholder Representative. Each Indemnitor constitutes and appoints the Stockholder Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Indemnitor in all matters relating to or arising out of this Article 10 and the liability or asserted liability of such Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the liability of such Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the liability of such Indemnitor, or the amount of such liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Indemnitor or refusing to accept the same, settling and compromising the liability of such Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Stockholder Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Indemnitor, such Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Stockholder Representative taken and done pursuant to the authority herein granted. Each Indemnitor hereby agrees to indemnify and to save and hold harmless the Stockholder Representative from any liability incurred by the Stockholder Representative based upon or arising out of any act, whether of omission or commission, of the Stockholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Stockholder Representative that constitute gross negligence or willful misconduct in the exercise by the Stockholder Representative of the authority herein granted.

  10.11 Arbitration. All disputes arising under this Article 10 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Stockholder Representative and NDC in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Washington, D.C. as may be specified by the arbitrator (or any place agreed to by the Stockholder Representative, NDC and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 10; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Stockholder Representative or NDC in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

  10.12 Divestiture Taxes.

  (a) For purposes of 10.1(c) above, a "Tax" shall mean any federal, state, local or foreign Tax and shall be determined by assuming (i) that the only net operating loss available to offset income or gain related to the Divestiture is equal to 30% of the combined net operating loss of the Source Entities computed as of the Closing Date (determined by assuming that Tax Returns would have been filed for a period ending on the Closing Date and exclusive of any loss related to the Divestiture), and (ii) that such Tax attributable to the Divestiture is represented by the difference between (x) the Tax liability of Source for a hypothetical reporting period ending on the Closing Date and including the Divestiture computed based on the assumption contained in paragraph (i), and (y) the Tax liability of Source for such a period computed assuming that no taxable income or gain had resulted from the Divestiture.

  (b) Tax Returns for any period including the Divestiture shall be prepared by NDC and subject to review and approval of the Stockholder Representative with respect to the treatment of the Divestiture in the Tax Returns and the determination of the combined net operating loss of the Source Entities.

  (c) The Stockholder Representative and NDC agree to cooperate in a commercially reasonable manner in the preparation and filing of the Tax Returns for Source for any period including the Divestiture such that such Tax Returns shall be filed within the applicable filing deadlines.

                                  ARTICLE 11

                                  Termination

  11.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Source, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a) By mutual consent of NDC and Source; or

    (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Source Material Adverse Effect or a NDC Material Adverse Effect, as applicable, on the breaching Party; or

    (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

    (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Source fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meeting where such matters were presented to such stockholders for approval and voted upon; or

    (e) By either Party in the event that the Merger shall not have been consummated by January 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(e); or

    (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1(e); or

    (g) By NDC, in the event that the Board of Directors of Source shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of Source; or

    (h) By Source if the Average Closing Price on the Determination Date of shares of NDC Common Stock shall be less than the Lower Threshold Amount; subject, however, to the following three sentences. If Source elects to refuse to consummate the Merger pursuant to this Section 11.1(h), it shall give written notice thereof to NDC not later than two trading days following the Determination Date. During the five-day period commencing with its receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Common Exchange Ratios to equal that fraction of a share of NDC Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Common Base Exchange Ratio or the Common Escrow Exchange Ratio, as the case may be, and the Lower Threshold Price by the Average Closing Price at the Determination Date. If NDC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Source of such election and the revised Common Exchange Ratios, whereupon the condition to consummation provided in this Section 11.1(h) shall be deemed to be satisfied and this Agreement shall remain in effect in accordance with its terms (except as the Common Exchange Ratios shall have been so modified), and any references in this Agreement to "Common Exchange Ratios" shall thereafter be deemed to refer to the Common Exchange Ratios as adjusted pursuant to this Section 11.1(h); or

    (i) By Source in the event that Source has entered into negotiations with a third party in accordance with Sections 8.1 and 8.8 of this Agreement, and pursuant to the continuing fiduciary duties of the Source's Board of Directors as required by applicable Law, Source has entered into a binding Acquisition Proposal with a third party.

  11.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 11.2 and
Article 12 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 11.1(b), 11.1(c) or 11.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                  ARTICLE 12

                                 Miscellaneous

  12.1 Definitions.

  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

    "1933 ACT" shall mean the Securities Act of 1933, as amended.

    "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "Accrued Bonuses" shall mean the amount equal to that percentage of budgeted annual bonuses for Source's fiscal year 1998 equal to the ratio of the earnings of Source through the date of calculation to budgeted earnings for the full fiscal year. All budgeted amounts used herein to be as set forth in Schedule 5.5 of the Source Disclosure Memorandum.

    "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

    "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

    "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

    "Amended and Restated Alpha Database License Agreement" shall mean that certain Amended and Restated Alpha Database License Agreement dated July 1, 1994 by and among Walsh International Holdings Limited and Walsh America Limited and PMSI and all customer, data provider and service contracts, agreements or understandings relating thereto.

    "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

    "Average Closing Price" shall mean the average of the daily closing sales prices of NDC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NDC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the date specified.

    "Certificate of Merger" shall mean the Certificate of Merger to be executed by Source and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

    "Closing Balance Sheet" shall mean the balance sheet which includes the consolidated financial position of Source and the Source Subsidiaries as of the Closing Date delivered to the Stockholder Representative.

    "Closing Date" shall mean the date on which the Closing occurs.

    "Closing Working Capital" shall mean the Working Capital determined based on the Closing Balance Sheet.

    "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

    "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

    "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
  (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Source Material Adverse Effect or a NDC Material Adverse Effect, as applicable.

    "Determination Date" shall mean the close of trading on the tenth trading day immediately preceding the Closing Date.

    "DGCL" shall mean the Delaware General Corporation Law.

    "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and

  Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

    "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Exhibits" 1 through 15, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

    "Final Working Capital" shall mean Closing Working Capital (i) as shown in NDC's calculation delivered pursuant to Section 3.3(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by NDC and the Stockholder Representative pursuant to Section 3.3(b) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 3.3(c); provided that, in no event shall Final Working Capital be (i) more than the Stockholder Representative's calculation of Closing Working Capital delivered pursuant to Section 3.3(b), if any, or (ii) less than the lesser of NDC's calculation of Closing Working Capital delivered pursuant to
  Section 3.3(a) or the Stockholder Representatives calculation of Closing Working Capital delivered pursuant to Section 3.3(b), if any.

    "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

    "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

    "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "Indemnification Claim" shall mean a claim for indemnification under
  Article 10.

    "Indemnitees" shall mean NDC, Source and their respective officers, directors, controlling persons, Affiliates and Representatives.

    "Indemnitors" shall mean the Stockholders.

    "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know how, inventions, and other intellectual property rights.

    "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Joint Venture Financial Statements" shall mean a balance sheet of the Joint Venture (including related notes and schedules, if any), and the related statements of income and cash flows for the Joint Venture (including related notes and schedules, if any) for the period ended March 31,1997.

    "Joint Venture" shall mean the combination of the business conducted in the United States by Source and its subsidiaries as of the date of this Agreement and the PMSI Joint Venture Interest.

    "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president or general manager of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

    "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

    "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

    "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

    "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

    "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

    "NASD" shall mean the National Association of Securities Dealers, Inc.

    "Nasdaq National Market" shall mean the Nasdaq National Market, a district tier of The Nasdaq Stock Market operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers Automated Quotations System.

    "NDC Capital Stock" shall mean, collectively, the NDC Common Stock, the NDC Preferred Stock and any other class or series of capital stock of NDC.

    "NDC Common Stock" shall mean the $0.125 par value common stock of NDC.

    "NDC Disclosure Memorandum" shall mean the written information entitled "National Data Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Source describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made unless such disclosure is reasonably adequate to inform the other party that each matter disclosed would be responsive to another section of disclosure in the Disclosure Memorandum.

    "NDC Entities" shall mean, collectively, NDC and all NDC Subsidiaries.

    "NDC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NDC as of February 28, 1997, and as of May 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended February 28, 1997, and for each of the three fiscal years ended May 31, 1996, 1995 and 1994, as filed by NDC in SEC Documents, and (ii) the consolidated balance sheets of NDC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to February 28, 1997.

    "NDC Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of NDC and its Subsidiaries, taken as a whole, or
  (ii) the ability of NDC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of NDC (or any of its Subsidiaries) taken with the prior informed written Consent of Source in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of NDC, including expenses incurred by NDC in consummating the transactions contemplated by this Agreement.

    "NDC Preferred Stock" shall mean the $1.00 par value preferred stock of NDC.

    "NDC Rights Agreement" shall mean that certain Rights Agreement, dated January 18, 1991, between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent.

    "NDC Rights" shall mean the preferred stock purchase rights issued pursuant to the NDC Rights Agreement.

    "NDC Subsidiaries" shall mean the Subsidiaries of NDC and any corporation or other organization acquired as a Subsidiary of NDC in the future and held as a Subsidiary by NDC at the Effective Time.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

    "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

    "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

    "Party" shall mean either Source or NDC, and "PARTIES" shall mean both Source and NDC.

    "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

    "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

    "PMSI Joint Venture Interest" shall mean all of the rights, benefits, obligations and interests of PMSI under the Amended and Restated Alpha Database License Agreement.

    "Preliminary Balance Sheet" shall mean the balance sheet which includes the consolidated financial position of Source and the Source Subsidiaries as of the most recent month ending more than ten days prior to the Closing Date delivered to NDC.

    "Purchase Price" shall mean the total consideration to be paid to the Stockholders by NDC for the purchase of the Source Common Stock and the Source Preferred Stock, pursuant to Section 3.1 of this Agreement.

    "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NDC under the 1933 Act with respect to the shares of NDC Common Stock to be issued to the stockholders of Source in connection with the transactions contemplated by this Agreement.

    "Regulatory Authorities" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

    "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

    "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

    "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

    "Significant Subsidiary" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

    "Source Balance Sheet" shall mean the balance sheet which includes the consolidated financial position of Source and the Source Subsidiaries at March 31, 1997.

    "Source Common Stock" shall mean the $0.01 par value common stock of Source.

    "Source Disclosure Memorandum" shall mean the written information entitled "Source Informatics Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to NDC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made unless such disclosure is reasonably adequate to inform the other party that each matter disclosed would be responsive to another section of disclosure in the Disclosure Memorandum.

    "Source Entities" shall mean, collectively, Source and all Source Subsidiaries.

    "Source Financial Statements" shall mean (i) the consolidated balance sheet (including related notes and schedules, if any) of Source and its Subsidiaries as of June 30, 1996, and the related statement of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the fiscal year ended June 30, 1996, and (ii) the consolidated balance sheet of Source and the Source Subsidiaries (including related notes and schedules, if any) as of March 31, 1997, and related statement of income and cash flows (including related notes and schedules, if any) with respect to the nine month period ended March 31, 1997.

    "Source Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Joint Venture, or (ii) the ability of Source to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Source (or any of its Subsidiaries) taken with the prior informed written Consent of NDC in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of Source, including expenses incurred by Source in consummating the transactions contemplated by this Agreement.

    "Source Preferred Stock" shall mean the $1.00 par value preferred stock of Source.

    "Source Subsidiaries" shall mean the Subsidiaries of Source, which shall include the Source Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Source in the future and held as a Subsidiary by Source at the Effective Time but which exclude the Source Divestiture Subsidiaries.

    "Stockholder Representative" shall mean a committee comprised of Messrs. Dennis Turner, Handel Evans and Patrick Welsh.

    "Stockholders" shall mean the holders of Source Common Stock.

    "Stockholders' Meetings" shall mean either or both, as indicated, of the meeting of the holders of Source Common Stock and Source Preferred Stock to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

    "Sub Common Stock" shall mean the $0.01 par value common stock of Sub.

    "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

    "Surviving Corporation" shall mean Source as the surviving corporation resulting from the Merger.

    "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

    "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

    "Third Party Claim" shall mean any Litigation (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a Person other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

      Aggregate Cash Amount..................................... Section 3.1(c)
      Certificates.............................................. Section 4.1
      Closing................................................... Section 1.2
      Closing Current Assets.................................... Section 3.3(a)
      Closing Current Liabilities............................... Section 3.3(a)
      Closing Date.............................................. Section 1.2
      Common Base Exchange Ratio................................ Section 3.1(c)
      Common Cash Amount........................................ Section 3.1(c)

      Common Escrow Exchange Ratio............................. Section 3.1(c)
      Common Exchange Ratio.................................... Section 3.1(c)
      Current Asset Allocation................................. Section 3.4(b)
      Current Assets........................................... Section 3.2(a)
      Current Liabilities...................................... Section 3.2(a)
      Disputed Amounts......................................... Section 3.3(c)
      Divestiture.............................................. Section 7.1(b)
      Effective Time........................................... Section 1.3
      Employment Agreements.................................... Section 9.1(k)
      ERISA Affiliate.......................................... Section 5.14(b)
      Escrow Agreement......................................... Section 4.3
      Estimated Current Assets................................. Section 3.2(a)
      Estimated Current Liabilities............................ Section 3.2(a)
      Estimated Working Capital................................ Section 3.2(a)
      Estimated Working Capital Adjustment..................... Section 3.2(c)
      European Business........................................ Section 7.1(b)
      European Contracts....................................... Section 7.1(b)
      Excess Expense........................................... Section 3.1(c)
      Exchange Agent........................................... Section 4.1
      Expense Schedule......................................... Section 3.1(c)
      Final Working Capital Deficit............................ Section 3.4(a)
      Final Working Capital Surplus............................ Section 3.4(a)
      Indemnified Party........................................ Section 8.14(a)
      Lower Threshold Amount................................... Section 3.1(c)
      Maximum Amount........................................... Section 8.14
      Merger................................................... Section 1.1
      NDC SEC Reports.......................................... Section 6.4(a)
      Noncompetition Agreements................................ Section 9.2(k)
      Option Shares............................................ Section 3.1(c)
      Payment Shares........................................... Section 3.1(c)
      Preferred Stock Merger Consideration..................... Section 3.1(d)
      PMSI Agreement........................................... Section 3.1(c)
      Scheduled Stockholders................................... Section 5.3
      Source Benefit Plans..................................... Section 5.14
      Source Contracts......................................... Section 5.15
      Source Divestiture Agreement............................. Section 5.4
      Source Divestiture Subsidiaries.......................... Section 7.1(b)
      Source ERISA Plan........................................ Section 5.14
      Source Intellectual Property............................. Section 5.10
      Source Pension Plan...................................... Section 5.14
      Stock Escrow............................................. Section 3.1(c)
      Takeover Laws............................................ Section 5.19
      Threshold Prices......................................... Section 3.1(c)
      Total Combined Assets.................................... Section 3.4(b)
      Total Current Assets..................................... Section 3.4(b)
      Total Current Liabilities................................ Section 3.4(b)
      Total Working Capital Deficit............................ Section 3.4(b)
      Total Working Capital Surplus............................ Section 3.4(b)
      Transaction Expenses..................................... Section 3.1(c)
      Upper Threshold Amount................................... Section 3.1(c)
      Voting Agreements........................................ Section 5.21
      Working Capital.......................................... Section 3.2(a)

  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  12.2 Expenses.

  (a) Excluding the Transaction Expenses and except as otherwise provided in this Section 12.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the HSR Act.

  (b) Notwithstanding the foregoing,

    (i) if this Agreement is terminated pursuant to any of Sections 11.1(c) (but only on the basis of failure of the agreement provided in Section 8.1 that Source shall call meetings of the Stockholders of Source for the purpose of voting on the adoption of this Agreement), 11.1(d)(ii) (but only as it relates to approval of Source's stockholders), or

    (ii) if this Agreement is terminated by NDC pursuant to Section 11.1(g), or

    (iii) if this Agreement is terminated by Source pursuant to Section
  11.1(i),

and the conditions to the obligations of Source hereunder pursuant to Section 9.1, except for the provisions of Section 9.1(a), and Section 9.3(a) and 9.3(b), have been satisfied, then Source shall promptly pay NDC all documented out-of pocket costs and expenses of NDC, including costs of counsel, investment bankers, actuaries and accountants up to a maximum amount of $750,000.

  (c) In addition to the foregoing, if, this Agreement is terminated pursuant to Section 11.1 (c) (but only on the basis of failure of the agreement provided in Section 8.1 that Source shall call meetings of the Stockholders of Source for the purpose of voting on the adoption of this Agreement) or Section 11.1(d)(ii) (but only with respect to approval of the stockholders of Source), Source shall pay to NDC an amount in cash equal to the sum of $3,000,000, which sum represents compensation for NDC's loss as the result of the transactions contemplated by this Agreement not being consummated.

  (d) In addition to the foregoing, if, after the date of this Agreement and within twelve (12) months following any termination of this Agreement by NDC pursuant to Section 10.1(g) or any termination of this Agreement by Source pursuant to Section 10.1(i) of this Agreement, any third-party shall acquire, merge with, combine with, purchase substantially all of the Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 50% or more of the voting stock of Source, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the business combination shall pay to NDC, as a condition consummation of the Business Combination, an amount in cash equal to $3,000,000, which sum represents additional combination for NDC's loss as a result of the transactions contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts within ten days of demand therefore by NDC, the amount shall be an obligation of Source and shall be paid by Source promptly upon notice to Source by NDC. Notwithstanding the foregoing, the payment required by this Section 12.2(d) will only come due if a third party that was involved in discussions or negotiations with Source on or before the termination of this agreement consummates the Business Combination.

  (e) Nothing contained in this Section 12.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

  12.3 Brokers and Finders. Except for Montgomery Securities Corporation as to Source and except for Lazard Freres & Co. LLC as to NDC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Source or any Stockholder or by NDC, each of Source and the Stockholders and NDC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  12.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.14.

  12.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Source Common Stock, there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders.

  12.6 Waivers.

  (a) Prior to or at the Effective Time, NDC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Source or the Stockholders, to waive or extend the time for the compliance or fulfillment by Source or the Stockholders of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NDC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NDC.

  (b) Prior to or at the Effective Time, Source, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NDC, to waive or extend the time for the compliance or fulfillment by NDC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Source and the Stockholders under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Source.

  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  12.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  12.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

  Source or any Stockholder:         Source Informatics Inc.
                                     Suite 912
                                     45 Rockefeller Plaza
                                     New York, New York 10111
                                     Telecopy Number: (212) 841-5760

                                     Attention: Mr. Warren Hauser, Esq.

  Copy to Counsel:                   Reboul, MacMurray, Hewitt, Maynard &
                                      Kristol
                                     45 Rockefeller Plaza
                                     New York, New York 10111
                                     Telecopy Number: (212) 841-5725

                                     Attention: Mr. Robert A. Schwed, Esq.

  NDC:                               National Data Corporation
                                     National Data Plaza
                                     Atlanta, Georgia 30329
                                     Telecopy Number: (404) 728-2990

                                     Attention: E. Michael Ingram, Esq.

  Copy to Counsel:                   Alston & Bird LLP
                                     One Atlantic Center
                                     1201 West Peachtree Street
                                     Atlanta, Georgia 30309-3424
                                     Telecopy Number: (404) 881-7777

                                     Attention: B. Harvey Hill, Jr., Esq.

  12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

  12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  12.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

  12.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

  12.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  12.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          National Data Corporation

                                                  /s/ E. Michael Ingram
                                          By: _________________________________
                                          Name: E. Michael Ingram
                                          Title: Senior Vice President

                                          Dunkirk, Inc.

                                                  /s/ E. Michael Ingram
                                          By: _________________________________
                                          Name: E. Michael Ingram
                                          Title: Senior Vice President

                                          Source Informatics Inc.

                                                    /s/ Warren Hauser
                                          By: _________________________________
                                          Name: Warren Hauser
                                          Title: Vice President

               AMENDMENT NO. ONE TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT NO. ONE (this "Amendment") is made and entered into as of November 7, 1997, by and among NATIONAL DATA CORPORATION ("NDC"), a Delaware corporation; DUNKIRK, INC. ("Sub"), a Delaware corporation; and SOURCE INFORMATICS INC. ("Source"), a Delaware corporation.

                                   PREAMBLE

  WHEREAS, NDC, Sub and Source entered into an Agreement and Plan of Merger dated as of August 20, 1997 (the "Agreement"), which, among other things, provided that NDC would acquire Source pursuant to the merger of Sub with and into Source (the "Merger"); and

  WHEREAS, pursuant to Section 9.2 (h)(ii) of the Agreement, it is a condition to NDC's obligation to consummate the Merger that Source and Walsh International Inc. ("Walsh") execute and deliver to NDC a licensing arrangement between Source and Walsh relating to operations of Walsh in Asia (the "East Asia License Agreement"); and

  WHEREAS, NDC, Source and Walsh have agreed to terminate negotiations with respect to the East Asia License Agreement and NDC, Sub and Source have agreed to remove the consummation of such agreement from the conditions precedent to consummation of the Merger; and

  WHEREAS, NDC, Sub and Source desire to amend the Agreement to reflect the elimination of such condition; and

  WHEREAS, NDC, Sub and Source are of the opinion that the foregoing is in the best interests of the parties and their respective stockholders.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree that all references in the Agreement to the East Asia License Agreement--
Exhibit 8 shall be deleted.

  All capitalized terms contained in this Amendment and no otherwise defined shall have the meaning ascribed to them in the Agreement.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                          National Data Corporation

                                                  /s/ E. Michael Ingram
                                          By: _________________________________
                                          Name: E. Michael Ingram
                                          Title: Senior Vice President

                                          Dunkirk, Inc.

                                                  /s/ E. Michael Ingram
                                          By: _________________________________
                                          Name: E. Michael Ingram
                                          Title: Senior Vice President

                                          Source Informatics Inc.

                                                  /s/ Warren J. Hauser
                                          By: _________________________________
                                          Name: Warren J. Hauser
                                          Title: Vice President

                                                                         ANNEX B

                               DISSENTERS' RIGHTS

              DELAWARE STATUTORY LAW RELATING TO APPRAISAL RIGHTS

  262 Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this chapter:

    (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (b) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary and assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publications shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                            FORM OF ESCROW AGREEMENT

                               ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of    ,
1997, by and among National Data Corporation, a Delaware corporation ("NDC")
and   , the representative (the "Stockholder Representative") of the common stockholders of Source Informatics Inc., a Delaware corporation ("Source"), identified on Schedule I hereto (each a "Stockholder" and collectively the "Stockholders").

                                  WITNESSETH

  Dunkirk, Inc. ("Sub") is a wholly owned subsidiary of NDC and each of NDC and Sub is a party to an Agreement and Plan of Merger (the "Merger Agreement")
with Source, dated as of August   , 1997, pursuant to which Sub has on this
date merged (the "Merger") with and into Source with Source surviving the Merger and becoming a wholly owned subsidiary of NDC. Pursuant to Section 3.1(c) of the Merger Agreement, the Stockholders each received in exchange for each share of Source Common Stock, (i) the Common Cash Amount, if any, and the Payment Shares, and (ii) the contingent right to receive shares of NDC Common Stock.

  Pursuant to the terms of the Merger Agreement, 455,840 shares of NDC Common Stock, decreased by the number of shares of NDC Common Stock equal to the Estimated Working Capital Adjustment divided by the Average Closing Price as of the Closing Date (the "Stock Escrow"), have been distributed to and will be held by the Escrow Agent pursuant to the terms of this Agreement until termination of this Agreement as provided herein.

  The Stockholders have agreed to adjust the purchase price of their shares of Source Common Stock pursuant to Section 3.4 of the Merger Agreement, and to indemnify NDC pursuant to Article 10 of the Merger Agreement.

  Now, Therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                            Establishment of Escrow

  1.1 Escrow Amount. On this date, NDC has delivered an executed stock certificate in negotiable form representing the Stock Escrow to the Escrow Agent and hereby names the Stockholder Representative the representative of the pro rata interests of the Stockholders in the Stock Escrow. The Escrow Agent acknowledges receipt of the Stock Escrow and agrees to hold and disburse the Stock Escrow for the benefit of NDC and the Stockholders, as the case may be, in accordance with the provisions of this Agreement with the same force and effect as if the Stock Escrow had been delivered by NDC to each Stockholder and subsequently delivered by such Stockholder to the Escrow Agent.

  1.2 Stockholder Percentage Interests. As soon as practicable after receipt of executed transmittal materials from all record holders of Source Common Stock as of the Effective Time, the Escrow Agent shall prepare and deliver to the Stockholder Representative and NDC a schedule, substantially in the form of Schedule I hereto, showing for each Stockholder (i) the respective percentage interest (the "Percentage Interest") of each such Stockholder in the Stock Escrow, and (ii) the corresponding interest of each Stockholder in the Working Capital Escrow Amount and the Indemnification Escrow Amount (hereinafter the "Stockholder Accounts"), initially expressed in shares of NDC Common Stock, and thereafter, expressed in cash, if any, and shares of NDC Common Stock. Such schedule shall be revised and re-distributed after any sale of Escrow Shares or any distribution of any portion of the Escrow Amount pursuant to this Agreement.

                                   ARTICLE 2

                                  Definitions

  As used in this Agreement, the following terms shall have the following meanings:

    2.1 "Aggregate Value" with respect to either the Working Capital Escrow Amount or the Indemnification Escrow Amount, as indicated, shall mean the cash amount, if any, in such escrow and the shares of NDC Common Stock in such escrow, valued at the Average Closing Price as of the date specified.

    2.2 "Distribution Date" shall mean with regard to the Working Capital Escrow Amount, the date that is ninety (90) calendar days from the date of the Effective Time, and with regard to the Indemnification Escrow Amount, August 31, 1999.

    2.3 "Escrow Amount" shall mean the Indemnification Escrow Amount and the Working Capital Escrow Amount.

    2.4 "Escrow Shares" shall mean the Indemnification Shares and the Working Capital Shares.

    2.5 "Indemnification Escrow Amount" shall mean, as of the date of this Agreement, the Indemnification Shares, and from and after the date of this Agreement, in accordance with Article 4 hereof, the cash, if any, from the sale of Indemnification Shares and any remaining Indemnification Shares.

    2.6 "Indemnification Shares" shall mean, as of the date of this Agreement, 341,880 shares of NDC Common Stock included in the Stock Escrow, and from and after the date hereof, in accordance with Article 4 hereof, any Indemnification Shares remaining in escrow.

    2.7 "Stockholder Representative" shall mean a committee comprised of Messrs. Dennis Turner, Handel Evans and Patrick Welsh.

    2.8 "Working Capital Escrow Amount" shall mean, as of the date of this Agreement, the Working Capital Shares, and from and after the date of this Agreement, in accordance with Article 4 hereof, the cash, if any, from the sale of Working Capital Shares and any remaining Working Capital Shares.

    2.9 "Working Capital Shares" shall mean, as of the date of this Agreement, 113,960 shares of NDC Common Stock, less any shares paid to NDC as an Estimated Working Capital Adjustment, included in the Stock Escrow, and from and after the date hereof, in accordance with Article 4 hereof, any Working Capital Shares remaining in escrow.

    2.10 Any other capitalized term used herein but not defined herein shall have the same meaning as provided in the Merger Agreement.

                                   ARTICLE 3

                  Term; Distribution of Escrow Amount; Limits

  3.1 Term. The term of this Agreement shall commence at the Effective Time and shall terminate at such time as all of the Escrow Amount has been distributed to the Stockholders or NDC pursuant to the terms of this Agreement.

  3.2 Adjustment of Escrow Amount. The Escrow Amount subject to this Agreement shall be adjusted as follows: If, between the date of this Agreement and the Distribution Date with respect to the Working Capital Escrow Amount, NDC shall be entitled to an adjustment pursuant to Section 3.4 of the Merger Agreement (an "Adjustment Claim"), then NDC shall deliver to the Escrow Agent a notice thereof (a "Notice of Obligation") setting forth the Adjustment Claim amount, and upon receipt of such Notice of Obligation by the Escrow Agent,

    (i) the Escrow Agent shall distribute to NDC from the Escrow Amount an amount in cash, in immediately available funds, equal to such Adjustment Claim, and, if the Escrow Amount does not contain any cash, or contains an amount of cash insufficient to satisfy the Adjustment Claim, then

    (ii) the Escrow Agent shall distribute to NDC from the Escrow Amount that number of shares of NDC Common Stock equal to the quotient (rounded to the next highest whole number) obtained by dividing the amount of the Adjustment Claim not paid in cash pursuant to Section 3.2(i) above, by the Average Closing Price as of the date Final Working Capital is determined pursuant to Section 3.3(b) of the Merger Agreement.

  3.3 Distribution of Working Capital Escrow Amount. If the adjustment provided for in Section 3.4 of the Merger Agreement is pending as of the Distribution Date with respect to the Working Capital Escrow Amount, the disputed Adjustment Claim (the "Disputed Working Capital Escrow Amount") for purposes of the calculations in the following sentence of this Section 3.3 shall be based on the Closing Balance Sheets prepared by NDC pursuant to
Section 3.3(a) of the Merger Agreement and Section 1.3(a) of the PMSI Agreement, and equal to the sum of (i) the Final Working Capital Deficit, and
(ii) the Current Asset Allocation Amount. Upon determination of the Disputed Working Capital Escrow Amount in accordance with the preceding sentence, the Escrow Agent shall promptly deliver to the Stockholders a distribution of cash, if any, in immediately available funds, and shares of NDC Common Stock from the Working Capital Escrow Amount, equal to the difference between the Aggregate Value as of the Distribution Date of the Working Capital Escrow Amount and the aggregate Disputed Working Capital Escrow Amount with respect to the pending Adjustment Claim (the "Undisputed Working Capital Escrow Amount"), and such amount shall be paid to the respective Stockholders in accordance with their respective Percentage Interests. Any delivery of NDC Common Stock to Stockholders shall be of full shares and any fractional portions shall be rounded to a whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Stockholders. Upon the final resolution as agreed by NDC and the Stockholder Representative in writing of the amount of the Adjustment Claim (the "Final Claim Amount") for which a Disputed Working Capital Escrow Amount was retained in escrow after the Distribution Date, the Escrow Agent shall promptly distribute to NDC an amount in cash, if any, in immediately available funds, and shares of NDC Common Stock from the Escrow Amount with an Aggregate Value as of the date of final resolution equal to the Final Claim Amount and shall deliver any remaining Disputed Working Capital Escrow Amount to the Stockholders in accordance with their respective Percentage Interests.

  3.4 Adjustment of Indemnification Escrow Amount. The Indemnification Escrow Amount subject to this Agreement shall be adjusted from time to time, as follows: If, between the date of this Agreement and the Distribution Date with respect to the Indemnification Escrow Amount, NDC shall be entitled to be indemnified pursuant to an Indemnification Claim under Article 10 of the Merger Agreement, then NDC shall deliver to the Escrow Agent a Notice of Obligation setting forth the amount of the Indemnification Claim, and upon receipt of such Notice of Obligation by the Escrow Agent,

    (i) the Escrow Agent shall distribute to NDC from the Indemnification Escrow Amount an amount in cash, in immediately available funds, equal to such Indemnification Claim; provided that such distribution of cash from the Indemnification Escrow Amount shall be distributed in equal proportions from each Stockholder Account, and provided further that the Escrow Agent shall have the authority to sell shares of NDC Common Stock in any Stockholder Account in order to satisfy such proportional distribution requirement; and, if the Indemnification Escrow Amount does not contain any cash, or contains an amount of cash insufficient to satisfy the Indemnification Claim, then

    (ii) the Escrow Agent shall distribute to NDC from the Indemnification Escrow Amount that number of shares of NDC Common Stock equal to the quotient (rounded to the next highest whole number) obtained by dividing the amount of the Losses asserted in the Indemnification Claim and not paid in cash pursuant to Section 3.4(i) above, by the Average Closing Price as of the date of the Notice of Obligation.

  3.5 Distribution of Indemnification Escrow Amount. If there are
Indemnification Claims pending as of the Distribution Date with respect to the Indemnification Escrow Amount, the amount of Losses under such disputed Indemnification Claims (the "Disputed Indemnification Escrow Amount") for purposes of the calculations in the following sentence of this Section 3.5 shall be as decided in writing by NDC and the

Stockholder Representative; provided, that if NDC and the Stockholder Representative are not able to agree on the Disputed Indemnification Escrow Amount by such Distribution Date, the Disputed Indemnification Escrow Amount shall be the amount claimed by NDC in its notice of Indemnification Claim. Upon determination of the Disputed Indemnification Escrow Amount in accordance with the preceding sentence, the Escrow Agent shall promptly deliver to the Stockholders a distribution of cash, if any, in immediately available funds, and shares of NDC Common Stock from the Indemnification Escrow Amount, equal to the difference between the Aggregate Value as of the Distribution Date of the Indemnification Escrow Amount and the Disputed Indemnification Escrow Amount (the "Undisputed Indemnification Escrow Amount"), and such amount shall be paid to the respective Stockholders in accordance with their respective Percentage Interests. Any delivery of NDC Common Stock to Stockholders shall be of full shares and any fractional portions shall be rounded to a whole number by the Escrow Agent so that the number of shares remaining in escrow to be delivered will be fully allocated among such Stockholders. Upon the final resolution as agreed by NDC and the Stockholder Representative in writing of the amount of the Losses under Indemnification Claims pending as of the Distribution Date with respect to the Indemnification Escrow Amount (the "Final Indemnification Claim") for which a Disputed Indemnification Escrow Amount was retained in escrow, the Escrow Agent shall promptly distribute to NDC an amount in cash, if any, in immediately available funds, and shares of NDC Common Stock from the Indemnification Escrow Amount with an Aggregate Value as of the date of final resolution equal to the Final Indemnification Claim and shall deliver any remaining Disputed Indemnification Escrow Amount to the Stockholders in accordance with their respective Percentage Interests.

  3.6 Effect of Final Delivery. This Agreement shall continue in full force and effect until the Escrow Agent has distributed all of the Escrow Amount pursuant to the terms hereof. After all of the Escrow Amount has been distributed, all rights, duties and obligations of the respective parties hereunder shall terminate.

                                   ARTICLE 4

                            Sale Of Escrow Shares;
                           Escrow Stock Certificates

  4.1 Sale of Escrow Shares. The Stockholder Representative, or the Stockholders with respect to their individual Stockholder Accounts and acting through the Stockholder Representative, may direct the Escrow Agent to sell, from time to time, any or all of the Escrow Shares at such prices as are commercially reasonable at the time of sale. On a monthly basis, the Escrow Agent shall provide the Stockholder Representative and NDC with a sales report detailing the number of Escrow Shares sold, the date of sale, the aggregate sales price, any associated brokerage fees or expenses, any and all other expenses, and such other information as the Stockholder Representative or NDC shall reasonably request, and shall provide the Stockholder Representative and NDC with a revised schedule as provided in Section 1.2 hereof. The proceeds of such sale or sales, net of any underwriting commissions or brokers fees and all other expenses of sale, shall be applied as follows:

    (i) Any and all cash proceeds from the sale of Working Capital Shares shall remain in escrow as part of the Working Capital Escrow Amount and subject to the provisions of this Agreement, except that at the end of each calendar month, if the Aggregate Value of the Working Capital Escrow Amount exceeds 133% of the Aggregate Value of the Escrow Shares as of the date of this Agreement (the "Surplus Working Capital Escrow Amount"), the Escrow Agent shall distribute to the Stockholders that amount in cash or shares of NDC Common Stock equal to their respective Percentage Interest in the Surplus Working Capital Escrow Amount; and

    (ii) Any and all cash proceeds from a sale of Indemnification Shares shall remain in escrow as part of the Indemnification Escrow Amount and subject to the provisions of this Agreement, except that at the end of each calendar month, if the Aggregate Value of the Indemnification Escrow Amount exceeds $20,000,000 (the "Surplus Indemnification Escrow Amount"), the Escrow Agent shall distribute to the Stockholders that amount in cash or shares of NDC Common Stock equal to their respective Percentage Interests in the Surplus Indemnification Escrow Amount.

  4.2 Method of Distribution of Shares. If a registration statement is required by applicable law, the Escrow Shares may be distributed by the Escrow Agent pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended (the "Act") or any state securities laws, or in the alternative, the Escrow Shares may be distributed under any applicable exemption from the Act or such laws, in the sole discretion of the Escrow Agent, but in all instances the Escrow Shares shall be distributed in compliance with the Act and applicable state securities laws. NDC hereby agrees, if requested by the Escrow Agent, to file or prepare such statements, forms or registrations to satisfy any exemption from the Act or any state securities laws.

  4.3 New Certificates. The Escrow Agent may at any time request NDC to issue new certificates representing the Stock Escrow in such denominations as may be necessary or appropriate in carrying out the Escrow Agent's obligations under this Agreement.

                                   ARTICLE 5

                           Dividends; Voting Rights;
                          Investment of Cash Amounts

  5.1 Cash Dividends; Voting Rights. Any and all cash dividends or other cash income with respect to Escrow Amount shall be paid into and remain in the Escrow Amount and shall be available for purposes of adjustments or distributions pursuant to Section 3 hereof. Each Stockholder shall have the right to direct the Escrow Agent in writing as to the exercise of voting rights with respect to shares in the Stock Escrow held by the Escrow Agent on behalf of such Stockholder, and the Escrow Agent shall comply with any such directions if received in a timely manner. In the absence of such directions, the Escrow Agent shall not vote any such shares in the Stock Escrow.

  5.2 Stock Splits; Stock Dividends. In the event of any stock split or stock dividend with respect to NDC Common Stock that becomes effective during the term of this Agreement, the additional shares so issued with respect to the Stock Escrow shall be added to the Stock Escrow and any other references herein to a specific number of shares of NDC Common Stock or references herein to prices for or the fair market value of NDC Common Stock shall be adjusted accordingly.

  5.3 Investment of Escrow Funds. The Escrow Agent shall invest the cash amount, if any, included in the Escrow Amount as directed by the Stockholder Representative or the Stockholders, provided that should the Stockholder Representative or the Stockholders fail to so direct the Escrow Agent, NDC shall be authorized to so direct the Escrow Agent, and, provided further that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rates of the highest qualify by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill Inc. ("S&P"), and (iv) certificates of deposit issued by a commercial bank (which may be the Escrow Agent or any affiliate of the Escrow Agent) whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of 90 days, or a money market fund that invests exclusively in said investments. The Escrow Agent shall have no liability or responsibility for loss of interest or any penalties which are imposed because of early withdrawal of the securities or certificates in which any cash portion of the Escrow Amount may be invested and the Escrow Agent is hereby authorized to make such early withdrawal if necessary to make a distribution from the Escrow Amount in accordance with this Agreement.

                                   ARTICLE 6

                               The Escrow Agent

  6.1 Liability. The Escrow Agent, in its capacity as Escrow Agent, or any successor Escrow Agent, shall be liable only to hold the Escrow Amount and to deliver the same to the persons named herein in accordance with the provisions of this Agreement. By acceptance of this Escrow Agreement, the Escrow Agent, in its capacity as Escrow Agent, or any successor Escrow Agent, is acting in the capacity of a depository only, and shall not be liable or responsible for any damages, losses or expenses unless such damages, losses or expenses shall be caused by the gross negligence or malfeasance of the Escrow Agent or any successor Escrow Agent. Neither the Escrow Agent, in its capacity as Escrow Agent, nor any successor Escrow Agent, shall incur any liability with respect to (i) any action taken or omitted in good faith upon the advice of its counsel with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written instructions provided for herein, not only as to the due execution of such instrument, or the identity, or authority of any person executing such instrument, or the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein, provided that the Escrow Agent shall in good faith believe such instrument to be genuine, to have been signed by a proper person or persons, and to conform to the provisions of this Agreement. In the event of any disagreement or the presentation of adverse claims or demands in connection with or for any item affected hereby, the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing the Escrow Agent shall not become liable to the parties, or to any other person, due to its failure to comply with any such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act until all of the rights of the adverse claimants have been either fully resolved among themselves, arbitrated to a final award, or finally adjudicated by a court having jurisdiction over the dispute. The Escrow Agent shall be held harmless and indemnified by the parties hereto in connection with any claims against it in connection with its service as escrow agent hereunder. Any action requested to be taken by the Escrow Agent hereunder and not otherwise specifically set forth herein shall require the agreement in writing of the Stockholder Representative, NDC and any successor Escrow Agent.

  6.3 Successor. The Escrow Agent, with the prior written consent of the Stockholder Representative, may by written instrument designate a bank or trust company to act as successor Escrow Agent. Any such successor Escrow Agent must agree to be and shall be bound by, and shall have all the rights, duties and responsibilities of the Escrow Agent under, this Agreement.

  6.4 Expenses. Compensation for the normal services of the Escrow Agent or any successor Escrow Agent, if any, shall be borne by the Stockholders and NDC equally and, with regard to the Stockholders obligations, shall be deducted from the Escrow Amount. The Escrow Agent and any successor Escrow Agent shall be reimbursed for any reasonable expenses, including the actual out-of-pocket cost of outside legal services should the Escrow Agent deem it necessary in its reasonable discretion to retain an outside attorney, and NDC and the Stockholders shall share equally the reimbursement of such expenses of such Escrow Agent, except that (a) if NDC is unsuccessful in any litigation relating to such Escrow Agent, then the fees and expenses of such Escrow Agent in connection therewith shall be paid by NDC, or (b) should the Stockholders be the unsuccessful party in any such litigation, then the Stockholders will bear the fees and expenses of such Escrow Agent in connection therewith. The Escrow Agent and any successor Escrow Agent shall not be liable for any action taken in good faith in accordance with the advice of an attorney.

                                   ARTICLE 7

                          Stockholder Representative

  7.1 Power and Authority. The adoption of the Merger Agreement by the Stockholders shall constitute ratification of this Escrow Agreement, and the Stockholder Representative shall have full power and authority to represent the Stockholders and their successors with respect to all matters arising under this Agreement, and all action taken by the Stockholder Representative hereunder shall be binding upon such Stockholders and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority, on behalf of all the Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any Adjustment Claim or Indemnification Claim, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize payments to be made with respect thereto.

  7.2 Resignation; Successors. The Stockholder Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Stockholder Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Stockholder Representative, a successor shall be named from among the Stockholders by a majority of the members of the Board of Directors of Source who served on such board prior to the Merger. Each such successor Stockholder Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include such successor Stockholder Representative.

  7.3 Indemnification Of Stockholder Representative. NDC shall indemnify and hold harmless the Stockholder Representative from and against any loss, expense or liability incurred in connection with the performance of his duties hereunder, including the advancement of expenses incurred in connection with investigating or defending any claim or action.

                                   ARTICLE 8

                                 Miscellaneous

  8.1 Transferability. A Stockholder may not transfer any interest in the Escrow Amount or any other right under this Escrow Agreement to any other party, except that upon written notice from the legal representative of the estate of a deceased Stockholder to the Escrow Agent, the rights of such Stockholder under this Escrow Agreement shall be transferred to the estate of such Stockholder, and subsequently to any beneficiary thereof, in the event of the Stockholder's death; provided, however, that any such beneficiary or the legal representative of any such estate shall be bound by the provisions of this Escrow Agreement without taking any further action. The Escrow Agent shall be entitled to treat the legal representative of the estate of such Stockholder, and subsequently any beneficiary thereof, as the absolute owner of the rights of such Stockholder under this Escrow Agreement in all respects and shall incur no liability for distributions made in good faith to the legal representatives of such Stockholder or such beneficiary in accordance with the terms of this Escrow Agreement. The contingent right to receive Escrow Amount shall not be transferable by the Stockholders otherwise than by will or by the laws of descent and distribution.

  8.2 Notices. Each party shall keep each of the other parties hereto advised in writing of all transactions pursuant to this Agreement. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows, or if sent by facsimile to the facsimile numbers identified below:

    If to NDC:

      National Data Corporation
      National Data Plaza
      Atlanta, Georgia 30329
      Attn: E. Michael Ingram
      Telecopy: (404) 728-2990

    with a copy to:

      Alston & Bird LLP
      One Atlantic Center
      1201 West Peachtree Street
      Atlanta, Georgia 30309-3424
      Attn: B. Harvey Hill, Jr.
      Telecopy: (404) 881-7777

    If to the Stockholders or the Stockholder Representative:

      __________________
      __________________
      __________________
      Telecopy: (   )    -

  with a copy to:

      __________________
      __________________
      __________________
      __________________
      Attn: ____________
      Telecopy: (   )    -


  If to the Escrow Agent:

      Escrow Agent
      __________________
      ________ ,
      Attn: ____________
      Telecopy: (   )    -

or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

  8.3 Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of laws.

  8.4 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto.

  8.5 Separability. If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain unenforceable in accordance with their terms.

  8.6 Headings. The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.

  8.7 Execution In Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  8.8 Amendments. This Agreement may be amended from time to time but only by written agreement signed by all of the parties hereto.

  8.9 Third Party Beneficiaries. Each Subsidiary of NDC and each of the directors, officers and employees of NDC and each of its Subsidiaries are expressly intended to be third party beneficiaries of the indemnities and obligations of the Stockholders as if they were parties to this Agreement.

  IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

                                          National Data Corporation


                                          By: _________________________________

                                          Escrow Agent


                                          By: _________________________________

                                          Stockholder Representative


                                          ______________________________ (SEAL)

                                                                         ANNEX D

                FINANCIAL STATEMENTS OF SOURCE INFORMATICS INC.

                         INDEX TO FINANCIAL STATEMENTS

                           SOURCE INFORMATICS INC.'S

                            UNITED STATES OPERATIONS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants..................................  D-3
Financial Statements
  Balance Sheets as of June 30, 1997 (Audited) and 1996 (Unaudited).......  D-4
  Statements of Operations for the Years Ended June 30, 1997 (Audited),
   1996 (Unaudited), and 1995 (Unaudited).................................  D-5
  Statements of Accumulated Deficit for the Years Ended June 30, 1997
   (Audited), 1996 (Unaudited), and 1995 (Unaudited)......................  D-6
  Statements of Cash Flows for the Years Ended June 30, 1997 (Audited),
   1996 (Unaudited), and 1995 (Unaudited).................................  D-7
Notes to Financial Statements.............................................  D-8
Supplemental Quarterly Financial Information
  Schedule I - Unaudited Statements of Operations for the Three Months
   Ended September 30, 1997 and 1996...................................... D-14
  Schedule II - Unaudited Balance Sheet as of September 30, 1997.......... D-15

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Source Informatics Inc.:

  We have audited the accompanying balance sheet of SOURCE INFORMATICS INC.'S UNITED STATES OPERATIONS as of June 30, 1997 and the related statements of operations, accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Source Informatics Inc.'s United States Operations as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
September 5, 1997

                           SOURCE INFORMATICS INC.'S

                            UNITED STATES OPERATIONS

                                 BALANCE SHEETS

                             JUNE 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                            1997       1996
                                                          --------  -----------
                                                                    (UNAUDITED)
                         ASSETS
Current Assets:
  Cash and cash equivalents.............................. $  2,108   $  7,774
  Short-term investment..................................      680      1,167
  Accounts receivable, less allowance for doubtful
   accounts of $200 and $200 in 1997 and 1996,
   respectively..........................................   11,426      7,031
  Deferred data costs....................................    1,300      1,194
  Prepaid expenses.......................................      619        652
  Due from Walsh.........................................      383        253
                                                          --------   --------
    Total current assets.................................   16,516     18,071
Property And Equipment, Net..............................   10,761      9,143
Other Assets.............................................      364        352
                                                          --------   --------
    Total assets......................................... $ 27,641   $ 27,566
                                                          ========   ========
           LIABILITIES AND ACCUMULATED DEFICIT
Current Liabilities:
  Accounts payable....................................... $  1,425   $  1,110
  Accrued liabilities....................................    7,980      7,856
  Unearned revenue.......................................   11,056     11,577
  Notes payable..........................................       96        235
  Current portion of capital lease obligations...........    4,533      3,021
  Due to PMSI............................................    1,208        377
  Due to parent company..................................   38,904     48,395
                                                          --------   --------
    Total current liabilities............................   65,202     72,571
                                                          --------   --------
Long Term Liabilities:
  Capital lease obligations..............................    5,510      4,601
  Deferred rent..........................................    1,980      1,924
                                                          --------   --------
    Total long-term liabilities..........................    7,490      6,525
                                                          --------   --------
Commitments And Contingencies (Note 8)
Accumulated Deficit......................................  (45,051)   (51,530)
                                                          --------   --------
    Total liabilities and accumulated deficit............ $ 27,641   $ 27,566
                                                          ========   ========

      The accompanying notes are an integral part of these balance sheets.

                           SOURCE INFORMATICS INC.'S

                            UNITED STATES OPERATIONS

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                                 (UNAUDITED)
Revenues............................................. $59,885  $51,812  $48,710
                                                      -------  -------  -------
Operating Expenses:
  Production costs...................................  14,836   14,686   15,494
  Selling, general, and administrative...............  33,200   29,690   27,673
  Depreciation and amortization......................   5,169    3,121    1,933
                                                      -------  -------  -------
    Total operating expenses.........................  53,205   47,497   45,100
                                                      -------  -------  -------
Operating Income.....................................   6,680    4,315    3,610
                                                      =======  =======  =======
Other Income (Expense):
  Interest income....................................     780      315        0
  Interest expense...................................    (912)    (671)    (861)
  Other expense......................................     (69)    (193)    (139)
                                                      -------  -------  -------
                                                        (201)     (549)  (1,000)
                                                      -------  -------  -------
Income before Income Tax.............................   6,479    3,766    2,610
Income Tax Provision.................................       0        0        0
                                                      -------  -------  -------
Net Income........................................... $ 6,479  $ 3,766  $ 2,610
                                                      =======  =======  =======

        The accompanying notes are an integral part of these statements.

                           SOURCE INFORMATICS INC.'S

                            UNITED STATES OPERATIONS

                       STATEMENTS OF ACCUMULATED DEFICIT

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995

BALANCE, June 30, 1994 (unaudited)................................... $(57,906)
  Net income.........................................................    2,610
                                                                      --------
BALANCE, June 30, 1995 (unaudited)...................................  (55,296)
  Net income.........................................................    3,766
                                                                      --------
BALANCE, June 30, 1996 (unaudited)...................................  (51,530)
  Net income.........................................................    6,479
                                                                      --------
BALANCE, June 30, 1997............................................... $(45,051)
                                                                      ========

        The accompanying notes are an integral part of these statements.

                           SOURCE INFORMATICS INC.'S

                            UNITED STATES OPERATIONS

                            STATEMENTS OF CASH FLOWS

            FOR THE THREE YEARS ENDED JUNE 30, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                      1997     1996     1995
                                                    --------  -------  -------
                                                                (UNAUDITED)
Cash flows from operating activities:
 Net income........................................ $  6,479  $ 3,766  $ 2,610
                                                    --------  -------  -------
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization....................    5,169    3,121    1,933
  Rent payments less than (in excess of) rent
   expense.........................................       56     (146)    (344)
  Changes in operating assets and liabilities:
   Accounts receivable.............................   (4,395)     755    6,083
   Deferred data costs.............................     (106)     (39)      46
   Prepaid expenses................................       33     (337)      34
   Due from Walsh..................................     (130)    (253)       0
   Other assets....................................      (12)     867      (71)
   Accounts payable................................      315   (3,827)   2,527
   Accrued liabilities.............................      124   (1,230)  (8,062)
   Unearned revenue................................     (521)  (3,553)   1,997
   Due to PMSI.....................................      831     (402)  (1,414)
                                                    --------  -------  -------
    Total adjustments..............................    1,364   (5,044)   2,729
                                                    --------  -------  -------
    Net cash (used in) provided by operating
     activities....................................    7,843   (1,278)   5,339
                                                    --------  -------  -------
Cash flows from investing activities:
 Capital expenditures..............................     (137)    (840)    (441)
 Sale of investment................................      487      349      189
                                                    --------  -------  -------
    Net cash (used in) provided by investing
     activities....................................      350     (491)    (252)
                                                    --------  -------  -------
Cash flows from financing activities:
 Proceeds from note payable........................        0      235        0
 Repayments of note payable........................     (139)       0        0
 Principal payments on capital leases..............   (4,229)  (2,736)  (6,599)
 Change in due to parent...........................   (9,491)   4,188    8,877
                                                    --------  -------  -------
    Net cash provided by (used in) financing
     activities....................................  (13,859)   1,687    2,278
                                                    --------  -------  -------
Net (decrease) increase in cash and cash
 equivalents.......................................   (5,666)     (82)   7,365
Cash and cash equivalents, beginning of year.......    7,774    7,856      491
                                                    --------  -------  -------
Cash and cash equivalents, end if year............. $  2,108  $ 7,774  $ 7,856
                                                    ========  =======  =======
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest............ $    910  $   671  $   861
                                                    ========  =======  =======
Supplemental disclosures of noncash investing and
 financing activities:
 Assets purchased under capital leases............. $  6,650  $ 4,851  $ 2,954
                                                    ========  =======  =======

   The accompanying notes are an integral part of these financial statements.

                           SOURCE INFORMATICS INC.'S

                           UNITED STATES OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

        JUNE 30, 1997 (AUDITED), 1996 (UNAUDITED), AND 1995 (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

  Walsh International Inc. ("Walsh") acquired a division of PCS Inc. in February 1990 that provided a range of data services, primarily based on a proprietary database of prescriptions dispensed, which are used by pharmaceutical companies in sales force compensation, territory realignment and focused promotion. On April 16, 1996, Walsh formed Source Informatics Inc. ("Source"), a Delaware corporation, for the purpose of creating the holding company for the entities engaged in such businesses (the "Source Business"). Effective as of that same date, Walsh transferred all of the assets and liabilities of the Source Business, together with cash, marketable securities, convertible preferred stock obligations, and other corporate assets to Source. In conjunction with the transfer of such assets and liabilities, all of the issued and outstanding capital stock of Source was spun off to the then current stockholders of Walsh.

  The financial statements and related footnotes contained herein reflect the operations of Source's United States Operations ("Source U.S."). As discussed in Note 9, Source entered into a stock purchase agreement with National Data Corporation ("NDC") in August 1997 to sell the stock of Source to NDC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Presentation

  The financial statements of Source U.S. have been derived from the consolidated financial statements of Source and have been prepared to present its financial position, results of operations, and cash flows on a standalone basis. Accordingly, the accompanying financial statements include certain costs and expenses that have been allocated on a pro rata basis, primarily on distribution of management's time. In management's opinion, this allocation reflects the best estimate of the costs and expenses incurred by Source U.S. Such allocated expenses may not be indicative of what such expenses would have been had the United States operations been operated as a separate entity.

  The balance sheet as of June 30, 1996 and the related statements of operations, accumulated deficit, and cash flows for the two years ended June 30, 1996 are unaudited and, in the opinion of management, contain all adjustments (consisting of only normal recurring items) necessary for the fair presentation of the financial position and results of operations for such periods.

 Use Of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash And Cash Equivalents

  Source U.S. considers all highly liquid investments with maturity dates of three months or less from the date of acquisition by Source U.S. to be cash equivalents.

 Investments

  Source U.S. holds an investment in a one-year Treasury bill that is classified as a held-to-maturity security. The amount is restricted as the investment secures certain assets under capital lease.

                           SOURCE INFORMATICS INC.'S

                           UNITED STATES OPERATIONS

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Revenue Recognition

  Revenue is recognized on the delivery of a product or as the service is rendered. Prebillings for products that have not yet been delivered or for services not yet rendered are classified as unearned revenue until the earnings process is complete.

 Credit Risk

  Financial instruments which potentially subject Source U.S. to concentrations of credit risk consist principally of cash balances and trade receivables. Source U.S. invests its excess cash with major banks. Source U.S.'s customer base principally comprises companies within the pharmaceutical industry. Source U.S. maintains reserves for potential credit losses, and such losses have been within management's expectations, given the generally strong credit ratings of the customers. Source U.S. does not require collateral from its customers.

 Property And Equipment

  Property and equipment are recorded at cost. All maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method. Furniture, office equipment, and computer equipment are depreciated over five years. Leasehold improvements are amortized over the estimated lives of the assets or the lease terms, whichever are shorter.

  Upon disposal, cost and accumulated depreciation are removed from the accounts and gains (losses) are recognized in the statement of operations.

 Databases and Software Costs

  Costs associated with maintenance and updating of databases and all costs associated with internally developed software are expensed as incurred.

 Deferred Data Costs

  Deferred data costs consist of costs incurred by Source U.S. to obtain prescription data information used in Source U.S.'s products. Source U.S. purchases data monthly and delivers products based on this information in the following month. In order to match the cost of these products with the associated revenue, Source U.S. defers approximately one month's cost of prescription data.

 Income Taxes

  The income tax returns of Source include the operations of the United States business. For purposes of these financial statements, income taxes related to Source U.S. have been computed and recorded on a separate return basis based on the statutory rates in effect.

  Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

 Long-Lived Assets

  Source U.S. periodically reviews the values assigned to long-lived assets such as property and equipment to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

                           SOURCE INFORMATICS INC.'S

                           UNITED STATES OPERATIONS

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Due to Parent Company

  "Due to parent company" represents the amount of net funds advanced to Source U.S. by Source.

 Advertising

  Source U.S. expenses all advertising costs as they are incurred.

 Concentration of Revenues

  Source U.S. derived approximately 49%, 47%, and 41% of its revenues from three customers in 1997, 1996, and 1995, respectively.

3. RELATED PARTY TRANSACTIONS

 Transactions With PMSI

  Source U.S. has a licensing agreement with Pharmaceutical Marketing Services, Inc. ("PMSI"), a company that shares certain management with Source, to market certain services. Additionally, Source U.S. provides certain services to PMSI and its subsidiaries. The principal agreements and terms are as follows:

 Alpha Database (Prescription) License Agreement

  The Alpha Database License Agreement, as amended and restated July 1, 1994, grants PMSI the sharing of revenue and expenses for a period of three years through June 30, 1997. Thereafter, the agreement will be automatically renewed for three additional five-year periods unless PMSI or Source U.S., for cause, terminates the agreement. The database license fee amounts received by Source U.S. were approximately $3,126,000, $3,094,000, and $2,663,000 for the years ended June 30, 1997, 1996, and 1995, respectively. Revenues earned under these agreements are allocated to both parties based upon historical percentages of revenue derived from Alpha Database.

 Data Processing Agreement

  Source provides specific data processing services to PMSI. Costs charged to PMSI totaled approximately $711,000, $1,191,000, and $1,883,000 for the years ended June 30, 1997, 1996, and 1995, respectively.

 Facilities Agreement

  PMSI sublets space from Source U.S. The revenue from PMSI under this sublet agreement was approximately $367,000, $492,000, and $259,000 for AND the years ended June 30, 1997, 1996, and 1995, respectively.

 Management Executive Services Agreement

  Source U.S. provides administrative, management, and executive services to PMSI. The costs charged by Source U.S. for these services are treated as a reduction of the related expenses. The amounts charged under this agreement were $1,384,000, $2,240,000, and $1,299,000 for the years ended June 30, 1997,
1996, and 1995.

  At June 30, 1997 and 1996, Source U.S. had a net current payable to PMSI of $1,208,000 and $377,000 respectively. Prior to the closing of the Acquisition (Note 9), all intercompany balances between PMSI and Source U.S. are expected to be paid in full.

                           SOURCE INFORMATICS INC.'S

                           UNITED STATES OPERATIONS

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


OTHER RELATED-PARTY TRANSACTIONS

 Transactions With Source Europe

  Source operates certain businesses in Europe to which the U.S. operations of Source provide certain services such as data processing, human resources, facilities, and finance. At June 30, 1997 and 1996, Source U.S. has a receivable from the Source Europe business of $11,299,000 and $3,566,000, respectively, included net within due from parent in the accompanying balance sheets.

 Transactions With Walsh

  Source U.S. provides facility space and telecommunications infrastructure to Walsh, a company which has certain common management personnel with Source.

  The amounts charged under this agreement were approximately $746,000, and $788,000 for the years ended June 30, 1997 and 1996. Prior to April 1996, Source was a division of Walsh (Note 1).

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                             1997       1996
                                                           --------  -----------
                                                                     (UNAUDITED)
   Assets under capital lease............................. $ 16,863    $11,277
   Furniture and office equipment.........................      453        447
   Computer equipment.....................................    4,528      4,248
   Leasehold improvements.................................       73         49
                                                           --------    -------
                                                             21,917     16,021
   Less accumulated depreciation and amortization.........  (11,156)    (6,878)
                                                           --------    -------
                                                           $ 10,761    $ 9,143
                                                           ========    =======

5. ACCRUED LIABILITIES

  Accrued liabilities consist of the following (in thousands):

                                                               1997     1996
                                                              ------ -----------
                                                                     (UNAUDITED)
   Data costs................................................ $3,706   $3,623
   Compensation..............................................  2,159    1,657
   Other liabilities.........................................  2,115    2,576
                                                              ------   ------
                                                              $7,980   $7,856
                                                              ======   ======

                           SOURCE INFORMATICS INC.'S

                           UNITED STATES OPERATIONS

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


6. INCOME TAXES

  Deferred tax assets (liabilities) consisted of the following (in thousands):

                                                             1997       1996
                                                            -------  -----------
                                                                     (UNAUDITED)
   Deferred tax liabilities................................ $  (120)   $  (264)
                                                            -------    -------
   Deferred tax assets:
     Net operating loss carryforwards......................   2,875      4,438
     Accrued expenses......................................     930      1,140
     Accounts receivable...................................      82         80
                                                            -------    -------
   Gross deferred tax assets...............................   3,887      5,658
                                                            -------    -------
   Net deferred tax asset..................................   3,767      5,394
   Valuation allowance.....................................  (3,767)    (5,394)
                                                            -------    -------
   Deferred taxes, net..................................... $     0    $     0
                                                            =======    =======

  The effective tax rates differ from the federal statutory rate as follows:

                                                           1997  1996    1995
                                                           ----  -----   -----
                                                                 (UNAUDITED)
   U.S. statutory rate....................................  34%     34%     34%
   State taxes, net of federal benefit....................   6       6       6
   Reversal of valuation allowance........................ (40)    (40)    (40)
                                                           ---   -----   -----
   Provision for income taxes.............................   0%      0%      0%
                                                           ===   =====   =====

  At June 30, 1997, approximately $7 million in U.S. federal income tax operating loss carryforwards, which may provide future tax benefits for U.S. federal income tax purposes, was available. These carryforwards expire in the years from 2008 to 2011. At June 30, 1997, approximately $500,000 in state net operating loss carryforwards, which expire in 1998 and 1999, was available.

7. EMPLOYEE BENEFIT PLANS

  Source U.S. operates a defined contribution profit-sharing plan. The employers' contribution is a discretionary amount to match employee contributions. The total cost associated with these plans for the years ended June 30, 1997, 1996, and 1995 was approximately $337,000, $229,000, and
$181,000, respectively.

8. COMMITMENTS AND CONTINGENCIES

 Leases

  Source U.S. leases certain equipment and facilities under agreements that are classified as capital leases and operating leases.

                           SOURCE INFORMATICS INC.'S

                           UNITED STATES OPERATIONS

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Obligations under long-term and noncancelable lease agreements at June 30, 1997 are as follows (in thousands):

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
                                                              -------  ---------
   1998...................................................... $ 5,145   $ 3,113
   1999......................................................   4,057     2,824
   2000......................................................   1,616     2,676
   2001......................................................     373     2,660
   2002......................................................       0     2,789
   Thereafter................................................       0     1,712
                                                              -------   -------
     Total minimum lease payments............................  11,191   $15,744
                                                                        =======
   Less amount representing interest.........................  (1,148)
                                                              -------
   Present value of minimum lease payments...................  10,043
   Less current portion......................................  (4,533)
                                                              -------
                                                               $5,510
                                                              =======

  Rent expense for the years ended June 30, 1997, 1996, and 1995 was approximately $4,140,000, $4,650,000, and $5,732,000, respectively.

 Legal Proceedings

  Source U.S. is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate outcome of any pending matters will not have a material adverse effect on the results of operations or financial position of Source U.S.

9. RESEARCH AND DEVELOPMENT COSTS

  Costs incurred by Source U.S. related to the development of potential new products and services are expensed as incurred. Costs charged to operations related to research and development activities were $1,557,000, $1,350,000, and $1,269,000 for the years ended June 30, 1997, 1996, and 1995, respectively.

10. SUBSEQUENT EVENT

  In August 1997, Source entered into a stock purchase agreement with NDC to sell the stock of Source to NDC in exchange for a combination of cash and NDC common stock. Prior to closing of the purchase, all non-U.S. operations of Source will be transferred to other entities. The transaction is expected to close in November 1997.

SCHEDULE I

                           SOURCE INFORMATICS INC.'S
                            UNITED STATES OPERATIONS

                       UNAUDITED STATEMENTS OF OPERATIONS

                             THREE MONTHS ENDED
                                SEPTEMBER 30,
                           -----------------------
                              1997        1996
                           ----------- -----------
                           (UNAUDITED) (UNAUDITED)
Revenues.................    $15,300     $13,484
Cost of service..........      3,747       3,583
Sales, general and
 administrative..........     11,215       8,860
                             -------     -------
                              14,962      12,443
                             -------     -------
OPERATING INCOME                 338       1,041
Other income (expense):
 Interest and other
  income.................         86         118
 Interest and other
  expense................       (221)       (180)
                             -------     -------
Total other income
 (expense)...............       (135)        (62)
                             -------     -------
Income from continuing
 operations before income
 taxes...................        203         979
Provision for income
 taxes...................          0           0
                             -------     -------
Income from continuing
 operations..............    $   203     $   979
                             =======     =======

SCHEDULE II

                           SOURCE INFORMATICS INC.'S
                            UNITED STATES OPERATIONS

                            UNAUDITED BALANCE SHEET

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
                                                                    (UNAUDITED)
                              ASSETS
Cash and cash equivalents.........................................   $  4,322
Accounts receivable, net of allowance.............................      7,692
Other current assets..............................................      2,023
                                                                     --------
 Total current assets.............................................     14,037
Property, plant and equipment, net................................     10,483
Other.............................................................        329
                                                                     --------
 Total assets.....................................................   $ 24,849
                                                                     ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities..........................   $  9,771
Due to Parent.....................................................     36,556
Notes and earn-out payable........................................         61
Obligations under capital leases..................................      4,947
Deferred income...................................................     11,906
                                                                     --------
 Total current liabilities........................................     63,241
Obligations under capital leases..................................      4,929
Other long-term liabilities.......................................      1,977
                                                                     --------
 Total long-term liabilities......................................      6,906
                                                                     --------
 Total liabilities................................................     70,147
Accumulated deficit...............................................    (45,298)
                                                                     --------
 Total stockholders' equity.......................................    (45,298)
                                                                     --------
 Total liabilities and stockholders' equity.......................   $ 24,849
                                                                     ========

                                    ANNEX E

                        PRO FORMA FINANCIAL INFORMATION

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following table sets forth selected pro forma condensed consolidated financial information as of August 31, 1997 and for the year ended May 31, 1997 and the three months ended August 31, 1997, giving effect to the Merger and the consummation of the Stock Purchase using the purchase method of accounting. The pro forma condensed consolidated financial information represents the historical operations of NDC, Source and PMSI Database adjusted for the effects of the Stock Purchase and the Merger as well as the effects of the acquisition of Health EDI completed in October 1997. This information has also been adjusted to conform to the presentation format and accounting policies of NDC. For comparability purposes, Source and PMSI Database's twelve months ended June 30, 1997 and three months ended September 30, 1997 are used in conjunction with the NDC twelve months ended May 31, 1997 and three months ended August 31, 1997.

  The pro forma financial information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger and the Stock Purchase been consummated at the beginning of the period presented or of future results.

  Historically, the financial results of Source US (the principal business of Source and PMSI Database, operated as a joint venture) have varied from quarter to quarter. These fluctuations are principally due to the timing of customer commitments to new products and services and the timing of delivery of Source US services. For example, many of the pharmaceutical manufacturing customers of Source US report results on a calendar year basis. Commitments are made by Source US's customers in the summer and fall for delivery in the first part of the next calendar year. Source US's fiscal year begins July 1. Source typically incurs expenses during the first half of its fiscal year (the last half of the calendar year) in preparation for roll-out of the products and services to meet customer requirements. Consequently, during Source US's first quarter, significant expense is incurred to generate revenues which should be recognized in future quarters.

  Unaudited pro forma financial information should be reviewed in conjunction with "Source Informatics Inc.--Management's Discussion and Analysis of Financial Condition and Results of Operations" located on pages 49 through 51 of this document.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                AUGUST 31, 1997
                                (IN THOUSANDS)

                                                   PMSI
                             NDC       SOURCE    DATABASE   PRO FORMA      PRO FORMA
                          HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS    CONSOLIDATED
                          ---------- ---------- ---------- -----------    ------------
ASSETS:
 Cash and cash
  equivalents...........   $ 18,224   $ 4,322    $   219    $   (219)(a)    $  9,321
                                                             (13,225)(b)
 Accounts receivable,
  net of allowance......     81,484     7,692      7,622           0          96,798
 Other current assets...     12,367     2,023        242           0          14,632
                           --------   -------    -------    --------        --------
  Total current assets..    112,075    14,037      8,083     (13,444)        120,751
PROPERTY, PLANT, AND
 EQUIPMENT, NET.........     50,829    10,483      4,378           0          65,690
INTANGIBLE ASSETS, NET..    352,102         0          0      73,816 (d)     425,918
OTHER...................     14,397       329          4           0          14,730
                           --------   -------    -------    --------        --------
  Total assets..........   $529,403   $24,849    $12,465    $ 60,372        $627,089
                           ========   =======    =======    ========        ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
 Accounts payable and
  accrued liabilities...   $ 49,768   $ 9,771    $ 1,214    $ (3,479)(c)    $ 57,274
 Due to Parent..........          0    36,556          0     (36,556)(c)           0
 Line of credit
  payable...............          0         0          0      29,026 (b)      29,026
 Notes and earn-out
  payable...............        298        61          0           0             359
 Income taxes payable...      6,904         0          0           0           6,904
 Obligations under
  capital leases........      2,484     4,947        553           0           7,984
 Deferred income........      6,090    11,906      4,920           0          22,916
                           --------   -------    -------    --------        --------
  Total current
   liabilities..........     65,544    63,241      6,687     (11,009)        124,463
Long-Term Debt..........    150,048         0          0           0         150,048
Obligations under
 capital leases.........      2,890     4,929      1,046           0           8,865
Other long-term
 liabilities............      3,469     1,977          0           0           5,446
                           --------   -------    -------    --------        --------
  Total liabilities.....    221,951    70,147      7,733     (11,009)        288,822
                           --------   -------    -------    --------        --------
MINORITY INTEREST.......     20,540         0          0           0          20,540
STOCKHOLDERS' EQUITY:
 Common and preferred
  stock.................      3,329         0          0         327 (e)       3,656
 Additional paid-in
  capital...............    183,813         0          0      97,488 (e)     281,301
 Retained earnings
  (accumulated
  deficit)..............    101,759   (45,298)     4,732     (67,000)(d)      34,759
                                                              40,566 (f)
Equity adjustments......     (1,989)        0          0           0          (1,989)
                           --------   -------    -------    --------        --------
  Total stockholders'
   equity...............    286,912   (45,298)     4,732      71,381         317,727
                           --------   -------    -------    --------        --------
  Total liabilities and
   stockholders'
   equity...............   $529,403   $24,849    $12,465    $ 60,372        $627,089
                           ========   =======    =======    ========        ========

--------
Adjustments:
(a) Reflects the PMSI Database cash, after the effects of settling all intercompany and affiliate accounts in (c), that is not being acquired by NDC under the terms of the Merger and Stock Purchase Agreements.
(b) Reflects borrowings on NDC's line of credit to fund the cash portion of the purchase price ($38.25 million) and the payment of estimated acquisition costs of $4 million less the portion paid out of operating cash of $13.2 million.
(c) Reflects the repayment and/or forgiveness of all intercompany and affiliate accounts.

(d) Reflects the excess of the purchase price over the net assets (liabilities) acquired in the acquisitions, net of a projected non-recurring charge of approximately $67 million ($60.6 million after-tax) related to purchased in-process research and development. This charge relates entirely to the operations of Source U.S. Based on the allocation model of Source U.S. operations (76% to Source and 24% to PMSI), approximately $51 million of the charge can be attributable to Source and $16 million to PMSI. The purchase price equals $92 million and $48 million for Source and PMSI Database, respectively, based on 1,555,556 shares for Source and 1,059,829 shares for PMSI Database at $37.40 per share stock price plus $31.8 million and $6.5 million of cash for Source and PMSI Database, respectively, and $4 million in acquisition related expenses. Approximately $5.5 million in net liabilities are assumed to be acquired in the purchase of Source. Approximately $4.7 million of assets are assumed to be acquired in the purchase of PMSI Database. The intangibles and the related lives are as follows:

      Product technology................................. $17.3 million  5 years
      Assembled work force...............................   3.0          7
      Customer relations/Goodwill........................  53.5         20

   The respective breakdown of the above identified components of the intangible asset can be attributed 76% to Source and 24% to PMSI based upon the aforementioned allocation model.
(e) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC stock to Source and PMSI Database, respectively, under the terms of the Merger Agreement and the Stock Purchase Agreement.
(f) Reflects the elimination of Source and PMSI Database's historical equity balances.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED MAY 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              EQUIFAX
                                                            HEALTH EDI
                                                            FOUR MONTHS
                                                   PMSI        ENDED
                             NDC       SOURCE    DATABASE  SEPTEMBER 30,    PRO FORMA       PRO FORMA
                          HISTORICAL HISTORICAL HISTORICAL     1996      ADJUSTMENTS (A) CONSOLIDATED (A)
                          ---------- ---------- ---------- ------------- --------------- ----------------
REVENUES................   $433,860   $59,885    $25,009      $4,851         $     0         $523,605
COST OF SERVICE.........    207,754    20,005      7,029       2,218           6,564 (b)      243,570
SALES, GENERAL AND
 ADMINISTRATIVE.........    159,450    33,200     12,062       2,262               0          206,974
                           --------   -------    -------      ------         -------         --------
                            367,204    53,205     19,091       4,480           6,564          450,544
                           --------   -------    -------      ------         -------         --------
OPERATING INCOME........     66,656     6,680      5,918         371         (6,564)           73,061
OTHER INCOME (EXPENSE):
 Interest and other
  income................      2,403       780         91           0            (688)(c)        2,586
 Interest and other
  expense...............     (6,814)     (981)      (147)          0          (1,191)(d)       (9,133)
 Minority interest......     (1,694)        0          0           0               0           (1,694)
                           --------   -------    -------      ------         -------         --------
 Total other income
  (expense).............     (6,105)     (201)       (56)          0          (1,879)          (8,241)
                           --------   -------    -------      ------         -------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES...........     60,551     6,479      5,862         371          (8,443)          64,820
PROVISION FOR INCOME
 TAXES..................    (21,798)      --      (2,333)       (141)          1,562(e)       (22,710)
                           --------   -------    -------      ------         -------         --------
INCOME FROM CONTINUING
 OPERATIONS.............   $ 38,753   $ 6,479    $ 3,529      $  230         $(6,881)        $ 42,110
                           ========   =======    =======      ======         =======         ========
FULLY DILUTED WEIGHTED
 AVERAGE NUMBER OF
 COMMON AND COMMON
 EQUIVALENT SHARES
 OUTSTANDING............     28,039         0          0           0           2,615 (f)       30,654
INCOME FROM CONTINUING
 OPERATIONS PER SHARE...   $   1.38                                                          $   1.37

--------
Adjustments:

(a) Excludes the impact of the non-recurring charge related to purchased in-process research and development costs of $67.0 million, or $(2.19) per share. This charge relates entirely to the operations of Source U.S. Based on the allocation model of Source U.S. operations (76% to Source and 24% to PMSI), approximately $51 million of the charge can be attributable to Source and $16 million to PMSI.
(b) Reflects the amortization of intangibles resulting from the Stock Purchase and Merger. See note (d) to the pro forma balance sheet for further discussion.
(c) Represents reduction in interest income using NDC's weighted average rate (5.2%) from reduced funds available for investment as a result of cash used in association with the acquisition. See Note (b) to the pro forma balance sheet for further discussion.
(d) Represents additional interest expense on the borrowings on NDC's line of credit using NDC's weighted average interest rate of 5.75% for fiscal 1997, offset by the elimination of interest on Source and PMSI intercompany borrowing of approximately $.5 million.
(e) Reflects the income tax effects of the pro forma adjustments above.
(f) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC stock to Source and PMSI Database, respectively, under the terms of the Merger Agreement and Stock Purchase Agreement.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FOR THE QUARTER ENDED AUGUST 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   PMSI
                             NDC       SOURCE    DATABASE    PRO FORMA        PRO FORMA
                          HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS(A)  CONSOLIDATED(A)
                          ---------- ---------- ---------- --------------  ---------------
REVENUES................   $120,102   $15,300     $6,235      $     0         $141,637
COST OF SERVICE.........     58,970     3,747      1,551        1,641(b)        65,909
SALES, GENERAL AND
 ADMINISTRATIVE.........     41,499    11,215      3,958            0           56,672
                           --------   -------     ------      -------         --------
                            100,469    14,962      5,509        1,641          122,581
                           --------   -------     ------      -------         --------
OPERATING INCOME........     19,633       338        726       (1,641)          19,056
OTHER INCOME (EXPENSE):
 Interest and other
  income................        485        86         12         (172)(c)          411
 Interest and other
  expense                    (2,314)     (221)       (45)        (292)(d)       (2,872)
 Minority interest......       (701)        0          0            0             (701)
                           --------   -------     ------      -------         --------
 Total other income
  (expense).............     (2,530)     (135)       (33)        (464)          (3,162)
                           --------   -------     ------      -------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES...........     17,103       203        693       (2,105)          15,894
PROVISION FOR INCOME
 TAXES..................     (6,499)        0       (277)         388(e)        (6,388)
                           --------   -------     ------      -------         --------
INCOME FROM CONTINUING
 OPERATIONS.............   $ 10,604   $   203     $  416      $(1,717)        $  9,506
                           ========   =======     ======      =======         ========
FULLY DILUTED WEIGHTED
 AVERAGE NUMBER OF
 COMMON AND COMMON
 EQUIVALENT SHARES
 OUTSTANDING............     28,201         0          0        2,615(f)        30,816
INCOME FROM CONTINUING
 OPERATIONS PER SHARE
 (g)....................   $   0.38                                           $   0.31

--------
Adjustments:
(a) Excludes the impact of the non-recurring charge related to purchased in-process research and development costs of $67.0 million or $(2.17) per share. This charge relates entirely to the operations of Source U.S. Based on the allocation model of Source U.S. operations (76% to Source and 24% to PMSI), approximately $51 million of the charge can be attributable to Source and $16 million to PMSI.
(b) Reflects the additional amortization of intangibles resulting from the Stock Purchase and Merger. See note (d) to the pro forma balance sheet for further discussion.
(c) Represents reduction in interest income using NDC's weighted average rate (5.2%) from reduced funds available for investment as a result of cash used in association with the acquisition. See Note (b) to the pro forma balance sheet for further discussion.
(d) Represents additional interest expense on the borrowings on NDC's line of credit using an estimated interest rate of 5.75% for the quarter ended August 31, 1997, offset by the elimination of interest on Source and PMSI intercompany borrowing of approximately $.1 million.
(e) Reflects the income tax effects of the pro forma adjustments above.
(f) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC stock to Source and PMSI Database, respectively, under the terms of the Merger Agreement and Stock Purchase Agreement.
(g) The dilution in earnings per share reflects the seasonality of the Source US business. See "Source Informatics Inc.--Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 48-51 of this Proxy Statement/Prospectus.